UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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The Hartford Financial Services Group, Inc.
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NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Date and Time
Wednesday, May 20, 2020
12:30 p.m. EDT
Location*
One Hartford Plaza
Hartford, CT 06155
On behalf of the Board of Directors, I am pleased to invite you to attend the Annual Meeting of Shareholders of The Hartford Financial Services Group, Inc. to be held in the Wallace Stevens Theater at our Home Office at 12:30 p.m. EDT.
Voting Items
Shareholders will vote of the following items of business:
			VOTING
				By internet www.proxyvote.com

				By toll-free telephone 1-800-690-6903

				By mail Follow instructions on your proxy card
	Board Recommendation	Page Reference		In person At the Annual Meeting
1. Elect a Board of Directors for the coming year;	FOR	13

2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;	FOR	34
IMPORTANT INFORMATION IF YOU PLAN TO ATTEND THE MEETING IN PERSON:
Please remember to bring your ticket and government issued ID! Shareholders can obtain an admission ticket and directions to the meeting by contacting our Investor Relations Department:
Email: InvestorRelations@TheHartford.com
Telephone: (860) 547-2537
Mail: The Hartford
Attn: Investor Relations
One Hartford Plaza (TA1-1)
Hartford, CT 06155
If you hold your shares of The Hartford through a brokerage account (in “street name”), your request for an admission ticket must include a copy of a brokerage statement reflecting stock ownership as of the record date of March 23, 2020.
You can also join our meeting webcast at http://ir.thehartford.com.**

3. Consider and approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement	FOR	36
4. Consider and act on the company’s 2020 Stock Incentive Plan; and	FOR	70
5. Act upon any other business that may properly come before the Annual Meeting or any adjournment thereof.

Record Date
You may vote if you were a shareholder of record at the close of business on March 23, 2020. The Hartford’s proxy materials are available via the internet, which allows us to reduce printing and delivery costs and lessen adverse environmental impacts.
We hope that you will participate in the Annual Meeting, either by attending and voting in person or by voting through other means. For instructions on voting, please refer to page 75 under “How do I vote my shares?”
We urge you to review the proxy statement carefully and exercise your right to vote.
Dated: April 9, 2020
By order of the Board of Directors

Donald C. Hunt
Corporate Secretary

* As a precaution due to the outbreak of novel coronavirus, or COVID-19, we are planning for the possibility that the annual meeting may be held only through remote communication. If we take this step, we will announce our decision and post additional details on how to participate on our Investors Relations website at http://ir.thehartford.com. Please check this website in advance of the Annual Meeting date if you are planning to attend in person.

**References in this proxy statement to our website address are provided only as a convenience and do not constitute, and should not be viewed as, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this this proxy statement.

2020 Proxy Statement	1

LETTER FROM OUR CHAIRMAN & CEO AND LEAD DIRECTOR
Dear fellow shareholders:

2019 was an excellent year for The Hartford. The company delivered strong financial results, continued to invest in its businesses, created significant value for shareholders and deepened its commitment to sustainability. As the 2020 Annual Meeting of Shareholders approaches, we are in the midst of a global health crisis caused by the novel coronavirus, or COVID-19, that is creating uncertainty throughout society, the economy and financial markets. While the purpose of this letter is to share some details on the Board’s activities in 2019, we also wanted to assure you that we are taking steps to protect our employees, policyholders, shareholders and partners. In the past few weeks, The Hartford moved seamlessly to an almost completely remote work environment while continuing to provide best-in-class service to policyholders and partners. Now more than ever, we remain committed to our purpose of underwriting human achievement and helping our policyholders prevail in times of crisis.

Strategic Progress
The Hartford’s strategy for creating long-term shareholder value is focused on realizing the full potential of our product capabilities and underwriting expertise, becoming an easier company to do business with, and attracting, retaining and developing the talent needed for long-term success. The Board not only oversees this strategy and its clear articulation, but works closely with management to ensure that long-term goals are well formulated and subsequently met. In 2019, The Hartford made significant progress on its strategy through continued organic and inorganic investments in our businesses and employees. We closed on the acquisition of The Navigators Group, Inc., a global specialty insurance company; increased the speed and ease of our interactions with distribution partners and customers; and materially improved our business processes through significant investments in data and digital technology, including expanded use of robotics, and continued enhancements to our underwriting and quoting platforms. We also made significant investments in programs to help our employees develop their skills and capabilities, and announced a new student loan repayment program to help them pay down student debt. At the same time, The Hartford returned over $630 million to shareholders in the form of dividends and share repurchases and delivered a total shareholder return ("TSR") of 39.7%, outperforming both the S&P 500 and our insurance industry peers. While, to date, TSR has declined in 2020 due to the sharp decline in markets caused by COVID-19, The Hartford takes a long-term view of shareholder value. We have built a world class risk management program, and, as a 210-year-old company, we have navigated through many global crises, including multiple recessions, two world wars and the 1918 influenza pandemic. As we have always done, we will continue to use our experience and expertise to deliver on our promises to customers.

Sustainability
Sustainability is of critical importance to The Hartford. The Board is directly responsible for oversight of the company’s progress on environmental, social and governance matters, which in 2019 included the following highlights:

•	Adopting a policy to reduce investments in, and underwriting of, coal and tar sands;

•	Introducing the U.N. Sustainability Development Goals into our sustainability reporting;

•	Signing on to the Paradigm for Parity, with the ultimate goal of achieving full gender parity by 2030, with a near-term goal of women holding at least 30% of senior roles; and

•
Driving toward our published 2022 sustainability goals to ensure equal pay for equal work and achieve top quartile industry representation in leadership roles for women and people of color, reduce greenhouse gas emissions by at least 2.1% each year, and positively impact the lives of 10 million people through our philanthropic programs.

The Board is proud that The Hartford’s sustainability efforts have been recognized externally. We were named one of the “World’s Most Ethical Companies” by the Ethisphere Institute for the twelfth time, listed as the highest ranked U.S. insurance company on the Dow Jones Sustainability North America Index, included on Forbes’ and JUST Capital’s list of America’s Most “JUST” Companies, and recognized as the highest ranked property-casualty insurance company in Forbes’ annual list of America’s Best Employers for Diversity. As the company continues to evolve its sustainability practices and disclosures - particularly given our new global footprint - we remain committed to maintaining The Hartford’s sustainability leadership.

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Board Refreshment
While the Nominating & Corporate Governance Committee (the “Nominating Committee”) reviews Board composition on an ongoing basis, the departure of two directors in the spring of 2019 presented an opportunity to identify new director candidates that would best complement the skills and attributes of the existing directors, and better position the Board to challenge and oversee the Company’s long-term strategy. The Nominating Committee focused its search principally on the experience it was losing with the departing directors, including public company leadership experience, and deep property and casualty industry experience. After reviewing a deep and diverse slate, the Nominating Committee identified two incredibly strong candidates in Larry De Shon, former CEO of Avis Budget Group, and Matt Winter, former President of The Allstate Corporation. Both of them joined the Board in February 2020. As described in this proxy statement, Larry and Matt bring to the Board extensive leadership and corporate governance experience, deep knowledge of distribution channels, strong operational skills and risk management expertise. We look forward to their contributions to our Board.

Board Effectiveness
As we’ve written about it the past, many of the Board’s strengths - its composition, heightened strategic focus, increased use of competitor data and market analytics, and enhanced communication - are the direct result of its rigorous annual evaluation process. In 2019, as part of its continuous improvement efforts, the Board underwent its first third-party evaluation. From January to March 2019, all twelve then-current Board members and select members of senior management were interviewed by an independent third-party to assess the Board’s effectiveness and identify opportunities to further improve performance. The outcome of this in-depth study confirmed that the Board is delivering highly effective oversight and governance of critically important business functions, but it also identified opportunities to further elevate the Board’s performance. Those opportunities included strengthening existing emergency CEO succession plan processes as well as select board practices, such as our director on-boarding process. As described in this proxy statement, we have improved our practices in these and other important areas of corporate governance. We believe it is a measure of the directors’ commitment to the company, its shareholders and management team that the Board has invested in a thorough review of how it functions.

Shareholder Engagement
The Hartford has a long history of robust engagement with its shareholders, and has received positive feedback from them in the past regarding our compensation program and related disclosure. Therefore, it was a surprise that, while we continued to receive majority support for our compensation program, Say-on-Pay results at our 2019 annual meeting were below our historical average, with support at 75%. While we believe the decline in support was due in large part to the underperformance of our stock in 2018, we wanted to hear whether shareholders had concerns with the program's design. At the Board’s direction, the company initiated an expanded engagement program with our institutional shareholders, reaching shareholders representing approximately 49% of shares outstanding. Generally, the shareholders we engaged continued to support the overall design of our compensation program; however, after taking into account feedback from those engagements, we enhanced our disclosure in this proxy statement on how the Compensation & Management Development Committee’s qualitative review impacts annual incentive awards. In addition, in February 2020, The Compensation Committee updated the payout curve for future long-term awards to target above median TSR.

As always, we are proud to work closely with management and our fellow directors to ensure that The Hartford is a well-governed, shareholder-focused company that is positioned to deliver sustainable long-term value to all of our stakeholders. As we have in the past, we will navigate the current global health crisis by leveraging the talent and dedication of our employees to deliver on our purpose and execute on our strategy. Thank you for your continued support.

Sincerely,

Christopher J. Swift	Trevor Fetter
Chairman and Chief Executive Officer	Lead Director

2020 Proxy Statement	3

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PROXY SUMMARY

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. It does not contain all the information you should consider and you should read the entire proxy statement carefully before voting.
BOARD AND GOVERNANCE HIGHLIGHTS

ITEM 1 ELECTION OF DIRECTORS
Each director nominee has an established record of accomplishment in areas relevant to overseeing our businesses and possesses qualifications and characteristics that are essential to a well-functioning and deliberative governing body.

✓	The Board recommends a vote "FOR" each director nominee

Director Nominee, Age(1) and Present or Most Recent Experience	Independent	Director since	Current Committees(2)	Other Current Public Company Boards
Robert B. Allardice III, 73 Former regional CEO, Deutsche Bank Americas	✓	2008	• Audit • FIRMCo*	• Ellington Residential Mortgage REIT • GasLog Partners
Larry D. De Shon, 60 Former President, CEO and COO, Avis Budget Group	✓	2020	• Audit • FIRMCo
Carlos Dominguez, 61 President, Sprinklr	✓	2018	• Comp • FIRMCo • NCG	• PROS Holdings(3)
Trevor Fetter,(4) 60 Senior Lecturer, Harvard Business School	✓	2007	• Comp • FIRMCo
Kathryn A. Mikells, 54 Chief Financial Officer Diageo plc	✓	2010	• Audit* • FIRMCo	• Diageo plc
Michael G. Morris, 73 Former Chairman, President and CEO, American Electric Power Company	✓	2004	• Audit • FIRMCo • NCG*	• Alcoa • L Brands
Teresa W. Roseborough, 61 Executive Vice President, General Counsel and Corporate Secretary, The Home Depot	✓	2015	• Comp • FIRMCo • NCG
Virginia P. Ruesterholz, 58 Former Executive Vice President, Verizon Communications	✓	2013	• Comp* • FIRMCo • NCG	• Bed Bath & Beyond
Christopher J. Swift, 59 Chairman and CEO, The Hartford		2014	• FIRMCo
Matt Winter, 63 Former President, The Allstate Corporation	✓	2020	• FIRMCo	• ADT • H&R Block
Greig Woodring, 68 Former President and CEO, Reinsurance Group of America	✓	2017	• Audit • FIRMCo
* Denotes committee chair

(1)	As of April 9, 2020

(2)
Full committee names are as follows: Audit – Audit Committee; Comp – Compensation and Management Development Committee; FIRMCo – Finance, Investment and Risk Management Committee; NCG – Nominating and Corporate Governance Committee

(3)	Mr. Dominguez has been nominated to stand for election as a director at PROS Holdings, Inc.'s annual meeting on April 29, 2020

(4)	Mr. Fetter serves as the Lead Director. For more details on the Lead Director’s role, see page 14

2020 Proxy Statement	5

PROXY SUMMARY

*Average independent nominee tenure of 6.6 years at April 9, 2020
GOVERNANCE BEST PRACTICES
The Board and management regularly review best practices in corporate governance and modify our governance policies and practices as warranted. Our current best practices are highlighted below.

Independent Oversight	✓	Other than CEO, all directors are independent
	✓	Independent key committees (Audit, Compensation, Nominating)
	✓	Empowered and engaged independent Lead Director
Engaged Board /Shareholder Rights	✓	All directors elected annually
	✓	Majority vote standard (with plurality carve-out for contested elections)
	✓	Proxy access right
	✓	Director resignation policy
	✓	Over-boarding policy limits total public company boards, including The Hartford, to five for non-CEOs and two for sitting CEOs
	✓	Rigorous Board and committee self-evaluation conducted annually; third party Board evaluations conducted triennially
	✓	Meaningful Board education and training on recent and emerging governance and industry trends
	✓	Annual shareholder engagement focused on governance, compensation and sustainability issues
Good Governance	✓	Board diversity of experience, tenure, age and gender
	✓	Mandatory retirement age of 75 and 15-year term limit promote regular Board refreshment
	✓	Annual review of CEO succession plan by the independent directors with the CEO
	✓	Annual Board review of senior management long-term and emergency succession plans
	✓	Stock-ownership guidelines of 6x salary for CEO and 4x salary for other named executive officers
	✓	Annual Nominating Committee review of The Hartford's political and lobbying policies and expenditures
Commitment to Sustainability	✓	Board oversight of sustainability matters; Nominating Committee oversight of sustainability governance framework
	✓	Sustainability Governance Committee comprised of senior management charged with overseeing a comprehensive sustainability strategy and ensuring the full Board is briefed at least annually

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PROXY SUMMARY

SUSTAINABILITY PRACTICES
We believe that having a positive impact on the world is the right thing to do and a business imperative. Fostering and safeguarding human achievement has been our business for over two hundred years, and sustainability considerations are integral to our strategy. We recognize that people want to work for, invest in, and buy from an organization that shares their values. Our sustainability efforts address economic, environmental and social impacts as highlighted in four key areas:

ENVIRONMENT	SOCIAL	GOVERNANCE

As an insurance company, we understand the risks that environmental challenges present to people and communities. As stewards of the environment, we are committed to mitigating climate change and reducing our carbon footprint incrementally each year.

We help individuals and communities prevail by building safe, strong and successful neighborhoods through targeted philanthropic investments, by partnering with like-minded national and local organizations, and by harnessing the power of our more than 19,000 employees to engage in their communities.

We are committed to building an inclusive and engaging culture where people are respected for who they are, recognized for how they contribute and celebrated for growth and exceptional performance. We value the diversity of our employees' skills and life experiences and invest deeply in their development so they can deliver on our strategy and propel our company forward.
We believe that doing the right thing every day is core to our character, and we are proud of our reputation for being a company that places ethics and integrity above all else.
To learn more, please access our Sustainability Highlight Report, which presents our sustainability goals and provides data on our sustainability practices and achievements, and our Global Reporting Initiative (GRI) Standards Response, which offers greater detail on our sustainability activities at: https://www.thehartford.com/about-us/corporate-sustainability.
AUDIT HIGHLIGHTS

ITEM 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a matter of good corporate governance, the Board is asking shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.
✓ The Board recommends a vote "FOR" this item

2020 Proxy Statement	7

PROXY SUMMARY

COMPENSATION HIGHLIGHTS

ITEM 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Board is asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Our executive compensation program is designed to promote long-term shareholder value creation and support our strategy by (1) encouraging profitable growth consistent with prudent risk management, (2) attracting and retaining talent needed for long-term success, and (3) appropriately aligning pay with short- and long-term performance.

✓	The Board recommends a vote "FOR" this item
STRATEGIC PRIORITIES
The Hartford’s strategy focuses on realizing the full potential of our product capabilities and underwriting expertise, becoming an easier company to do business with, and attracting, retaining and developing the talent needed for long-term success.
Many initiatives and investments in 2019 advanced our position in each strategic focus area:

•	Closing on the acquisition of The Navigators Group, Inc. (“Navigators Group”), a global specialty insurance company.

•
Integrating the recent Group Benefits and Navigators Group acquisitions successfully, and maximizing our combined potential by deepening our distribution relationships, capitalizing on a broader product portfolio and meeting a wider array of customer needs.

•
Increasing the speed and ease of our interactions and business processes through data, digital technology and voice of customer, including expanded use of robotics and continued enhancements to underwriting and quoting platforms.

•
Continuing investment in new products and business models such as Spectrum, our next-generation package offering for small businesses, which offers customers tailored coverage recommendations as well as the ability to customize their own coverage, including real-time quote pricing. We are investing to maintain market leadership in small commercial as existing competitors and new entrants increase their focus on this business.

•
Improving employee experience. We are investing in our workforce and striving to attract, retain and develop the best talent in the industry, enhance our industry-leading position in diversity and inclusion, and sustain our ethical culture. We see the benefits of this commitment in our sustained top-decile employee engagement scores.

2019 FINANCIAL RESULTS
Our 2019 financial results were excellent, with strong financial results across most of our business lines. Full year 2019 income from continuing operations, net of tax, available to common stockholders and core earnings* were $2.1 billion, or $5.66 per diluted share and $5.65 per diluted share, respectively. Net income and core earnings return on equity ("ROE")*† were 14.4% and 13.6%, respectively.
Highlighted below are year-over-year comparisons of our net income available to common stockholders and core earnings performance and our three-year net income ROE and core earnings ROE results. Core earnings is the primary determinant of our annual incentive plan funding, as described on page 43, and average annual core earnings ROE over a three-year performance period is the metric used for 50% of performance shares granted to Senior Executives, as described on page 46 (in each case, as adjusted for compensation purposes).
* Denotes a non-GAAP financial measure. For definitions and reconciliations to the most directly comparable GAAP measure, see Appendix A.
† Net income ROE represents net income available to common stockholders ROE.

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PROXY SUMMARY

YEAR-OVER-YEAR PERFORMANCE	THREE-YEAR PERFORMANCE

TOTAL SHAREHOLDER RETURNS
The following chart shows The Hartford's total shareholder return ("TSR") relative to  the S&P 500, S&P 500 Insurance Composite and S&P P&C indices and our 2019 Corporate Peer Group (provided on p. 53).
* Includes reinvestment of dividends. Data provided by S&P Capital IQ.
SHAREHOLDER ENGAGEMENT & RESPONSIVENESS TO “SAY-ON-PAY” RESULTS
At our 2019 annual meeting, we received 75% support on Say-on-Pay. We believe the decline in support was, in large part, due to the underperformance of our stock price relative to peers and the broader market in 2018, and while we continued to receive majority support of our compensation program, we wanted to hear whether shareholders had concerns with the program's design. As a result, we doubled our annual engagement efforts. In the fall of 2019, management reached out to our top 50 shareholders, representing approximately 68% of shares outstanding and conducted calls or received written feedback from a total of 20 shareholders representing approximately 49% of shares outstanding.
As a result of shareholder feedback received in 2019, we made the following changes to enhance our disclosure and compensation program:

2020 Proxy Statement	9

PROXY SUMMARY

What we heard from shareholders	Actions taken
Support for overall compensation design, but requests for more detail regarding the Compensation Committee's qualitative review and adjustments to AIP
• Revised AIP description to more clearly explain the Compensation Committee's qualitative review, including the measures the Compensation Committee considers from a qualitative perspective, and the rationale for the magnitude of the adjustment
• Updated the AIP curve for 2020 awards to expand the range from +/- 15% to +/-20% of target, requiring greater outperformance to achieve above target awards

Questions regarding how CEO performance is measured	Revised CEO performance description to more clearly describe how individual performance aligns with the company's strategic priorities
Support for targeting above-median performance for the TSR component of performance share awards	Updated the TSR payout curve for performance share awards granted in 2020 to target the 55th percentile
COMPONENTS OF COMPENSATION AND PAY MIX

Compensation Component	Description
Base Salary	• Fixed level of cash compensation based on market data, internal pay equity, responsibility, expertise and performance.
Annual Incentive Plan ("AIP")
•    Variable cash award based primarily on annual company operating performance against a predetermined financial target and achievement of individual performance goals aligned with the company's strategic priorities.

Long-Term Incentive Plan ("LTI")
•     Variable awards granted based on individual performance, potential and market data.
•     Designed to drive long-term performance, align senior executive interests with shareholders, and foster retention.
•     Award mix (50% performance shares and 50% stock options) reflects stock price performance, peer-relative shareholder returns (stock price and dividends) and operating performance.

Approximately 91% of CEO target annual compensation and approximately 84% of other NEO target annual compensation are variable based on performance, including stock price performance:

Target Pay Mix — CEO
Salary 9%	Annual Incentive 24%	Long-Term Incentive 67%

Variable with Performance: 91%

Target Pay Mix — Other NEOs
Salary 16%	Annual Incentive 30%	Long-Term Incentive 54%

Variable with Performance: 84%

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PROXY SUMMARY

2019 COMPENSATION DECISIONS

2019 Compensation Decisions	Rationale
The Compensation Committee approved an AIP funding level of 148% of target.
Performance against the pre-established Compensation Core Earnings target produced a formulaic AIP funding level of 161% of target. The Compensation Committee reduced this funding level to 148% following its qualitative review, taking into account extraordinary returns on real estate partnerships and outperformance of Hartford Funds due to equity market returns significantly above operating plan assumptions. (pages 44-45)

The Compensation Committee certified a 2017-2019 performance share award payout at 130% of target.
The company's average annual Compensation Core ROE during the performance period was 11.1%, resulting in a payout of 200% of target for the ROE component (50% of the award). The company's TSR during the performance period was at the 37th percentile relative to 18 peer companies, resulting in a payout of 59% of target for the TSR component (50% of the award). (page 47)

The Compensation Committee (and, in the case of the CEO, the independent directors) approved the following compensation for the NEOS in 2019:

	Base Salary		AIP Award		LTI Award		Total Compensation
NEO	2019	Change from 2018	2019	Change from 2018	2019	Change from 2018	2019	Change from 2018
Christopher Swift	$1,150,000	—	$4,440,000	(7.5)%	$8,250,000	3.1%	$13,840,000	(0.8)%
Beth Costello	$725,000	—	$1,850,000	(3.9)%	$1,775,000	—	$4,350,000	(1.7)%
Douglas Elliot	$950,000	—	$2,812,000	(7.8)%	$5,150,000	3.0%	$8,912,000	(1.0)%
Brion Johnson	$600,000	4.3%	$1,890,000	(16.0)%	$1,750,000	9.4%	$4,240,000	(4.2)%
William Bloom	$625,000	8.7%	$1,500,000	(3.2)%	$1,250,000	13.6%	$3,375,000	4.7%
This table provides a concise picture of compensation decisions made in 2019, and highlights changes from 2018. In most cases, Total 2019 Compensation is lower than that approved in 2018 due to the lower AIP awards for 2019; while 2019 awards were above target, final approved payouts were below those paid for the 2018 performance year. Another view of 2019 compensation for the NEOs is available in the Summary Compensation Table on page 57.
COMPENSATION BEST PRACTICES

WHAT WE DO
✓	Compensation heavily weighted towards variable pay
✓	Senior Executives generally receive the same benefits as full-time employees
✓	Double trigger requirement for cash severance and equity vesting upon a change of control*
✓	Cash severance upon a change of control limited to 2x base salary + bonus
✓	Independent compensation consultant
✓	Risk mitigation in plan design and annual review of compensation plans, policies and practices
✓	Prohibition on hedging, monetization, derivative and similar transactions with company securities
✓	Prohibition on Senior Executives pledging company securities
✓	Stock ownership guidelines for directors and Senior Executives
✓	Periodic review of compensation peer groups
✓	Competitive burn rate and dilution for equity program
*Double trigger for equity awards applies if the awards are assumed or replaced with substantially equivalent awards.

2020 Proxy Statement	11

PROXY SUMMARY

WHAT WE DON'T DO
✗	No Senior Executive tax gross-ups for perquisites or excise taxes on severance payments
✗	No individual employment agreements
✗	No granting of stock options with an exercise price less than the fair market value of our common stock on the date of grant
✗	No re-pricing of stock options
✗	No buy-outs of underwater stock options
✗	No reload provisions in any stock option grant
✗	No payment of dividends or dividend equivalents on unvested equity awards

ITEM 4 CONSIDERATION AND APPROVAL OF 2020 STOCK INCENTIVE PLAN
We are asking stockholders to approve the 2020 Stock Incentive Plan (the “Plan”), which is intended to replace the 2014 Incentive Stock Plan (the “2014 Plan”). The Plan authorizes the issuance of up to 11.25 million shares, which includes the remaining shares under the 2014 Plan, and makes certain other changes. On the recommendation of the Compensation and Management Development Committee, the Board approved the Plan and recommends approval by stockholders. The Plan is an important part of the pay-for-performance compensation program and the authorized number of shares available for grant permits the company to continue the program. The Board considers equity compensation that is aligned with the interests of the company's shareholders as a significant component in achieving its goal of attracting, retaining and developing talent needed for long-term success. A detailed summary of the Plan is attached to this proxy statement as Appendix B, which is qualified in its entirety by reference to the text of the Plan, which is attached to this proxy statement as Appendix C.

✓	The Board recommends that shareholders vote “FOR” the approval of the 2020 Stock Incentive Plan.

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BOARD AND GOVERNANCE MATTERS

BOARD AND GOVERNANCE MATTERS

ITEM 1 ELECTION OF DIRECTORS
The Nominating Committee believes the director nominees possess qualifications, skills and experience that are consistent with the standards for the selection of nominees for election to the Board set forth in our Corporate Governance Guidelines described on pages 16-18 and have demonstrated the ability to effectively oversee The Hartford’s corporate, investment and business operations. Biographical information for each director nominee is described beginning on page 28, including the principal occupation and other public company directorships (if any) held in the past five years and a description of the specific experience and expertise that qualifies each nominee to serve as a director of The Hartford.

✓	The Board recommends a vote "FOR" each director nominee
GOVERNANCE PRACTICES AND FRAMEWORK
At The Hartford, we aspire to be an exceptional company celebrated for financial performance, character, and customer value. We believe good governance practices and responsible corporate behavior are central to this vision and contribute to our long-term performance. Accordingly, the Board and management regularly consider best practices in corporate governance and shareholder feedback and modify our governance policies and practices as warranted. Our current best practices include:

Independent Oversight	✓	Other than CEO, all directors are independent
	✓	Independent key committees (Audit, Compensation, Nominating)
	✓	Empowered and engaged independent Lead Director
Engaged Board /Shareholder Rights	✓	All directors elected annually
	✓	Majority vote standard (with plurality carve-out for contested elections)
	✓	Proxy access right
	✓	Director resignation policy
	✓	Over-boarding policy limits total public company boards, including The Hartford, to five for non-CEOs and two for sitting CEOs
	✓	Rigorous Board and committee self-evaluation conducted annually; third party Board evaluations conducted triennially
	✓	Meaningful Board education and training on recent and emerging governance and industry trends
	✓	Annual shareholder engagement focused on governance, compensation and sustainability issues
Good Governance	✓	Board diversity of experience, tenure, age and gender
	✓	Mandatory retirement age of 75 and 15-year term limit promote regular Board refreshment
	✓	Annual review of CEO succession plan by the independent directors with the CEO
	✓	Annual Board review of senior management long-term and emergency succession plans
	✓	Stock-ownership guidelines of 6x salary for CEO and 4x salary for other named executive officers
	✓	Annual Nominating Committee review of The Hartford's political and lobbying policies and expenditures
Commitment to Sustainability	✓	Board oversight of sustainability matters; Nominating Committee oversight of sustainability governance framework
	✓	Sustainability Governance Committee comprised of senior management charged with overseeing a comprehensive sustainability strategy and ensuring the full Board is briefed at least annually
The fundamental responsibility of our directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of The Hartford and its shareholders. The Board fulfills this responsibility within the general governance framework provided by the following documents:

•	Articles of Incorporation

•	By-laws

•	Corporate Governance Guidelines (compliant with the listing standards of the New York Stock Exchange ("NYSE") and including guidelines for determining director independence and qualifications)

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•
Charters of the Board’s four standing committees (the Audit Committee; the Compensation and Management Development Committee ("Compensation Committee"); the Finance, Investment and Risk Management Committee ("FIRMCo"); and the Nominating and Corporate Governance Committee ("Nominating Committee"))

•	Code of Ethics and Business Conduct

•	Code of Ethics and Business Conduct for Members of the Board of Directors
Copies of these documents are available on our investor relations website at http://ir.thehartford.com or upon request sent to our Corporate Secretary (see page 77 for details).
DIRECTOR INDEPENDENCE
The Board annually reviews director independence under applicable law, the listing standards of the NYSE and our Corporate Governance Guidelines. In addition, per our Corporate Governance Guidelines, in order to identify potential conflicts of interest and to monitor and preserve the independence, any director who wishes to become a director of another for-profit entity must obtain the pre-approval of the Nominating Committee.
The Board has affirmatively determined that all directors other than Mr. Swift are independent.
BOARD LEADERSHIP STRUCTURE

Board Chair	Independent Lead Director
The roles of CEO and Chairman of the Board (“Chairman”) are held by Christopher Swift. Mr. Swift has served as CEO since July 1, 2014, and was appointed Chairman on January 5, 2015. In late 2014, before Mr. Swift assumed the role of Chairman, the Board deliberated extensively on our board leadership structure, seeking feedback from shareholders and considering corporate governance analysis. The Board concluded then, and continues to believe, that our historical approach of combining the roles of CEO and Chairman while maintaining strong, independent board leadership is the optimal leadership structure for the Board to carry out its oversight of our strategy, business operations and risk management.
The Board believes other elements of our corporate governance structure ensure independent directors can perform their role as fiduciaries in the Board’s oversight of management and our business, and minimize any potential conflicts that may result from combining the roles of CEO and Chairman. For example:
• All directors other than Mr. Swift are independent;
• An empowered and engaged Lead Director provides independent Board leadership and oversight; and
• At each regularly scheduled Board meeting, the non-management directors meet in executive session without the CEO and Chairman present (six such meetings in 2019).
As part of its evaluation process, the Board has committed to undertaking an annual review of its leadership structure to ensure it continues to serve the best interests of shareholders and positions the company for future success.

Whenever the CEO and Chairman roles are combined, our Corporate Governance Guidelines require the independent directors to elect an independent Lead Director. Trevor Fetter was elected our Lead Director in May 2017. The responsibilities and authority of the Lead Director include the following:
•     Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•     Serving as a liaison between the CEO and Chairman and the non-management directors;
•     Regularly conferring with the Chairman on matters of importance that may require action or oversight by the Board, ensuring the Board focuses on key issues and tasks facing The Hartford;
•     Approving information sent to the Board and meeting agendas for the Board;
•     Approving the Board meeting schedules to help ensure that there is sufficient time for discussion of all agenda items;
•     Maintaining the authority to call meetings of the independent non-management directors;
•     Approving meeting agendas and information for the independent non-management sessions and briefing, as appropriate, the Chairman on any issues arising out of these sessions;
•     If requested by shareholders, ensuring that he or she is available, when appropriate, for consultation and direct communication; and
•     Leading the Board’s evaluation process and discussion on board refreshment and director tenure.
The Board believes that these duties and responsibilities provide for strong independent Board leadership and oversight.

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ANNUAL BOARD EVALUATION PROCESS
The Nominating Committee oversees the Board's multi-step evaluation process to ensure an ongoing, rigorous assessment of the Board’s effectiveness, composition and priorities. In addition to the full Board evaluation process, the standing committees of the Board undertake separate self-assessments on an annual basis.
In 2018, the Board further augmented its evaluation process with the adoption of third-party facilitated evaluations every three years, commencing in 2019. This was the most recent action in a multi-year effort to enhance the Board’s evaluation process, beginning with the adoption of individual director interviews in 2016. The Board sought and considered shareholder feedback on the merits of third party board evaluation and ultimately concluded that periodic third party board evaluations would promote more candid conversations, provide a neutral perspective, and help the Board benchmark its corporate governance practices.
The Board’s first third-party facilitated evaluation took place in 2019. From January to March 2019, all twelve then-current Board members and select members of senior management who routinely interact with the board were interviewed by an independent third-party to assess the Board’s effectiveness and identify opportunities to further improve performance. In addition, Board practices were benchmarked against the S&P 500 and Board members and select management completed a board culture survey. The evaluation resulted in a detailed Board effectiveness report, which confirmed that the Board is operating at a high standard and is successfully overseeing and monitoring the strategy and risks of the company. As part of the review, the Board identified potential opportunities to focus on for the 2019-2020 board year as part of its continuous improvement efforts, including strengthening existing emergency CEO succession plan and director on-boarding processes (described below).

Board Evaluation and Development of Goals (May)
The Lead Director, or third-party evaluator, leads a Board evaluation discussion in an executive session guided by the Board’s self-assessment questionnaire and key themes identified through one-on-one discussions. The Board identifies successes and areas for improvement from the prior Board year and establishes formal goals for the year ahead.

Annual Corporate Governance Review / Shareholder Engagement Program (October to December)
The Nominating Committee performs an annual review of The Hartford's corporate governance policies and practices in light of best practices, recent developments and trends. In addition, the Nominating Committee reviews feedback on governance issues provided by shareholders during our annual shareholder engagement program.

Interim Review of Goals (December)	The Lead Director leads an interim review of progress made against the goals established during the Board evaluation discussion in May.
Board Self-Assessment Questionnaires (February)
The governance review and shareholder feedback inform the development of written questionnaires that the Board and its standing committees use to help guide self-assessment. The Board’s questionnaire covers a wide range of topics, including the Board’s:
• Fulfillment of its responsibilities under the Corporate Governance Guidelines;
• Effectiveness in overseeing our business plan, strategy and risk management;
• Leadership structure and composition, including mix of experience, skills, diversity and tenure;
• Relationship with management; and
• Processes to support the Board’s oversight function.

One-on-One Discussions (February to May)	The Lead Director, or third-party evaluator, meets individually with each independent director on Board effectiveness, dynamics and areas for improvement.

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BOARD COMPOSITION AND REFRESHMENT
DIRECTOR SUCCESSION PLANNING
The Nominating Committee is responsible for identifying and recommending to the Board candidates for Board membership. Throughout the year, the Nominating Committee considers the Board’s composition, skills and attributes to determine whether they are aligned with our long-term strategy and major risks. The succession planning process is informed by the results of the Board and committee evaluation processes, as well as anticipated needs in light of The Hartford’s retirement and tenure policies (described below). To assist the Nominating Committee in identifying prospective Board nominees when undertaking a search, the company retains an outside search firm. The Nominating Committee also considers candidates suggested by its members, other Board members, management and shareholders.
The Nominating Committee evaluates candidates against the standards and qualifications set forth in our Corporate Governance Guidelines as well as other relevant factors, including the candidate's potential contribution to the diversity of the Board. In 2018 the Board amended our Corporate Governance Guidelines to ensure that diverse candidates are included in the pool from which board candidates are selected.
The Nominating Committee's most recent director search began following the departure of two directors in spring of 2019. The Nominating Committee focused its search principally on the experience it was losing with the departing directors, including public company leadership experience and property and casualty industry experience, which culminated in the election of Larry De Shon, former CEO Avis Budget Group, and Matt Winter, former President of The Allstate Corporation. Both joined the Board in February 2020.
The graphic below illustrates our typical succession planning process, which begins with an assessment the Board's current skills and attributes, and then identifies skills or attributes that are needed, or may be needed in the future, in light of the company's strategy.

Overview of Director Search Process
Development of Candidate Specification	Screening of Candidates	Meeting With Candidates	Decision and Nomination
• Develop skills matrix to identify desired skills and attributes, including diversity • Target areas of expertise aligned with our strategy	• Select outside search firms to lead process and/or consider internal or shareholder recommendations • Screen candidates for each specification identified	• Top candidates are interviewed by Nominating Committee members, other directors, and management • Finalist candidates undergo background and conflicts checks	• Nominating Committee recommendation of candidates and committee assignments to full Board • Board consideration and adoption of recommendation
DIRECTOR TENURE & DIVERSITY
Tenure
The Nominating Committee strives for a Board that includes a mix of varying perspectives and breadth of experience. Newer directors bring fresh ideas and perspectives, while longer tenured directors bring extensive knowledge of our complex operations. As part of its annual evaluation process, the Board assesses its overall composition, including director tenure, and does not believe the independence of any director nominee is compromised due to Board tenure.

In order to promote thoughtful Board refreshment, the Board has adopted the following in our Corporate Governance Guidelines:

•	Retirement Age. With limited exceptions, an independent director may not be nominated to stand for election or reelection to the Board after his or her 75th birthday.

•	Tenure Policy. An independent director may not stand for reelection after serving as a director for 15 years.
The Board believes that these age and tenure policies provide discipline to the Board refreshment process, improve succession planning and support Board independence. Moreover, the policies supplement and strengthen the Board evaluation process as follows:

•
During the annual Board self-assessment process following an independent director's eighth year of service, the Lead Director (or the Chair of the Nominating Committee in the case of the Lead Director) will review with such independent director his or her independence, outside commitments, future plans and other matters that may impact ongoing service on the Board.

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•
During the annual Board self-assessment process following an independent director's twelfth year of service and each year thereafter, discussions will also include the timing of the director’s retirement from the Board (i.e., after 15 years or earlier).

Diversity
The Board believes a diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning board and contributes positively to robust discussion at meetings. The Nominating Committee considers diversity in the context of the Board as a whole and takes into account considerations relating to race, gender, ethnicity and the range of perspectives the directors bring to their Board work. As part of its consideration of prospective nominees, the Board and the Nominating Committee monitor whether the directors as a group meet The Hartford’s criteria for the composition of the Board, including diversity considerations. As part of our continuing efforts to bring diverse perspectives to the Board:

•	Since 2010 the Board has appointed four women and two people of color as directors;

•
In 2016, Julie Richardson became chair of the Audit Committee and Virginia Ruesterholz became chair of the Compensation Committee, increasing female leadership on the Board; in 2019 Kathryn Mikells became chair of the Audit Committee, continuing female leadership on the Board; and

•	In 2018, the Board amended our Corporate Governance Guidelines to ensure that diverse candidates are included in the pool from which board candidates are selected.
*Average independent nominee tenure of 6.6 years at April 9, 2020
DIRECTOR ONBOARDING AND ENGAGEMENT
All directors are expected to invest the time and energy required to gain an in-depth understanding of our business and strategy.  In 2019, we enhanced our onboarding program for new directors with the goal of reducing the learning curve for new members and enabling them to provide meaningful contributions to the oversight of the company as early in their tenures as possible. Our enhanced onboarding program consists of two phases.  Phase one is designed to provide a solid foundation on our businesses, financial performance, strategy, risk and governance.  New directors are initially provided an executive summary of materials, intended as a primer on the company, and the Director's Reference Guide, a more comprehensive, long-term resource for use throughout their Board service. In addition, new directors devote numerous briefing sessions with senior management to review key functional areas of the company and their committee assignment responsibilities.  Phase two is an opportunity for new directors to continue learning about the business after they have been on the Board for six to twelve months.  Directors are afforded time to familiarize themselves with the company so they can identify areas for additional education and development.  In addition, we have formalized our board mentorship program to help integrate members with experienced directors. New directors are also encouraged to attend all committee meetings during their first year to help accelerate their understanding of the company and the Board.

Our Board members also participate in other company activities and engage directly with our employees at a variety of events throughout the year. Recent examples include speaking at Professional Women’s Network and Ethics and Compliance Week events, as well as attendance at an annual dinner with employees working on key strategic business priorities or engaged with our employee resource groups.

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SHAREHOLDER PROPOSED NOMINEES
The Nominating Committee will consider director candidates recommended by shareholders using the same criteria described above. Shareholders may also directly nominate someone at an annual meeting. Nominations for director candidates are closed for 2020. To nominate a candidate at our 2021 Annual Meeting, notice must be received by our Corporate Secretary at the address below by February 19, 2021 and must include the information specified in our By-laws, including, but not limited to, the name of the candidate, together with a brief biography, an indication of the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of our Common Stock.
Pursuant to our proxy access By-law, a shareholder, or group of up to 20 shareholders, may nominate a director and have the nominee included in our proxy statement. The shareholder, or group collectively, must have held at least 3% of our Common Stock for three years in order to make a nomination, and may nominate as many as two directors, or a number of directors equal to 20% of the board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our By-laws. Notice of proxy access director nominees for inclusion in our 2021 proxy statement must be received by our Corporate Secretary at the address below no earlier than November 10, 2020 and no later than December 10, 2020.
In each case, submissions must be delivered or mailed to Donald C. Hunt, Corporate Secretary, The Hartford Financial Services Group, Inc., One Hartford Plaza, Hartford, CT 06155.

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COMMITTEES OF THE BOARD
The Board has four standing committees: the Audit Committee; the Compensation Committee; FIRMCo; and the Nominating Committee. The Board has determined that all of the members of the Audit Committee, the Compensation Committee and the Nominating Committee qualify as “independent” under applicable law, the listing standards of the NYSE and our Corporate Governance Guidelines. The current members of the Board, the committees on which they serve and the primary functions of each committee are identified below.

AUDIT COMMITTEE
CURRENT MEMBERS:* R. Allardice L. De Shon K. Mikells (Chair) M. Morris G. Woodring MEETINGS IN 2019: 10
“The Audit Committee evaluated the accounting impacts related to the 2019 acquisition of The Navigators Group, Inc., including the adverse development cover related to Navigators Group's 2018 and prior accident year reserves, and integration risks associated with the acquisition. In addition, the Audit Committee conducted risk and control assessments of Operations, Technology, Group Benefits and Claims, and reviewed management's loss reserve estimates."
Kathryn Mikells, Committee Chair since 2019
ROLES AND RESPONSIBILITIES
•     Oversees the integrity of the company's financial statements
•     Oversees accounting, financial reporting and disclosure processes and the adequacy of management’s systems of internal control over financial reporting
•     Oversees the company's relationship with, and performance of, the independent registered public accounting firm, including its qualifications and independence
•     Oversees the performance of the internal audit function
•     Oversees the company's compliance with legal and regulatory requirements and our Code of Ethics and Business Conduct
•     Discusses with management policies with respect to risk assessment and risk management

* The Board has determined that all members are “financially literate” within the meaning of the listing standards of the NYSE and “audit committee financial experts” within the meaning of the SEC’s regulations.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
CURRENT MEMBERS: C. Dominguez T. Fetter T. Roseborough V. Ruesterholz (Chair) MEETINGS IN 2019: 6
“Given shareholder support of our "Say on Pay" proposal was lower than our historical average, in 2019 the Committee devoted substantial attention to understanding shareholder and proxy advisor feedback and significantly expanded the reach of the company’s engagement efforts.   As a result, the Committee took actions to enhance proxy disclosure of compensation decisions and modify the long-term incentive plan design for 2020.”
Virginia Ruesterholz, Committee Chair since 2016
ROLES AND RESPONSIBILITIES
•     Oversees executive compensation and assists in defining an executive total compensation policy
•     Works with management to develop a clear relationship between pay levels, performance and returns to shareholders, and to align compensation structure with objectives
•     Has sole authority to retain, compensate and terminate any consulting firm used to evaluate and advise on executive compensation matters
•     Considers independence standards required by the NYSE or applicable law prior to retaining compensation consultants, accountants, legal counsel or other advisors
•     Meets annually with a senior risk officer to discuss and evaluate whether incentive compensation arrangements create material risks to the company
•     Responsible for compensation actions and decisions with respect to certain senior executives, as described in the Compensation Discussion and Analysis beginning on page 37

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FINANCE, INVESTMENT AND RISK MANAGEMENT COMMITTEE
CURRENT MEMBERS: R. Allardice (Chair) L. De Shon C. Dominguez T. Fetter K. Mikells M. Morris T. Roseborough V. Ruesterholz C. Swift M. Winter G. Woodring MEETINGS IN 2019: 5
“In 2019, FIRMCo remained focused on the company's significant risk exposures, including market risk, liquidity and capital requirements, insurance risks and cybersecurity. Additionally, in light of the company's acquisition of The Navigators Group, Inc., the Committee reviewed the impacts of the acquisition on the enterprise risk profile, including updates to our statutory capital at risk tolerance, reinsurance strategy and underwriting risk management.”
Robert B. Allardice III, Committee Chair since 2016
ROLES AND RESPONSIBILITIES
•     Reviews and recommends changes to enterprise policies governing management activities relating to major risk exposures such as market risk, liquidity and capital requirements, insurance risks and cybersecurity
•     Reviews the company's overall risk appetite framework, which includes an enterprise risk appetite statement, risk preferences, risk tolerances, and an associated limit structure for each of the company's major risks
•     Reviews and recommends changes to financial, investment and risk management guidelines
•     Provides a forum for discussion among management and the entire Board of key financial, investment, and risk management matters

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Current Members: C. Dominguez M. Morris (Chair) T. Roseborough V. Ruesterholz Meetings in 2019: 5
“With the departure of two directors in the spring of 2019, the Nominating Committee quickly executed on its director succession planning protocols to identify candidates that would best complement the skills and attributes of the existing directors and position the Board to oversee the company's long-term strategy. Focusing on adding directors with recent public company leadership experience, the Committee's search culminated in the appointment of two seasoned and highly successful leaders: Larry De Shon, the former CEO of Avis Budget Group, and Matt Winter, the former President of Allstate.”
Michael G. Morris, Committee Chair since 2018
ROLES AND RESPONSIBILITIES
•     Advises and makes recommendations to the Board on corporate governance matters
•     Considers potential nominees to the Board
•     Makes recommendations on the organization, size and composition of the Board and its committees
•     Considers the qualifications, compensation and retirement of directors
•     Reviews policies and reports on political contributions
• Oversees the establishment, management and processes related to environmental, social and governance activities

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THE BOARD’S ROLE AND RESPONSIBILITIES
BOARD RISK OVERSIGHT
The Board as a whole has ultimate responsibility for risk oversight. We have a formal enterprise Risk Appetite Framework that is reviewed by the Board at least annually. In light of the evolution of the company's business and risk profile, including the acquisition of Navigators Group, the 2019 review of the Risk Appetite Framework included revised risk preferences, tolerances, and limits. Thus far in 2020, the Board has been focused on the market implications, underwriting impact and operational considerations resulting from the outbreak of novel coronavirus, or COVID-19.
The Board exercises its oversight function through its standing committees, each of which has primary risk oversight responsibility for all matters within the scope of its charter. Annually, each committee reviews and reassesses the adequacy of its charter and the Nominating Committee reviews all charters and recommends any changes to the Board for approval. The chart below provides examples of each committee’s risk oversight responsibilities.

BOARD OF DIRECTORS

AUDIT COMMITTEE • Financial reporting • Legal and regulatory compliance • Operational risk	COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE • Compensation programs • Talent acquisition, retention and development • Succession planning	FINANCE, INVESTMENT AND RISK MANAGEMENT COMMITTEE • Insurance risk • Market risk • Liquidity and capital requirements • Cybersecurity	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE • Governance policies and procedures • Board organization and membership • Sustainability governance
The Audit Committee discusses with management risk assessment and risk management policies. FIRMCo oversees the investment, financial, and risk management activities of the company and has oversight of all risks that do not fall within the oversight responsibility of any other standing committee. FIRMCo is also briefed on our risk profile and risk management activities.
With respect to cybersecurity risk oversight, senior members of our Enterprise Risk Management, Information Protection and Internal Audit functions provide detailed, regular reports on cybersecurity matters (including assessments conducted by, or in conjunction with, third parties) to the full Board; FIRMCo, which has principal responsibility for oversight of cybersecurity risk; and/or the Audit Committee, which oversees controls for the company's major risk exposures. The topics covered by these reports include The Hartford's activities, policies and procedures to prevent, detect and respond to cybersecurity incidents, as well as lessons learned from cybersecurity incidents and internal and external testing of our cyber defenses.

For a detailed discussion of management's day-to-day management of risks, including sources, impact and management of specific categories of risk, see Part II - Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our annual report on Form 10-K for the year ended December 31, 2019.
BOARD AND SHAREHOLDER MEETING ATTENDANCE
The Board met six times during 2019 and each of the directors attended 75% or more of the aggregate number of meetings of the Board and the committees on which he or she served. We encourage our directors to attend the Annual Meeting of Shareholders, and all of our directors attended the Annual Meeting of Shareholders held on May 15, 2019.
TALENT DEVELOPMENT AND SUCCESSION PLANNING
Talent development and succession planning are important parts of the Board’s governance responsibilities. The CEO and independent directors conduct an annual review of succession and continuity plans for the CEO. Succession planning includes the identification and development of potential successors, policies and principles for CEO selection, and plans regarding succession in the case of an emergency or the retirement of the CEO. In 2019, we strengthened existing emergency succession plan processes for the CEO. In addition, each year, the Compensation Committee reviews succession and continuity plans for the CEO and each member of the executive leadership team that reports to the CEO. The Compensation Committee’s charter requires that it discuss the results of these reviews with the independent directors and/or the CEO. However, given the importance of the topic and the engagement of the full Board on the issue, all directors are invited to these sessions. The full Board routinely meets and interacts with employees who have been identified as potential future leaders of the company.

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In recent years, the Board's robust talent development and succession planning efforts have resulted in the seamless and well-managed transition of internal candidates into the company’s most senior roles.
BUSINESS ETHICS AND CONDUCT

“Always act with integrity and honesty, and be accountable in everything you do.”
The Hartford's Code of Ethics and Business Conduct
Striving to do the right thing every day and in every situation is fundamental to our culture, and we are proud that we have been recognized twelve times, including in 2020, by The Ethisphere® Institute as one of the “World’s Most Ethical Companies.” We have adopted a Code of Ethics and Business Conduct, which applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. We have also adopted a Code of Ethics and Business Conduct for Members of the Board of Directors (the “Board Code of Ethics”). These codes require that all of our employees and directors engage in honest and ethical conduct in performing their duties, provide guidelines for the ethical handling of actual or apparent conflicts of interest, and provide mechanisms to report unethical conduct. Directors certify compliance with the Board Code of Ethics annually.
We provide our employees with a comprehensive and ongoing educational program, including courses on our Code of Ethics and Business Conduct, potential conflicts of interest, privacy and information protection, marketplace conduct, and ethical decision-making. Hotlines and online portals have been established for employees, vendors, or others to raise ethical concerns and employees are encouraged to speak up whenever they have an ethics-oriented question or problem.
POLITICAL ACTIVITIES
The Nominating Committee reviews the company's political and lobbying policies and reports of political contributions annually. As part of our Code of Ethics and Business Conduct, we do not make corporate contributions to political candidates or parties, and we require that no portion of our dues paid to trade associations be used for political contributions. We do allow the use of corporate resources for non-partisan political activity, including voter education and registration. We have two political action committees (“PACs”), The Hartford Advocates Fund and The Hartford Advocates Federal Fund. The PACs are solely funded by voluntary contributions from eligible employees in management-level roles and directors. The PACs support candidates for federal and state office who are interested in understanding insurance issues and developing public policy to address them. Our website includes information on: (1) contributions made by The Hartford's PACs; (2) our policy on corporate contributions for political purposes; and (3) annual dues, assessments and contributions of $25,000 or more to trade associations and coalitions. To learn more, please access our 2019 Political Activities Report, at https://ir.thehartford.com/corporate-governance/political-engagement.
SUSTAINABILITY PRACTICES
We believe that having a positive impact on the world is the right thing to do and a business imperative. Fostering and safeguarding human achievement has been our business for over two hundred years, and sustainability considerations are integral to our strategy. We recognize that people want to work for, invest in, and buy from an organization that shares their values. Our sustainability efforts address economic, environmental and social impacts as highlighted in four key areas:

ENVIRONMENT	SOCIAL	GOVERNANCE

As an insurance company, we understand the risks that environmental challenges present to people and communities. As stewards of the environment, we are committed to mitigating climate change and reducing our carbon footprint incrementally each year.

We help individuals and communities prevail by building safe, strong and successful neighborhoods through targeted philanthropic investments, by partnering with like-minded national and local organizations, and by harnessing the power of our more than 19,000 employees to engage in their communities.

We are committed to building an inclusive and engaging culture where people are respected for who they are, recognized for how they contribute and celebrated for growth and exceptional performance. We value the diversity of our employees' skills and life experiences and invest deeply in their development so they can deliver on our strategy and propel our company forward.
We believe that doing the right thing every day is core to our character, and we are proud of our reputation for being a company that places ethics and integrity above all else.

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Our sustainability strategy is built around measurable goals intended to both create long-term shareholder value and contribute positively to society at large. For example, by 2022 some of our goals are to:

•	Reduce non-biodegradable non-recyclable solid waste by 20% and eliminate the use of Styrofoam;

•	Reduce our facilities' use of both energy and water by 15%;

•	Double the percentage of hybrid or electric fleet vehicles, and move to 100% electric for campus shuttles and security vehicles;

•	Rank in the top quartile in the insurance industry for representation of women and people of color through three levels of reporting to the CEO

•	Provide one million small business customers and their employees with access to addiction prevention and educational resources to combat the opioid epidemic; and

•	Bring the total number of children deputized through our signature Junior Fire Marshal® program to more than 115 million.
To learn more, please access our Sustainability Highlight Report, which presents our sustainability goals and provides data on our sustainability practices and achievements, and our Global Reporting Initiative (GRI) Standards Response, which offers greater detail on our sustainability activities at: https://www.thehartford.com/about-us/corporate-sustainability.

ESG Governance
Under our Corporate Governance Guidelines, the full Board has oversight responsibility for The Hartford's corporate reputation and ESG activities. The Board receives a "deep dive" report on an ESG topic annually. The 2019 briefing detailed the company's progress towards reaching our 2022 sustainability goals as well as the increasing number of sustainability rating agencies that evaluate our ESG performance.
In addition to the Board's oversight responsibility of substantive ESG topics, the Nominating Committee retains oversight of the governance framework and processes related to ESG activities. This includes oversight of the company's Sustainability Governance Committee, a management committee comprised of senior leaders that sets and helps drive execution of the company's sustainability strategy. The Sustainability Governance Committee meets at least four times each year and reports to the full Board at least annually. In 2019, the Sustainability Governance Committee met eight times.

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DIRECTOR COMPENSATION
We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. Members of the Board who are employees of The Hartford or its subsidiaries are not compensated for service on the Board or any of its committees.
For the 2019-2020 Board service year, non-management directors received a $100,000 annual cash retainer and a $160,000 annual equity grant of restricted stock units (“RSUs”). Annual cash and equity retainer amounts have not increased since 2014. In December 2018, following a market assessment, the Board increased the Audit Committee Chair retainer from $25,000 to $35,000, the Nominating Committee Chair retainer from $15,000 to $20,000 and the Lead Director retainer from $35,000 to $40,000 to bring those retainers to market median levels effective for the 2019-2020 Board service year.
ANNUAL CASH FEES
Cash compensation for the 2019-2020 Board service year beginning on May 15, 2019, the date of the 2019 Annual Meeting of Shareholders, and ending on May 20, 2020, the date of the 2020 Annual Meeting, is set forth below. Directors may elect to defer all or part of the annual Board cash retainer and any Committee Chair or Lead Director cash retainer into RSUs, to be distributed as common stock following the end of the director’s Board service.

Annual Cash Compensation	Director Compensation Program
Annual Retainer	$100,000
Committee Chair Retainer	$35,000 – Audit $25,000 – FIRMCO, Compensation $20,000 – Nominating
Lead Director Retainer	$40,000
ANNUAL EQUITY GRANT
In 2019, directors received an annual equity grant of $160,000, payable solely in RSUs pursuant to The Hartford 2014 Incentive Stock Plan. Directors may not sell, exchange, transfer, pledge, or otherwise dispose of the RSUs.
The RSUs vest and are distributed as common stock at the end of the Board service year, unless the director has elected to defer distribution until the end of Board service. Resignation from the Board will result in a forfeiture of all unvested RSUs at the time of such resignation unless otherwise determined by the Compensation Committee.  However, RSUs will automatically vest upon the occurrence of any of the following events: (a) retirement from service on the Board in accordance with our Corporate Governance Guidelines; (b) death of the director; (c) total disability of the director, as defined in the 2014 Incentive Stock Plan; (d) resignation by the director under special circumstances where the Compensation Committee, in its sole discretion, consents to waive the remaining vesting period; or (e) a “change of control,” as defined in the 2014 Incentive Stock Plan. Outstanding RSUs are credited with dividend equivalents equal to dividends paid to holders of our common stock.
OTHER
We provide each director with $100,000 of group life insurance coverage and $750,000 of accidental death and dismemberment and permanent total disability coverage while he or she serves on the Board. We also reimburse directors for travel and related expenses they incur in connection with their Board and committee service.
STOCK OWNERSHIP GUIDELINES AND RESTRICTIONS ON TRADING
The Board has established stock ownership guidelines for each director to obtain, by the third anniversary of the director’s appointment to the Board, an ownership position in our common stock equal to five times his or her total annual cash retainer (including cash retainers paid for committee chair or Lead Director responsibilities). All directors with at least three years of Board service met the stock ownership guidelines as of December 31, 2019.
Our insider trading policy prohibits all hedging activities by directors, and permits directors to engage in transactions involving The Hartford's equity securities only through: (1) a pre-established trading plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934; or (2) during “trading windows” of limited duration following: (a) the filing with the SEC of our periodic reports on Forms 10-K and 10-Q, and (b) a determination by the company that the director is not in possession of material non-public information. Even if pre-clearance is granted, directors must make an independent determination that they do not possess material non-public information. In addition, our insider trading policy grants us the ability to suspend trading of our equity securities by directors.

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BOARD AND GOVERNANCE MATTERS

DIRECTOR SUMMARY COMPENSATION TABLE
We paid the following compensation to directors for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Robert Allardice	125,000	160,000	3,026	288,026
Carlos Dominguez	100,000	160,000	1,346	261,346
Trevor Fetter	140,000	160,000	1,070	301,070
Kathryn A. Mikells(3)	129,167	160,000	830	289,997
Michael G. Morris	120,000	160,000	3,026	283,026
Julie G. Richardson(3)	105,833	160,000	1,070	266,903
Teresa W. Roseborough	100,000	160,000	1,346	261,346
Virginia P. Ruesterholz	125,000	160,000	1,070	286,070
Greig Woodring	100,000	160,000	2,078	262,078

(1)
Directors Dominguez, Fetter, Mikells and Richardson each elected to receive vested RSUs in lieu of cash compensation. The vested RSUs will be distributed as common stock following the end of the director's Board service.

(2)	These amounts reflect the aggregate grant date fair value of RSU awards granted during the fiscal year ended December 31, 2019.

(3)
Kathryn Mikells replaced Julie Richardson as Audit Committee chair in July, 2019, resulting in pro rata Audit Committee Chair Retainers of $5,833 to Ms. Richardson for two months service and $29,167 to Ms. Mikells for 10 months service.

DIRECTOR COMPENSATION TABLE—OUTSTANDING EQUITY
The following table shows the number and value of unvested equity awards outstanding as of December 31, 2019. The value of these unvested awards is calculated using a market value of $60.77, the NYSE closing price per share of our common stock on December 31, 2019. The numbers have been rounded to the nearest whole dollar or share.

	Stock Awards(1)
Name	Stock Grant Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert Allardice	8/5/2019	2,843	172,769
Carlos Dominguez	8/5/2019	2,843	172,769
Trevor Fetter	8/5/2019	2,843	172,769
Kathryn A. Mikells	8/5/2019	2,843	172,769
Michael G. Morris	8/5/2019	2,843	172,769
Julie G. Richardson	8/5/2019	2,843	172,769
Teresa W. Roseborough	8/5/2019	2,843	172,769
Virginia P. Ruesterholz	8/5/2019	2,843	172,769
Greig Woodring	8/5/2019	2,843	172,769

(1)	Additional stock ownership information is set forth in the beneficial ownership table on page 72.

(2)	The RSUs were granted on August 5, 2019, the first day of the scheduled trading window following the filing of our Form 10-Q for the quarter ended June 30, 2019.

(3)
The number of RSUs for each award was determined by dividing $160,000 by $56.56, the closing price of our common stock as reported on the NYSE on the date of the award. The number shown also reflects dividend equivalents credited to outstanding RSUs. The RSUs will vest on May 20, 2020, and will be distributed at that time in shares of the company’s common stock unless the director had previously elected to defer distribution of all or a portion of his or her annual RSU award until the end of Board service.  Directors Dominguez, Fetter, Mikells and Richardson have made elections to defer distribution of 100% of their RSU award.

2020 Proxy Statement	25

BOARD AND GOVERNANCE MATTERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board has adopted a Policy for the Review, Approval or Ratification of Transactions with Related Persons. This policy requires our directors and Section 16 executive officers to promptly disclose any actual or potential material conflict of interest to the Chair of the Nominating Committee and the Chairman for evaluation and resolution. If the transaction involves a Section 16 executive officer or an immediate family member of a Section 16 executive officer, the matter must also be disclosed to our General Auditor or Director of Compliance for evaluation and resolution.
We did not have any transactions requiring review under this policy during 2019.
COMMUNICATING WITH THE BOARD
Shareholders and other interested parties may communicate with directors by contacting Donald C. Hunt, Corporate Secretary of The Hartford Financial Services Group, Inc., One Hartford Plaza, Hartford, CT 06155. The Corporate Secretary will relay appropriate questions or messages to the directors. Only items related to the duties and responsibilities of the Board will be forwarded.
Anyone interested in raising a complaint or concern regarding accounting issues or other compliance matters directly with the Audit Committee may do so anonymously and confidentially by contacting EthicsPoint:

By internet	By telephone	By mail

Visit 24/7 www.ethicspoint.com	1-866-737-6812 (U.S. and Canada) 1-866-737-6850 (all other countries)	The Hartford c/o EthicsPoint P.O. Box 230369 Portland, Oregon 97281

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BOARD AND GOVERNANCE MATTERS

DIRECTOR NOMINEES
Eleven individuals will be nominated for election as directors at the Annual Meeting. The terms of office for each elected director will run until the next annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her earlier death, retirement, resignation or removal from office.
In accordance with our Corporate Governance Guidelines, each director has submitted a contingent, irrevocable resignation that the Board may accept if the director fails to receive more votes “for” than “against” in an uncontested election. In that situation, the Nominating Committee (or another committee comprised of at least three non-management directors) would make a recommendation to the Board about whether to accept or reject the resignation. The Board, not including the subject director, will act on this recommendation within 90 days from the date of the Annual Meeting, and we will publicly disclose the Board's decision promptly thereafter.
If for any reason a nominee should become unable to serve as a director, either the shares of common stock represented by valid proxies will be voted for the election of another individual nominated by the Board, or the Board will reduce the number of directors in order to eliminate the vacancy.
The Nominating Committee believes that each director nominee has an established record of accomplishment in areas relevant to our business and objectives, and possesses the characteristics identified in our Corporate Governance Guidelines as essential to a well-functioning and deliberative governing body, including integrity, independence and commitment. Other experience, qualifications and skills the Nominating Committee looks for include the following:

Experience / Qualification	Relevance to The Hartford
Leadership	Experience in significant leadership positions provides us with new insights, and demonstrates key management disciplines that are relevant to the oversight of our business.
Insurance and Financial Services Industries
Extensive experience in the insurance and financial services industries provides an understanding of the complex regulatory and financial environment in which we operate and is highly important to strategic planning and oversight of our business operations.

Digital/Technology	Digital and technology expertise is important in light of the speed of digital progress and the development of disruptive technologies both in the insurance industry and more broadly.
Corporate Governance	An understanding of organizations and governance supports management accountability, transparency and protection of shareholder interests.
Risk Management	Risk management experience is critical in overseeing the risks we face today and those emerging risks that could present in the future.
Finance and Accounting	Finance and accounting experience is important in understanding and reviewing our business operations, strategy and financial results.
Business Operations and Strategic Planning
An understanding of business operations and processes, and experience making strategic decisions, are critical to the oversight of our business, including the assessment of our operating plan and business strategy.

Regulatory	An understanding of laws and regulations is important because we operate in a highly regulated industry and we are directly affected by governmental actions.
Talent Management	We place great importance on attracting and retaining superior talent, and motivating employees to achieve desired enterprise and individual performance objectives.
The Nominating Committee believes that our current Board is a diverse group whose collective experiences and qualifications bring a variety of perspectives to the oversight of The Hartford. All of our directors hold, or have held, senior leadership positions in large, complex corporations and/or charitable and not-for-profit organizations. In these positions, they have demonstrated their leadership, intellectual and analytical skills and gained deep experience in core disciplines significant to their oversight responsibilities on our Board. Their roles in these organizations also permit them to offer senior management a diverse range of perspectives about the issues facing a complex financial services company like The Hartford. Key qualifications, skills and experience our directors bring to the Board that are important to the oversight of The Hartford are identified and described below.

2020 Proxy Statement	27

BOARD AND GOVERNANCE MATTERS

ROBERT B. ALLARDICE, III INDEPENDENT
Professional highlights:
•  Consultant to Chairman of Supervisory Board, Deutsche Bank (2002-2006)
• Regional Chief Executive Officer of North and South America, Advisory Director, Deutsche Bank Americas Holding Company (1994-1999)
• Consultant, Smith Barney (1993-1995)
• Founder of Merger Arbitrage Department, Chief Operating Officer of Equity Department, Founding member of Finance Committee, Morgan Stanley & Company (1974-1993)
Director since: 2008 Age: 73 Committees: • Audit • FIRMCo (Chair) Other public company directorships: • Ellington Residential Mortgage REIT (2013-present) • GasLog Partners LP (2014-present)
Skills and qualifications relevant to The Hartford:
Mr. Allardice has served as a senior leader for multiple large, complex financial institutions, including as regional chief executive officer of Deutsche Bank Americas Holding Corporation, North and South America. He brings to the Board over 35 years of experience in the financial services industry, including at the senior executive officer level. His experience leading capital markets-based businesses is relevant to the oversight of our investment management company and corporate finance activities. In addition, Mr. Allardice has experience in a highly regulated industry, including interfacing with regulators and establishing governance frameworks relevant to the oversight of our business. He has extensive corporate governance experience from service as a director and audit committee member for several large companies, including seven years as Chairman of The Hartford's Audit Committee.

LARRY D. DE SHON INDEPENDENT
Professional highlights:
• Avis Budget Group, Inc.
–
President (2017-2019)
–
Chief Executive Officer and Chief Operating Officer (2016-2019)
–
President and Chief Operating Officer (Oct. 2015-Dec. 2015)
–
President, International (2011-Oct. 2015)
–
Executive Vice President, Operations (2006-2011)
• UAL Corporation (parent of United Airlines)
–
Positions of increasing responsibility, including Senior Vice President positions in marketing, on-board service and global airport operations (1978-2006)
Director since: 2020 Age: 60 Committees: • Audit • FIRMCo Other public company directorships: • Avis Budget Group, Inc. (2015-2019)
Skills and qualifications relevant to The Hartford:
As a former chief executive officer and director of Avis Budget Group, Mr. De Shon brings to the Board extensive leadership and corporate governance experience, deep operating skills and international expertise. He has successfully led organizations through times of disruption and global transformations, developed innovative solutions to strengthen his companies’ positions in the marketplace and modernized systems for better customer and employee experiences. At Avis Budget Group Mr. De Shon created the first end-to-end digital car rental experience, migrated the platform to the cloud, and built one of the largest connected car fleets in the world. In addition, he oversaw businesses in Europe, the Middle East, Africa, Asia, Australia and New Zealand. Prior to joining Avis, Mr. De Shon had a 28-year career with United Airlines, most recently leading an organization of 23,000 employees in 29 countries.

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BOARD AND GOVERNANCE MATTERS

CARLOS DOMINGUEZ INDEPENDENT
Professional highlights:
• Sprinklr Inc.
–
President (2015-present)
–
 Chief Operating Officer (2015-2018)
• Cisco Systems, Inc.
–
Senior Vice President, Office of the Chairman and Chief Executive Officer (2008-2015)
–
Senior Vice President, Worldwide Service Provider Operations (2004-2008)
–
Vice President, U.S. Network Services Provider Sales (1999-2004)
–
Positions of increasing responsibility in operations and sales (1992-1999)
Director since: 2018 Age: 61 Committees: • Compensation • FIRMCo • Nominating Other public company directorships: • PROS Holdings, Inc. (2020-present)* • Medidata Solutions, Inc. (2008-2019)
Skills and qualifications relevant to The Hartford:
Mr. Dominguez has more than 30 years of enterprise technology experience. He brings to the Board extensive and relevant digital expertise as the company focuses on data analytics and digital capabilities to continuously improve the way it operates and delivers value to customers. As President of Sprinklr Inc., Mr. Dominguez guides strategic direction and leads the marketing, sales, services, and partnerships teams for a leading social media management company. Prior to joining Sprinklr, he spent seven years as a technology representative for the Chairman and CEO of Cisco Systems, Inc. In this role, Mr. Dominguez engaged with senior executives in the Fortune 500 and government leaders worldwide, sharing insights on how to leverage technology to enhance and transform their businesses. In addition, he led the creation and implementation of Cisco's Innovation Academy, which delivered innovation content to Cisco employees globally.

*Mr. Dominguez has been nominated to stand for election as a director at PROS Holdings, Inc.'s annual meeting on April 29, 2020.

TREVOR FETTER INDEPENDENT
Professional highlights:
• Senior Lecturer, Harvard Business School (Jan. 2019-present)
• Tenet Healthcare Corporation
–
Chairman (2015-2017)
–
Chief Executive Officer (2003-2017)
–
President (2002-2017)
• Chairman and Chief Executive Officer, Broadlane, Inc. (2000-2002)
• Chief Financial Officer, Tenet Healthcare Corporation (1996-2000)
Director since: 2007 Age: 60 Committees: • Compensation • FIRMCo Other public company directorships: • Tenet Healthcare Corporation (2003-2017)
Skills and qualifications relevant to The Hartford:
Mr. Fetter has nearly two decades of experience as chief executive officer of multiple publicly traded companies. He has demonstrated his ability to lead the management, strategy and operations of complex organizations. As a Senior Lecturer at Harvard Business School, he teaches leadership and corporate accountability. He brings to the Board significant experience in corporate finance and financial reporting acquired through senior executive finance roles, including as a chief financial officer of a publicly traded company. He has experience navigating complex regulatory frameworks as the president and chief executive officer of a highly-regulated, publicly traded healthcare company. In addition, Mr. Fetter serves as The Hartford's lead director, providing strong independent Board leadership. He also has extensive corporate governance expertise from service as director of large public companies, including four years as Chairman of the Board’s Nominating and Corporate Governance Committee.

2020 Proxy Statement	29

BOARD AND GOVERNANCE MATTERS

KATHRYN A. MIKELLS INDEPENDENT
Professional highlights:
• Chief Financial Officer, Diageo plc (2015-present)
• Chief Financial Officer, Xerox Corporation (2013-2015)
• Chief Financial Officer, ADT Security Services (2012-2013)
• Chief Financial Officer, Nalco Company (2010-2011)
• UAL Corporation (parent of United Airlines)
–
Chief Financial Officer, Executive Vice President (2008-2010)
–
Head of Investor Relations (2007-2008)
–
Vice President, Financial Planning and Analysis (2006-2007)
–
Treasurer (2005-2006)
Director since: 2010 Age: 54 Committees: • Audit (Chair) • FIRMCo Other public company directorships: • Diageo plc (2015-present)
Skills and qualifications relevant to The Hartford:
Ms. Mikells has extensive experience in a variety of executive management positions, with a focus on leading the finance function of global organizations. She has significant experience in corporate finance and financial reporting acquired through senior executive roles in finance, including as a chief financial officer of multiple publicly traded companies. Ms. Mikells brings to the Board strong management and transformational skills, demonstrated during ADT’s successful transition into an independent company, as well as significant mergers and acquisitions experience acquired through the sale of Naclo to Ecolab and the merger of United Airlines with Continental Airlines. She has demonstrated risk management skills as a leader responsible for financial and corporate planning for domestic and international organizations. In addition, Ms. Mikells has strong talent development skills acquired through years of leading global finance divisions.

MICHAEL G. MORRIS INDEPENDENT
Professional highlights:
• American Electric Power Company, Inc.
–
Non-Executive Chairman (2012-2014)
–
Chairman, President and Chief Executive Officer (2004-2011)
• Chairman, President and Chief Executive Officer, Northeast Utilities (1997-2003)

Director since:  2004
Age:  73
Committees:
• Audit
• FIRMCo
• Nominating (Chair)
Other public company directorships:
•   Alcoa Corporation (2002-present)
•   American Electric Power Company, Inc. (2004-2014)
•   L Brands, Inc. (2012-present)
•   Spectra Energy Corp. (2013-2017)
•   Spectra Energy Partners GP, LLC (2017-2018)

Skills and qualifications relevant to The Hartford:
Mr. Morris has over two decades of experience as chief executive officer and president of multiple publicly traded companies in the highly regulated energy industry. He brings to the Board significant experience as a senior leader responsible for the strategic direction and management of complex business operations. In addition, he has experience overseeing financial matters in his roles as chairman, president and CEO of AEP, and as chairman, president and CEO of Northeast Utilities. He has proven skills interacting with governmental and regulatory agencies acquired through years of leading various multi-national organizations in the energy and gas industries, serving on the U.S. Department of Energy’s Electricity Advisory Board, the National Governors Association Task Force on Electricity Infrastructure, the Institute of Nuclear Power Operations and as Chair of the Business Roundtable’s Energy Task Force. In addition, he has corporate governance expertise from service as a director and member of the audit, compensation, finance, risk management and nominating/governance committees of various publicly traded companies.

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BOARD AND GOVERNANCE MATTERS

TERESA WYNN ROSEBOROUGH INDEPENDENT
Professional highlights:
• Executive Vice President, General Counsel and Corporate Secretary, The Home Depot (2011-present)
• Senior Chief Counsel Compliance & Litigation and Deputy General Counsel, MetLife, Inc. (2006-2011)
• Partner, Sutherland, Asbill & Brennan LLP (1996-2006)
• Deputy Assistant Attorney General, Office of Legal Counsel, U.S. Department of Justice (1994-1996)
Director since: 2015 Age: 61 Committees: • Compensation • FIRMCo • Nominating Other public company directorships: • None
Skills and qualifications relevant to The Hartford:
Ms. Roseborough has over two decades of experience as a senior legal advisor in government, law firm and corporate settings. She has experience as a senior leader responsible for corporate compliance matters at major publicly traded companies and as an attorney focused on complex litigation matters, including before the U.S. Supreme Court. She brings to the Board extensive regulatory experience acquired as a government attorney providing legal counsel to the White House and all executive branch agencies, as well as corporate governance expertise from service as General Counsel and Corporate Secretary of a publicly-traded company. Ms. Roseborough also has in-depth knowledge of the financial services industry gained through senior legal positions at MetLife, Inc., a major provider of insurance and employee benefits.

VIRGINIA P. RUESTERHOLZ INDEPENDENT
Professional highlights:
• Verizon Communications, Inc.
–
Executive Vice President (Jan. 2012-Jul. 2012)
–
President, Verizon Services Operations (2009-2011)
–
President, Verizon Telecom (2006-2008)
–
President, Verizon Partner Solutions (2005-2006)
• Positions of increasing responsibility in operations, sales and customer service, New York Telephone (1984-2005)

Director since:  2013
Age:  58
Committees:
• Compensation (Chair)
• FIRMCo
• Nominating
Other public company directorships:
•   Bed Bath & Beyond Inc. (2017-present)
•   Frontier Communications Corporation (2013-2019)

Skills and qualifications relevant to The Hartford:
Ms. Ruesterholz has held a variety of senior executive positions, including as Executive Vice President at Verizon Communications and President of the former Verizon Services Operations. As a senior leader of a Fortune 100 company, she has held principal oversight responsibility for key strategic initiatives, navigated the regulatory landscape of large-scale operations, and led an organization with over 25,000 employees. Ms. Ruesterholz brings to the Board vast experience in large-scale operations, including sales and marketing, customer service, technology and risk management. Ms. Ruesterholz also brings to the Board substantial financial and strategic expertise acquired as president of various divisions within Verizon and is currently a Trustee of the Board of Stevens Institute of Technology where she served as Chairman of the Board from 2013-2018.

2020 Proxy Statement	31

BOARD AND GOVERNANCE MATTERS

CHRISTOPHER J. SWIFT
Professional highlights:
• The Hartford Financial Services Group, Inc.
–
Chairman (2015-present)
–
Chief Executive Officer (2014-present)
–
Executive Vice President and Chief Financial Officer (2010-2014)
• Vice President and Chief Financial Officer, Life and Retirement Services, American International Group, Inc. (2003-2010)
• Partner, KPMG, LLP (1999-2003)
• Executive Vice President, Conning Asset Management, General American Life Insurance Company (1997-1999)
• KPMG, LLP
–
Partner (1993-1997)
–
Auditor (1983-1993)
Director since: 2014 Age: 59 Committees: • FIRMCo Other public company directorships: • None
Skills and qualifications relevant to The Hartford:
Mr. Swift has over 30 years of experience in the financial services industry, with a focus on insurance. As Chairman and CEO of The Hartford, he brings to the Board unique insight and knowledge into the complexities of our businesses, relationships, competitive and financial positions, senior leadership and strategic opportunities and challenges. Mr. Swift leads the execution of our strategy, directs capital management actions and strategic investments, and oversees the continuous strengthening of the company’s leadership pipeline. As Chief Financial Officer, he led the team that developed the company’s go-forward strategy. He is a certified public accountant with experience working at a leading international accounting firm, including serving as head of its Global Insurance Industry Practice.

MATT WINTER INDEPENDENT
Professional highlights:
• The Allstate Corporation
–
President (2015-2018)
–
President, Allstate Personal Lines (2013-2015)
–
President and Chief Executive Officer, Allstate Financial (2009-2012)
• American International Group, Inc.
–
Vice Chairman (Apr. 2009-Oct. 2009)
–
President and CEO, of AIG American General (2006-2009)
• Massachusetts Mutual Life Insurance Company
–
Executive Vice President (2002-2006)
–
Positions of increasing responsibility (1996-2002)
Director since: 2020 Age: 63 Committees: • FIRMCo Other public company directorships: • ADT Inc. (2018-present) • H&R Block, Inc. (2017-present)
Skills and qualifications relevant to The Hartford:
As President of The Allstate Corporation, Mr. Winter oversaw the complete range of Allstate’s P&C and life insurance products and was responsible for business operations, including field offices located across the U.S. and in Canada, and distribution through Allstate and independent agencies. He brings to the Board significant expertise in areas relevant to our business, including operations, distribution and risk management, gained from over 25 years as a senior leader in the insurance industry. Before joining Allstate, Mr. Winter held numerous senior executive positions at large insurance providers, including as vice chairman of American International Group, where he was responsible for a number of business units with global reach; and executive vice president at Massachusetts Mutual Life Insurance Company, where he led the company's domestic insurance businesses.

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BOARD AND GOVERNANCE MATTERS

GREIG WOODRING INDEPENDENT
Professional highlights:
• Reinsurance Group of America
–
President and Chief Executive Officer (1993-2016)
• General American Life Insurance Company
–
Executive Vice President (1992-1993)
–
Head of Reinsurance (1986-1992)
–
Positions of increasing responsibility (1979-1986)
Director since: 2017 Age: 68 Committees: • Audit • FIRMCo Other public company directorships: • Reinsurance Group of America, Incorporated (1993-2016) • Sun Life Financial Inc. (Jan. - April 2017)
Skills and qualifications relevant to The Hartford:
Mr. Woodring brings significant and valuable insurance industry and leadership experience to the Board, demonstrated by his more than two decades leading Reinsurance Group of America, Incorporated (RGA), a leading life reinsurer with global operations. During his tenure, RGA grew to become one of the world’s leading life reinsurers, with offices in 26 countries and annual revenues of more than $10 billion. Mr. Woodring has demonstrated skills in areas that are relevant to the oversight of the company, including risk management, finance, and operational expertise. Mr. Woodring serves as Chairman of the International Insurance Society, and is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

2020 Proxy Statement	33

AUDIT MATTERS

ITEM 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its Board-approved charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP (“D&T”) as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. D&T has been retained as the company’s independent registered public accounting firm since 2002. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

In selecting D&T for fiscal year 2020, the Audit Committee carefully considered, among other items:
•      The professional qualifications of D&T, the lead audit partner and other key engagement partners;
•      D&T’s depth of understanding of the company’s businesses, accounting policies and practices and internal control over financial reporting;
•      D&T’s quality controls and its processes for maintaining independence; and
•      The appropriateness of D&T’s fees for audit and non-audit services.
The Audit Committee oversees and is ultimately responsible for the outcome of audit fee negotiations associated with the company’s retention of D&T. In addition, when a rotation of the audit firm’s lead engagement partner is mandated, the Audit Committee and its chair are involved in the selection of D&T’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of D&T to serve as the company’s independent external auditor is in the best interests of the company and its investors.

Although shareholder ratification of the appointment of D&T is not required, the Board requests ratification of this appointment by shareholders. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T.

Representatives of D&T will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

✓
The Board recommends that shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table presents fees for professional services provided by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2019 and 2018.

	Year Ended December 31, 2019	Year Ended December 31, 2018
Audit fees	$10,947,000	$10,171,000
Audit-related fees(1)	$1,620,000	$1,576,000
Tax fees(2)	$316,000	$182,000
All other fees(3)	$123,000	$592,000
Total	$13,006,000	$12,521,000

(1)	Fees for the years ended December 31, 2019 and 2018 principally consisted of procedures related to regulatory filings and acquisition or divestiture related services.

(2)	Fees for the years ended December 31, 2019 and 2018 principally consisted of tax compliance services.

(3)	Fees for the year ended December 31, 2019 and 2018 pertain to permissible services not related to financial reporting.
The Audit Committee reviewed the non-audit services provided by the Deloitte Entities during 2019 and 2018 and concluded that they were compatible with maintaining the Deloitte Entities’ independence.

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AUDIT MATTERS

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has established policies requiring pre-approval of audit and non-audit services provided by the independent registered public accounting firm. These policies require that the Audit Committee pre-approve specific categories of audit and audit-related services annually.
The Audit Committee approves categories of audit services and audit-related services, and related fee budgets. For all pre-approvals, the Audit Committee considers whether such services are consistent with the rules of the SEC and the PCAOB on auditor independence. The independent registered public accounting firm and management report to the Audit Committee on a timely basis regarding the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that such services are within the limits approved by the Audit Committee. The Audit Committee’s policies require specific pre-approval of all tax services, internal control-related services and all other permitted services on an individual project basis.
As provided by its policies, the Audit Committee has delegated to its Chair the authority to address any requests for pre-approval of services between Audit Committee meetings, up to a maximum of $100,000. The Chair must report any pre-approvals to the full Audit Committee at its next scheduled meeting.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee currently consists of six independent directors, each of whom is “financially literate” within the meaning of the listing standards of the NYSE and an “audit committee financial expert” within the meaning of the SEC’s regulations. The Audit Committee oversees The Hartford's financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP (“D&T”), our independent registered public accounting firm for 2019, is responsible for expressing opinions that (1) our consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and (2) we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019.
In this context, the Audit Committee has:

(1)	Reviewed and discussed the audited financial statements for the year ended December 31, 2019 with management;

(2)	Discussed with D&T the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

(3)
Received the written disclosures and the letter from D&T required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with D&T the independent accountant’s independence.

Based on the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements should be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.
Report Submitted: February 20, 2020
Members of the Audit Committee:
Kathryn A. Mikells, Chair
Robert B. Allardice, III
Larry De Shon
Michael G. Morris
Julie G. Richardson
Greig Woodring

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COMPENSATION MATTERS

ITEM 3 ADVISORY APPROVAL OF 2019 COMPENSATION OF NAMED EXECUTIVE OFFICERS
Section 14A of the Securities Exchange Act of 1934, as amended, provides our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the rules of the SEC. We currently intend to hold these votes on an annual basis.

As described in detail in the Compensation Discussion and Analysis beginning on page 37, our executive compensation program is designed to promote long-term shareholder value creation and support our strategy by: (1) encouraging profitable growth consistent with prudent risk management, (2) attracting and retaining talent needed for long-term success, and (3) appropriately aligning pay with short- and long-term performance. The advisory vote on this resolution is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our NEOs, as well as the philosophy, policies and practices described in this proxy statement. You have the opportunity to vote for, against or abstain from voting on the following resolution relating to executive compensation:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion contained in this proxy statement.

Because the required vote is advisory, it will not be binding upon the Board. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

✓
The Board recommends that shareholders vote “FOR” the above resolution to approve our compensation of named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion contained in this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS
This section explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the Named Executive Officers (“NEOs”) listed below. It also describes programs that apply to the CEO and all of his executive direct reports, other than senior executives directly supporting our Hartford Funds business who have an independent compensation program (collectively, “Senior Executives”).

Name	Title
Christopher Swift	Chairman and Chief Executive Officer
Beth Costello	Executive Vice President and Chief Financial Officer
Douglas Elliot	President
Brion Johnson	Executive Vice President and Chief Investment Officer; President of HIMCO
William Bloom	Executive Vice President, Operations, Technology & Data
EXECUTIVE SUMMARY
STRATEGIC PRIORITIES
The Hartford’s strategy focuses on realizing the full potential of our product capabilities and underwriting expertise, becoming an easier company to do business with, and attracting, retaining and developing the talent needed for long-term success.
Many initiatives and investments in 2019 advanced our position in each strategic focus area:

•	Closing on the acquisition of The Navigators Group, Inc. (“Navigators Group”), a global specialty insurance company.

•
Integrating the recent Group Benefits and Navigators Group acquisitions successfully, and maximizing our combined potential by deepening our distribution relationships, capitalizing on a broader product portfolio and meeting a wider array of customer needs.

•
Increasing the speed and ease of our interactions and business processes through data, digital technology and voice of customer, including expanded use of robotics and continued enhancements to underwriting and quoting platforms.

•
Continuing investment in new products and business models such as Spectrum, our next-generation package offering for small businesses, which offers customers tailored coverage recommendations as well as the ability to customize their own coverage, including real-time quote pricing. We are investing to maintain market leadership in small commercial as existing competitors and new entrants increase their focus on this business.

•
Improving employee experience. We are investing in our workforce and striving to attract, retain and develop the best talent in the industry, enhance our industry-leading position in diversity and inclusion, and sustain our ethical culture. We see the benefits of this commitment in our sustained top-decile employee engagement scores.

2019 FINANCIAL RESULTS
Our 2019 financial results were excellent, with strong financial results across most of our business lines. Full year 2019 income from continuing operations, net of tax, available to common stockholders and core earnings* were $2.1 billion, or $5.66 per diluted share and $5.65 per diluted share, respectively. Net income and core earnings return on equity ("ROE")*† were 14.4% and 13.6%, respectively.
Highlighted below are year-over-year comparisons of our net income available to common stockholders and core earnings performance and our three-year net income ROE and core earnings ROE results. Core earnings is the primary determinant of our annual incentive plan ("AIP") funding, as described on page 43, and average annual core earnings ROE over a three-year performance period is the metric used for 50% of performance shares granted to Senior Executives, as described on page 46 (in each case, as adjusted for compensation purposes).
* Denotes a non-GAAP financial measure. For definitions and reconciliations to the most directly comparable GAAP measure, see Appendix A.
† Net income ROE represents net income available to common stockholders ROE.

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COMPENSATION MATTERS

YEAR-OVER-YEAR PERFORMANCE	THREE-YEAR PERFORMANCE

2019 BUSINESS PERFORMANCE
In February 2019, the company provided outlooks for the key business metrics highlighted below and updated those metrics for Commercial Lines in August 2019 after the acquisition of Navigators Group. These outlooks were management's estimates for 2019 performance based on business, competitive, capital market, catastrophe and other assumptions, and supported the company's 2019 operating plan, and were supplemented by the update to the outlook of Commercial Lines combined ratio and Commercial Lines underlying combined ratio for the second half of 2019 to incorporate Navigators Group. When setting the 2019 operating plan, both the Board and management concluded that these key business metrics would only be achievable with strong business performance. As described on page 43, performance relative to the outlooks is a major determinant of the formulaic AIP funding level.
Treatment of Navigators Group: The outlooks for Commercial Lines combined ratios provided in February 2019 did not make an assumption for the impact that the acquisition of Navigators Group would have on those ratios; however, the target Compensation Core Earnings (described below) included assumptions for Navigators Group earnings beginning on April 1, 2019. While the acquisition did not close until May 23, 2019, no adjustment was made to the Compensation Core Earnings target for the lack of Navigators Group earnings between April 1 and May 23, 2019, such that the delayed closing had the effect of reducing the formulaic AIP funding level.
Results: The Commercial Lines combined ratio and underlying combined ratio for second half 2019 was above the outlook provided in August 2019, primarily due to several large losses on the book of business acquired from Navigators Group. Excluding Navigators Group, the Commercial Lines combined ratio and underlying combined ratio for full year 2019 were within the outlook ranges provided in February 2019. Key business metrics for Personal Lines and Group Benefits were within or better than the outlook ranges provided in February 2019.

Key business metrics for full year 2019 provided in February 2019
Second Half 2019 Guidance for Commercial Lines[1]	Personal Lines	Group Benefits
Combined ratio of 97.3 was above the outlook of 95.0 - 97.0 primarily due to several large losses on the book of business acquired from Navigators Group.
Underlying combined ratio* of 94.9, which excludes catastrophes and prior year development, was also above the outlook of 92.0 to 94.0 primarily due to several large losses on the book of business acquired from Navigators Group.

Combined ratio of 95.0 was better than outlook of 97.5 - 99.5 primarily due to lower than assumed current accident year catastrophes.
Underlying combined ratio of 91.9, which excludes catastrophes and prior year development, was in line with outlook of 91.0 - 93.0.

Net income margin of 8.8% was significantly better than outlook of 5.5% - 6.5% primarily due to a lower group disability loss ratio, higher net realized capital gains and higher net investment income.
Core earnings margin* of 8.9% was significantly better than outlook of 6.0% - 7.0%.

What is combined ratio?
This ratio measures the cost of claims and expenses for every $100 of earned premiums. If the combined ratio is less than 100, the company is making an underwriting profit.

1 The full year 2019 Commercial Lines combined ratio was 97.7. Excluding Navigators Group, the full year 2019 Commercial Lines combined ratio of 95.2 was in line with outlook of 94.5 - 96.5 provided in February 2019, primarily due to favorable prior accident year reserve development in workers’ compensation and package business, partially offset by higher than assumed catastrophe losses and higher non-catastrophe property losses. The full year 2019 Commercial Lines underlying combined ratio, which excludes catastrophes and prior year development, was 94.0. The full year 2019 Commercial Lines underlying combined ratio excluding Navigators Group of 92.9 was near the higher end of our outlook of 91.0 - 93.0 provided in February 2019, primarily due to higher than expected non-catastrophe property losses.
* Denotes a non-GAAP financial measure. For definitions and reconciliations to the most directly comparable GAAP measure, see Appendix A.

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TOTAL SHAREHOLDER RETURNS
The following chart shows The Hartford's total shareholder return ("TSR") relative to  the S&P 500, S&P 500 Insurance Composite and S&P P&C indices and our 2019 Corporate Peer Group (provided on p. 53).
Includes reinvestment of dividends. Data provided by S&P Capital IQ.
SHAREHOLDER ENGAGEMENT & RESPONSIVENESS TO “SAY-ON-PAY” RESULTS
Our Board and management value shareholder views and engage with shareholders in different ways throughout the year to solicit feedback. Management and our investor relations team routinely speak with analysts and investors at investor conferences and other formal events, as well as group and one-on-one meetings. In September, we held an institutional investor and analyst panel discussion with directors at a Board meeting, a practice we began in 2011. In addition, we engage with shareholders annually on governance, compensation and sustainability issues to understand their concerns and ensure alignment on our practices in these areas.
From 2015 to 2018, our Say-on-Pay support averaged almost 96% and we received positive feedback from shareholders regarding our compensation program and related disclosure, including the Compensation Committee's use of informed discretion in our AIP. As a result of strong shareholder support and positive feedback, we made no material changes to our compensation program during that time.
At our 2019 annual meeting, we received 75% support on Say-on-Pay. We believe the decline in support was, in large part, due to the underperformance of our stock price relative to peers and the broader market in 2018, and while we continued to receive majority support of our compensation program, we wanted to hear whether shareholders had concerns with the program's design. As a result, we doubled our annual engagement efforts. In the fall of 2019, management reached out to our top 50 shareholders, representing approximately 68% of shares outstanding and conducted calls or received written feedback from a total of 20 shareholders representing approximately 49% of shares outstanding. This formal fall outreach was supplemented by:

•
Spring engagement (in advance of the 2019 annual meeting) in which we reached out to shareholders representing 55% of shares outstanding and engaged with shareholders representing 17% of shares outstanding;

•	Participation in corporate governance conferences where shareholders representing 45% of shares outstanding were present; and

•	Direct engagement with the two largest proxy advisory firms.

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COMPENSATION MATTERS

What we heard from shareholders	Actions taken
Support for overall compensation design, but requests for more detail regarding the Compensation Committee's qualitative review and adjustments to AIP
• Revised AIP description to more clearly explain the Compensation Committee's qualitative review, including the measures the Compensation Committee considers from a qualitative perspective, and the rationale for the magnitude of the adjustment
• Updated the AIP curve for 2020 awards to expand the range from +/- 15% to +/-20% of target, requiring greater outperformance to achieve above target awards

Questions regarding how CEO performance is measured	Revised CEO performance description to more clearly describe how individual performance aligns with the company's strategic priorities
Support for targeting above-median performance for the TSR component of performance share awards	Updated the TSR payout curve for performance share awards granted in 2020 to target the 55th percentile
COMPONENTS OF COMPENSATION AND PAY MIX
NEO compensation is heavily weighted towards variable compensation (annual and long-term incentives), where actual amounts earned may differ from target amounts based on company and individual performance. Each NEO has a target total compensation opportunity that is reviewed annually by the Compensation Committee (in the case of the CEO, by the independent directors) to ensure alignment with our compensation objectives and market practice.

Compensation Component	Description
Base Salary	• Fixed level of cash compensation based on market data, internal pay equity, responsibility, expertise and performance.
Annual Incentive Plan
•    Variable cash award based primarily on annual company operating performance against a predetermined financial target and achievement of individual performance goals aligned with the company's strategic priorities.

Long-Term Incentive Plan
•     Variable awards granted based on individual performance, potential and market data.
•     Designed to drive long-term performance, align senior executive interests with shareholders, and foster retention.
•     Award mix (50% performance shares and 50% stock options) reflects stock price performance, peer-relative shareholder returns (stock price and dividends) and operating performance.

Approximately 91% of CEO target annual compensation and approximately 84% of other NEO target annual compensation are variable based on performance, including stock price performance:

Target Pay Mix — CEO
Salary 9%	Annual Incentive 24%	Long-Term Incentive 67%

Variable with Performance: 91%

Target Pay Mix — Other NEOs
Salary 16%	Annual Incentive 30%	Long-Term Incentive 54%

Variable with Performance: 84%

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2019 COMPENSATION DECISIONS

2019 Compensation Decisions	Rationale
The Compensation Committee approved an AIP funding level of 148% of target.
Performance against the pre-established Compensation Core Earnings target produced a formulaic AIP funding level of 161% of target. The Compensation Committee reduced this funding level to 148% following its qualitative review, taking into account extraordinary returns on real estate partnerships and outperformance of Hartford Funds due to equity market returns significantly above operating plan assumptions. (pages 44-45)

The Compensation Committee certified a 2017-2019 performance share award payout at 130% of target.
The company's average annual Compensation Core ROE during the performance period was 11.1%, resulting in a payout of 200% of target for the ROE component (50% of the award). The company's TSR during the performance period was at the 37th percentile relative to 18 peer companies, resulting in a payout of 59% of target for the TSR component (50% of the award). (page 47)

The Compensation Committee (and, in the case of the CEO, the independent directors) approved the following compensation for the NEOS in 2019:

	Base Salary		AIP Award		LTI Award		Total Compensation
NEO	2019	Change from 2018	2019	Change from 2018	2019	Change from 2018	2019	Change from 2018
Christopher Swift	$1,150,000	—	$4,440,000	(7.5)%	$8,250,000	3.1%	$13,840,000	(0.8)%
Beth Costello	$725,000	—	$1,850,000	(3.9)%	$1,775,000	—	$4,350,000	(1.7)%
Douglas Elliot	$950,000	—	$2,812,000	(7.8)%	$5,150,000	3.0%	$8,912,000	(1.0)%
Brion Johnson	$600,000	4.3%	$1,890,000	(16.0)%	$1,750,000	9.4%	$4,240,000	(4.2)%
William Bloom	$625,000	8.7%	$1,500,000	(3.2)%	$1,250,000	13.6%	$3,375,000	4.7%
This table provides a concise picture of compensation decisions made in 2019, and highlights changes from 2018. In most cases, Total 2019 Compensation is lower than that approved in 2018 due to the lower AIP awards for 2019; while 2019 awards were above target, final approved payouts were below those paid for the 2018 performance year. Another view of 2019 compensation for the NEOs is available in the Summary Compensation Table on page 57.
COMPENSATION BEST PRACTICES
Our current compensation best practices include the following:

WHAT WE DO
✓	Compensation heavily weighted towards variable pay
✓	Senior Executives generally receive the same benefits as full-time employees
✓	Double trigger requirement for cash severance and equity vesting upon a change of control*
✓	Cash severance upon a change of control limited to 2x base salary + bonus
✓	Independent compensation consultant
✓	Risk mitigation in plan design and annual review of compensation plans, policies and practices
✓	Prohibition on hedging, monetization, derivative and similar transactions with company securities
✓	Prohibition on Senior Executives pledging company securities
✓	Stock ownership guidelines for directors and Senior Executives
✓	Periodic review of compensation peer groups
✓	Competitive burn rate and dilution for equity program
* Double trigger for equity awards applies if the awards are assumed or replaced with substantially equivalent awards.

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COMPENSATION MATTERS

WHAT WE DON'T DO
✗	No Senior Executive tax gross-ups for perquisites or excise taxes on severance payments
✗	No individual employment agreements
✗	No granting of stock options with an exercise price less than the fair market value of our common stock on the date of grant
✗	No re-pricing of stock options
✗	No buy-outs of underwater stock options
✗	No reload provisions in any stock option grant
✗	No payment of dividends or dividend equivalents on unvested equity awards

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COMPONENTS OF THE COMPENSATION PROGRAM
Each Senior Executive has a target total compensation opportunity comprised of both fixed (base salary) and variable (annual and long-term incentive) compensation. In addition, Senior Executives are eligible for benefits available to employees generally. This section describes the three main components of our compensation program for Senior Executives and lays out the framework in which compensation decisions are made. For a discussion of the 2019 compensation decisions made within this framework, see 2019 Named Executive Officers' Compensation and Performance on page 49.
1. BASE SALARY
Each Senior Executive’s base salary is reviewed by the Compensation Committee (in the case of the CEO, the independent directors) annually, upon promotion, or following a change in job responsibilities. Salary decisions are based on market data, internal pay equity and level of responsibility, expertise and performance.
2. ANNUAL INCENTIVE PLAN AWARDS
Our employees, including the Senior Executives, are eligible to earn cash awards based on annual company and individual performance. Each employee has a target AIP opportunity. The Compensation Committee uses the following process to determine individual Senior Executive AIP awards.
Determination of AIP Funding Level
At the beginning of the year, the Compensation Committee set a “Compensation Core Earnings” target based on The Hartford’s operating plan, as well as threshold performance (85% of target), below which no AIP awards are earned, and a maximum funding level of 200% for performance significantly exceeding target (115% of target).
The Compensation Committee selected core earnings because:

•	It believes core earnings best reflects annual operating performance;

•	Core earnings is a metric commonly used by investment analysts when evaluating annual performance;

•	Core earnings is prevalent among peers; and

•	All employees can impact core earnings.
Certain adjustments are made to core earnings for compensation purposes to ensure employees are held accountable for operating decisions made that year, and are neither advantaged nor disadvantaged by the effect of certain external items that do not reflect operating year performance. At the beginning of the year, the Compensation Committee approves a definition of "Compensation Core Earnings." The definition lists adjustments that will be made to core earnings at year-end in order to arrive at Compensation Core Earnings, such as non-recurring tax benefits or charges, catastrophe losses above or below budget, and unusual or non-recurring items. The 2019 definition and a reconciliation from GAAP net income to Compensation Core Earnings are provided in Appendix A.
The outlook for certain key business metrics within the operating plan are announced to investors at the beginning of each year, which helps align the interests of our Senior Executives with our shareholders, as performance relative to the outlook is a major determinant of the formulaic AIP funding level.
To ensure a holistic review of performance, the Compensation Committee also considers a number of qualitative factors, including: quality of earnings, risk and compliance, peer-relative performance, expense management, and non-financial and strategic objectives. Informed by this qualitative review, the Compensation Committee may then adjust the formulaic funding up or down to arrive at an AIP funding level more commensurate with the company’s performance.

The Compensation Committee believes retaining the flexibility to adjust the formulaic AIP funding is aligned with shareholders because it allows the Compensation Committee to arrive at a final AIP funding level that best reflects holistic company performance and mitigates the risk inherent in a strictly formulaic approach, which may have unintended consequences due to events or market conditions unanticipated when goals are set, or may overemphasize short-term performance at the expense of long-term shareholder returns or undervalue achievements that are not yet evident in our financial performance. These factors are particularly relevant in the P&C insurance industry, where the “cost of goods sold” (that is, the amount of insured losses) is not known at the time of sale and develops over time — in some cases over many years. Because of this industry dynamic, approximately 80% of our 2019 Corporate Peer Group (listed on p. 53) include discretion in their annual award design.

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COMPENSATION MATTERS

2019 AIP Funding Level: When setting the 2019 operating plan, which forms the basis for the Compensation Core Earnings target, management and the Board anticipated continued underwriting discipline in Commercial Lines with some modest pressure on workers’ compensation, strong results in Group Benefits, improvement in Personal Lines underwriting results from lower catastrophe losses, relatively stable pricing, and lower limited partnership returns relative to the strong returns experienced in 2018. In addition, management included assumptions for Navigators Group earnings beginning on April 1, 2019.
The 2019 AIP Compensation Core Earnings target was set at $1.79 billion, which was 12% higher than the 2018 Compensation Core Earnings target of $1.59 billion, but 3% lower than the 2018 Compensation Core Earnings result of $1.84 billion, as 2018 results were significantly impacted by favorable items related to prior year development and partnership returns that were not expected to continue and were therefore not reflected in the 2019 target.
2019 Compensation Core Earnings

$ IN MILLIONS
FORMULAIC AIP FUNDING LEVEL
200%
161%
150%
100%
50%
$2,059
Actual $1,954
$1,790
$1,522
Threshold
85%
Target
100%
Maximum
115%
PERFORMANCE VS. TARGET

Actual Compensation Core Earnings for 2019 were $1.95 billion, which produced a formulaic AIP funding level of 161% of target, reflecting strong underlying financial performance across most of the company’s business units. Compensation Core Earnings were above target for 2019 principally due to favorable prior accident year reserve development in P&C, a lower than expected long-term disability loss ratio, higher net investment income from limited partnerships and alternative investments, higher mortgage loan income due to higher asset levels and prepayment penalties, and higher than expected Hartford Funds earnings due to significant equity market returns, partially offset by higher than expected non-catastrophe property losses across global specialty (including Navigators Group), small commercial package business and middle market inland marine. In addition, as described above, while the Compensation Core Earnings target included assumptions for Navigators Group earnings between April 1 and May 23, 2019, the delayed closing of the acquisition had the effect of reducing the formulaic AIP.
In assessing overall performance and arriving at the 2019 AIP funding level, the Compensation Committee started with the formulaic AIP funding level and undertook a qualitative review focused on the following:

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FORMULAIC RESULTS
COMPENSATION CORE EARNINGS PERFORMANCE AGAINST PRE-ESTABLISHED TARGET
• Total adjustments to arrive at Compensation Core Earnings reduced core earnings as reported by $108 million (See Appendix A for a description of all adjustments)
• Compensation Core Earnings against the pre-established target resulted in a formulaic AIP funding of 161% of target

QUALITATIVE REVIEW

Quality of Earnings	Strategic
• Achieved key business metric targets across most businesses, including outstanding results in Group Benefits
• Favorable non-catastrophe P&C prior year development
• Higher-than-expected partnership returns
• Outperformance of Hartford Funds primarily due to equity market returns significantly above operating plan assumptions
Importance: Understanding trends that drove earnings informs how the Compensation Committee thinks about holistic company performance

• Closed the Navigators Group acquisition in May 2019
• Launched next-generation Spectrum product in 45 states, providing a unique shopping experience in the industry
• Refinanced nearly $1.1 billion of outstanding debt, reducing weighted average coupon rate from 5.3% to 3.3%
Importance: Strategic accomplishments position the company for long term-growth and often represent significant successes in a given year, but such accomplishments may not be reflected or may reflect negatively in the quantitative formula

Peer-Relative Performance	Ethics and Compliance
• Top quartile EPS growth, ROE and one-year TSR
• Above-median book value per share growth and three-year TSR
Importance: Peer relative performance on key financial metrics and TSR is not captured in the quantitative formula and informs how the Compensation Committee thinks about holistic company performance

• Named to the 2019 list of most ethical companies by Ethisphere Institute for the eleventh time
• Named to the “Just 100” for the second consecutive year, and highest ranking insurance company
• Successful completion of Connecticut Department of Insurance 5-year statutory financial exam with no significant adverse findings
Importance: Linked to strategy of attracting and retaining talent, as prospective employees are significantly more likely to work for a company that has a strong reputation of ethical conduct

Expense Management
• Operating plan controllable expenses slightly above target Importance: Managing expenses is critical to maintaining competitive pricing and freeing up resources for investments in the business
As a result of its qualitative review, the Compensation Committee determined that, while strong 2019 results supported AIP funding above target, employees would be unduly rewarded for the following items, which were unanticipated when the goal was set and not the result of management efforts:

•	Extraordinary returns on real estate partnerships due to an unusually high number of real estate sales in 2019; and

•	Outperformance of Hartford Funds, primarily due to equity market returns significantly above operating plan assumptions.
Because these items accounted for an aggregate of 13 percentage points of the formulaic AIP funding level, the Compensation Committee decreased funding by a corresponding amount, resulting in a final AIP funding level of 148% of target, a level the Compensation Committee believed was more commensurate with overall company performance.

2020 AIP Curve: The Compensation Committee updated the AIP curve for 2020 awards, requiring greater outperformance to achieve above target awards. For 2020 performance, threshold performance, below which no AIP awards are earned, will go from 85% of target to 80% of target and funding for threshold performance will be reduced from 50% to 35% of target. Maximum funding level of 200% for performance significantly exceeding target will increase from 115% of target to 120% of target.

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COMPENSATION MATTERS

Determination of Individual NEO Awards
The AIP funding level multiplied by an individual’s target AIP opportunity produces an initial AIP award, which the Committee may adjust based on individual performance. In light of his responsibility for overall company performance, the CEO's AIP award has equaled the AIP funding level, without further adjustment, every year since he assumed the position in 2014. For awards granted to the NEOs in February 2020 for 2019 performance under the AIP, see 2019 Named Executive Officer's Compensation and Performance beginning on page 49.
3. LONG-TERM INCENTIVE AWARDS
The long-term incentive ("LTI") program is designed to drive long-term performance and encourage share ownership among Senior Executives, aligning their interests with those of shareholders. LTI awards are granted on an annual basis following an assessment of individual performance, potential and market data. 2019 LTI awards for Senior Executives consist of performance shares (50% of the award value) and stock options (50% of the award value). This LTI mix rewards for stock price performance, peer-relative shareholder returns (stock price and dividends) and operating performance.
2019-2021 Performance Shares (50% of LTI Award)
Performance shares are designed to reward and retain Senior Executives by allowing them to earn shares of our common stock based on pre-determined performance criteria. Performance shares have a three-year performance period and are settled in shares of common stock ranging from 0% to 200% of the number of performance shares granted depending upon the performance achieved on the following metrics:

Performance Metric	Rationale
Compensation Core ROE (50% weighting)	Strategic measure that drives shareholder value creation
Peer-relative TSR (50% weighting)	Measure of our performance against peers that are competing investment choices in the capital markets
Compensation Core ROE: For 50% of the performance share award, payouts at the end of the performance period, if any, will depend upon achieving a target average annual ROE over a three-year measurement period, as adjusted for compensation purposes. Because of the adjustments made for compensation purposes, Compensation Core ROE will differ from the ROE numbers provided in our financial statements. The Compensation Committee's definition of Compensation Core ROE for 2019 performance share awards is provided in Appendix A.

As illustrated in the graph at right, for 2019 performance share awards, the target level of performance is an average annual Compensation Core ROE for 2019, 2020, and 2021 of 11.9%, as reflected in the 2019-2021 operating plan. There is no payout for performance below threshold. The maximum Compensation Core ROE payout of 200% reflects ambitious goals that require performance significantly beyond target. Threshold and maximum reflect a range of +/-20% of target.

2019-2021 Compensation Core ROE

PAYOUT % OF TARGET
200%
175%
150%
125%
100%
75%
50%
0%
14.3%
11.9%
9.5%
Threshold
Target
Maximum

Peer-Relative TSR: For 50% of the performance share award, payouts, if any, will be based on company TSR performance at the end of the three-year performance period relative to a Performance Peer Group. The current Performance Peer Group represents 16 industry specific public companies against which we benchmark performance for compensation purposes. While there is some overlap, the Performance Peer Group is distinct from the Corporate Peer Group described on page 53, which includes mutual companies where financial data is not publicly available, as well as companies that compete with us for talent. The Compensation Committee believes that the Performance Peer Group should be limited to companies that (1) publish industry results against which to measure our performance and (2) are competing investment choices in capital markets. The Compensation Committee reviews the composition of the Performance Peer Group annually and did not make any changes to this group for 2019 performance share awards.
For each company in the Performance Peer Group, TSR will be measured using a 20-day stock price average at the beginning and the end of the performance period in order to smooth out any volatility. There is no payout for performance below the 30th

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percentile; 35% payout for performance at the 30th percentile; target payout for median performance; and 200% payout for performance at the 85th percentile:

2019 Performance Peer Group	Three-Year Relative TSR Ranking
Alleghany Corp.

Maximum
Performance
Target
Performance
Threshold
Performance
200%
175%
150%
125%
100%
75%
50%
35%
0%
30%
50%
85%
PAYOUT % OF TARGET
PEER COMPANY PERFORMANCE PERCENTILE

Allstate Corp.
American Financial Group, Inc.
Berkley (W. R.) Corp.
Chubb Ltd.
Cincinnati Financial Corp.
CNA Financial Corp.
Everest Re Group, Ltd.
Hanover Insurance Group, Inc.
Markel Corporation
Mercury General Corp.
MetLife, Inc.
Old Republic International Corp.
Progressive Corp.
Travelers Companies, Inc.
Unum Group
2020 TSR Payout Curve: In response to shareholder feedback, the Compensation Committee updated the TSR payout curve for performance share awards granted in 2020 to target above-median performance. There will be no payout for performance below the 30th percentile; 35% payout for performance at the 30th percentile; target payout for performance at the 55th percentile; and 200% payout for performance at the 85th percentile.
Stock Options (50% of LTI Awards)
The use of stock options directly aligns the interests of our Senior Executives with those of shareholders because options only have value if the price of our common stock on the exercise date exceeds the stock price on the grant date. The stock options are granted at fair market value, vest in three equal installments over three years, and have a 10-year term.
Certification of 2017-2019 Performance Share Awards
On February 28, 2017, the Compensation Committee granted Senior Executives performance shares tied 50% to achievement of average annual Compensation Core ROE(1)(2) goals over a three-year measurement period, and 50% to TSR performance relative to a peer group of 18 companies.(3) For the Core ROE component of the award, achievement of average annual Compensation Core ROE of 7.2%, 9.0% and 10.8% during the measurement period would have resulted in payouts of 50%, 100% and 200% of target, respectively. For the TSR component of the award, there would be no payout for performance below the 30th percentile, 35% payout for performance at the 30th percentile, target payout for median performance, and 200% payout for performance at the 85th percentile.
These performance shares vested as of December 31, 2019, the end of the three-year performance period, and the Compensation Committee certified a payout at 130% of target on February 19, 2020 based on the following results:

•	The average of the company's Compensation Core ROE for each year of the measurement period was 11.1%, resulting in a payout of 200% of target for the Compensation Core ROE component of the awards

•	The company's TSR during the performance period was at the 37th percentile relative to 18 peer companies, resulting in a payout of 59% of target for the TSR component
Details of the 2017 performance shares are given on pages 40-41 of our 2018 Proxy Statement filed with the Securities and Exchange Commission on April 5, 2018.
(1) Because threshold, target and maximum Compensation Core ROE values were established in February 2017 based on the company’s 2017-2019 operating plan before a decision to sell Talcott Resolution had been made, the definition of Compensation Core ROE for 2017 performance share awards was amended to include Talcott Resolution core earnings through September 30, 2017, the period in which management was both actively managing the business and separately reporting its results externally.
(2) As a result of the Tax Cuts and Jobs Act of 2017: (a) an adjustment was made pursuant to the definition of Compensation Core Earnings to use the previously enacted corporate income tax rate of 35%, which is higher than the current corporate income tax rate of 21%, and (b) the definition of average equity was amended to exclude the impact on average equity of the charge to earnings that was the result of the effect of the lower enacted corporate income tax rate on deferred tax assets.
(3) While the peer group at the time of the grant consisted of 19 companies, AXA subsequently acquired XL Group plc, resulting in a performance peer group of 18 companies for measuring TSR performance.

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EXECUTIVE BENEFITS AND PERQUISITES
Senior Executives are eligible for the same benefits as full-time employees generally, including health, life insurance, disability and retirement benefits. Non-qualified savings and retirement plans provide benefits that would otherwise be provided but for the Internal Revenue Code limits that apply to tax-qualified benefit plans.
We provide certain additional perquisites to Senior Executives, including reimbursement of costs for annual physicals and associated travel, relocation benefits when a move is required, and occasional use of tickets for sporting and special events previously acquired by the company when no other business use has been arranged and there is no incremental cost to the company. The CEO also has the use of a company car and driver to allow for greater efficiency while commuting.
We own a fractional interest in a corporate aircraft to allow Senior Executives to safely and efficiently travel for business purposes. The corporate aircraft enables Senior Executives to use travel time productively by providing a confidential environment in which to conduct business and eliminating the schedule constraints imposed by commercial airline service. The CEO and President are permitted limited personal use of corporate aircraft to minimize their time spent on personal travel and to increase the time they are available for business purposes. Corporate aircraft also enables them to work more productively while traveling for time-sensitive personal matters. The CEO and President's use of corporate aircraft for personal travel is subject to an annual limit of $160,000 and $90,000, respectively, in aggregate incremental costs to the company. Fixed costs, which do not change based on usage, are excluded. Our aircraft usage policy otherwise prohibits personal travel via corporate aircraft by Senior Executives except in extraordinary circumstances. There was no personal use due to extraordinary circumstances in 2019.
From time to time, a Senior Executive’s expenses for a purpose deemed important to the business may not be considered “directly and integrally related” to the performance of the Senior Executive’s duties as required by applicable SEC rules. These expenses are considered perquisites for disclosure purposes. Examples of such expenses may include attendance at conferences, seminars or award ceremonies, as well as attendance of a Senior Executive’s spouse or guest at business events or dinners where spousal or guest attendance is expected.
Whenever required to do so under Internal Revenue Service regulations, we attribute income to Senior Executives for perquisites and the Senior Executive is responsible for the associated tax obligation.

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2019 NAMED EXECUTIVE OFFICERS' COMPENSATION AND PERFORMANCE
In evaluating individual performance, the Compensation Committee considered each NEO's achievements to advance the company's position in our strategic priorities of realizing the full potential of our product capabilities and underwriting expertise, becoming an easier company to do business with, and attracting, retaining and developing the talent needed for long-term success.
CHRISTOPHER SWIFT
Chairman and Chief Executive Officer
Mr. Swift has served as CEO since July 1, 2014; he was also appointed Chairman on January 5, 2015. As CEO, he is responsible for the company’s strategy and growth, capital allocation, performance, culture and leadership.
2019 Performance
In reviewing Mr. Swift’s performance, the independent directors took into account that under Mr. Swift’s leadership, the company:
• Achieved strong financial results across all business lines, delivering core earnings of $2.062 million that exceeded operating plan and top quartile performance against the Corporate Peer Group for core earnings ROE and core earnings per share growth.
• Successfully closed the acquisition of Navigators Group, began integration efforts and executed on our new business operating model, including related leadership appointments.
• Launched an ambitious digital transformation agenda, including the roll-out of an upgraded agent portal and Spectrum, an industry leading Small Commercial package offering that makes buying small business insurance easier in 45 states.
• Achieved top decile employee engagement and performance enablement scores as measured by Qualtrics Experience Management (XM) survey through continued focus on talent management and diversity and inclusion.

2019 Compensation Decisions

• Salary. $1,150,000, unchanged from 2018.

• AIP Award. Target of $3,000,000, unchanged from 2018. In recognition of the fact that Mr. Swift is responsible for overall company performance and progress toward achievement of the company's strategic priorities, the Compensation Committee approved a 2019 AIP award of $4,440,000 (148% of target), which was equal to the company AIP funding level of 148% for 2019.

• LTI Award. In February 2019, based on its assessment of Mr. Swift's responsibilities and performance and Corporate Peer Group compensation, the Compensation Committee granted him an LTI award of $8,250,000, an increase of 3.1% from the previous year,  in the form of 50% stock options and 50% performance shares.

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BETH COSTELLO
Executive Vice President and Chief Financial Officer
Ms. Costello has served as CFO since July 1, 2014. As the company’s CFO, Ms. Costello is responsible for finance, treasury, accounting and investor relations.
2019 Performance
In reviewing Ms. Costello’s performance, the Compensation Committee took into account that she:

•
Developed and executed a capital management plan that included a $1 billion share buyback authorization, an 8% dividend increase, and a $1.1 billion debt refinancing that significantly reduced the company's weighted average coupon rate.

•
Provided critical leadership for the Navigators Group acquisition, including planning for its financing, leading related rating agency and shareholder communications, and purchasing an adverse development cover for Navigators’ 2018 and prior loss reserves.

•	Engaged extensively with investors, analysts and rating agencies resulting in favorable recognition of the company’s investor relations program.

•
Strengthened organizational talent through key internal moves, supported diversity and inclusion as executive sponsor for the Flexible Abilities employee resource group, and achieved top decile employee engagement and enablement scores as measured by Qualtrics Experience Management (XM) survey.

2019 Compensation Decisions

• Salary. $725,000, unchanged from 2018.

• AIP Award. Ms. Costello's AIP target was increased from $1,200,000 in 2018 to $1,250,000 in 2019 based on an evaluation of performance, level of responsibility, experience and target compensation as compared to the Corporate Peer Group. For 2019, the Compensation Committee approved an AIP award of $1,850,000 (148% of target), which was equal to the company AIP funding level of 148% for 2019 to reflect her responsibility for overall company performance.

• LTI Award. In February 2019, based on its assessment of Ms. Costello's responsibilities and performance and Corporate Peer Group compensation, the Compensation Committee granted her an LTI award of $1,775,000, unchanged from the previous year, in the form of 50% stock options and 50% performance shares.

DOUGLAS ELLIOT
President
Mr. Elliot has served as President of The Hartford since July 1, 2014. He leads the company’s Property & Casualty business lines (Small Commercial, Middle & Large Commercial, Personal Lines and Global Specialty) as well as Claims and Underwriting.
2019 Performance
In reviewing Mr. Elliot’s performance, the Compensation Committee took into account that he:

•	Delivered strong P&C core earnings as measured by top quartile ROE results.

•
Led the initial planning and organizational design work for the Navigators acquisition, resulting in tangible pricing momentum in Global Specialty and approximately $50 million of incremental sales across Middle & Large Commercial and Global Specialty through expanded product capabilities.

•	Launched next-generation Small Commercial package offering, Spectrum, in 45 states taking our industry-leading capabilities to a new level and making buying small business insurance even easier.

•
Continued focus on talent management, making significant progress in underwriting transformation and the technology roadmap and achieving top decile employee engagement and enablement scores as measured by Qualtrics Experience Management (XM) survey.

2019 Compensation Decisions

• Salary. $950,000, unchanged from 2018.

• AIP Award. Mr. Elliot's AIP target of $1,900,000 was unchanged from 2018. For 2019, the Compensation Committee approved an AIP award of $2,812,000 (148% of target), taking into account strong P&C core earnings and continued progress in realizing the full potential of our product capabilities, one of our key long-term strategic goals.

• LTI Award. In February 2019, based on its assessment of Mr. Elliot's responsibilities and performance and Corporate Peer Group compensation, the Compensation Committee granted him an LTI award of $5,150,000, an increase of 3.0% from the previous year, in the form of 50% stock options and 50% performance shares.

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BRION JOHNSON
Executive Vice President and Chief Investment Officer; President of HIMCO
Mr. Johnson has served as Chief Investment Officer and President of Hartford Investment Management Company ("HIMCO") since May 16, 2012. As the leader of HIMCO, Mr. Johnson is responsible for the management of the company's investment portfolio, as well as for The Hartford's pension plan and institutional clients. In 2019 Mr. Johnson also assumed leadership of the company's Strategy and Ventures function.
2019 Performance
In reviewing Mr. Johnson’s performance, the Compensation Committee took into account that he:

•	Delivered strong performance across key investment measures for HIMCO, resulting in net investment income that exceeded the annual operating plan.

•	Continued progress on the separation of Talcott Resolution.

•	Established the Innovation Lab and worked collaboratively with business leaders and risk engineering to successfully pilot experiments using sensors and wearables.

•	Continued to strengthen organizational talent and achieved top decile employee engagement and enablement scores as measured by Qualtrics Experience Management (XM) survey.

2019 Compensation Decisions

• Salary. In 2019, the Compensation Committee increased Mr. Johnson's salary from $575,000 to $600,000 based on his added responsibilities for Strategy and Ventures, and an evaluation of his performance, level of responsibility, experience and target compensation as compared to the Corporate Peer Group.

• AIP Award. Mr. Johnson's AIP target of $1,400,000 was unchanged from 2018. For 2019, the Compensation Committee approved an AIP award of $1,890,000 (135% of target), taking into account investment portfolio performance as well as overall company performance.

• LTI Award. In February 2019, based on its assessment of Mr. Johnson's increased responsibilities and performance and Corporate Peer Group compensation, the Compensation Committee granted him an LTI award of $1,750,000, an increase of 9.4% from the previous year, in the form of 50% stock options and 50% performance shares.

WILLIAM BLOOM
Executive Vice President, Operations, Technology & Data
Mr. Bloom has served as Executive Vice President of Operations, Technology & Data since July 1, 2014. He is responsible for The Hartford's information technology and operations organizations, as well as the company’s data and analytics strategy.
2019 Performance
In reviewing Mr. Bloom’s performance, the Compensation Committee took into account that he:

•
Delivered on major IT and digital investments that continue to enable the company to be easier to do business with, including integration activities for both the Aetna U.S. group life and disability business acquired in 2017 and Navigators Group.

•	Achieved significant annual savings while also improving vendor capabilities through renegotiation of several large vendor contracts.

•	Continued engagement with diversity and inclusion initiatives, including leadership of the Black Insurance Professionals Network employee resource group and Women in Technology.

•
Strengthened organizational talent through key internal moves and new hires, including a seasoned Chief Information Officer, while achieving top decile employee engagement and enablement scores as measured by Qualtrics Experience Management (XM) survey.

2019 Compensation Decisions

• Salary. In 2019, the Compensation Committee increased Mr. Bloom's salary from $575,000 to $625,000 based on an evaluation of his performance, level of responsibility, experience and target compensation as compared to the Corporate Peer Group.

• AIP Award. Mr. Bloom's AIP target was increased from $825,000 in 2018 to $950,000 in 2019 for the same reasons his salary was increased. For 2019, the Compensation Committee approved an AIP award of $1,500,000 (158% of target), taking into account exceptional IT product delivery, supporting our strategy of becoming an easier company to do business with.

• LTI Award. In February 2019, based on its assessment of Mr. Bloom's responsibilities and performance and Corporate Peer Group compensation, the Compensation Committee granted him an LTI award of $1,250,000, a 13.6% increase from the previous year, in the form of 50% stock options and 50% performance shares.

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PROCESS FOR DETERMINING SENIOR EXECUTIVE COMPENSATION (INCLUDING NEOs)
COMPENSATION COMMITTEE
The Compensation Committee is responsible for reviewing the performance of and approving compensation awarded to those executives who either report to the CEO or who are subject to the filing requirements of Section 16 of the Securities Exchange Act of 1934 (other than the CEO). The Compensation Committee also evaluates the CEO’s performance and recommends his compensation for approval by the independent directors. With this input from the Compensation Committee, the independent directors review the CEO’s performance and determine his compensation level in the context of the established goals and objectives for the enterprise and his individual performance. The Compensation Committee and the independent directors typically review performance and approve annual incentive awards for the prior fiscal year at their February meeting, along with annual LTI awards and any changes to base salary and target bonus. To assist in this process, the Compensation Committee reviews market and historical compensation information for each NEO to understand how each element of compensation relates to other elements and to the compensation package as a whole, including outstanding equity.

Annual Compensation Design, Payout and Performance Goal-Setting Process

December to January
• Review feedback from fall shareholder engagement
• Approve design of AIP and LTI programs for the upcoming year, including updates to Performance and Corporate Peer Groups
• Determine enterprise AIP funding based on the previous year's actual performance against the pre-established Compensation Core Earnings target and a review of qualitative factors
• Review Senior Executive stock ownership

February
• Review Senior Executive performance for previous year and determine individual AIP awards
• Establish AIP and LTI performance targets based on the company's three-year operating plan
• Review and approve current year total compensation recommendations for Senior Executives, including salary, AIP targets and LTI awards
• Establish Senior Executive leadership goals and objectives for the current year

May to July
• Review Say-on-Pay voting results and recommendations of proxy advisory firms
• Review company pay equity status
• Review talent succession planning and diversity

September
• Review Enterprise Risk Management's annual compensation risk assessment
• Review AIP and LTI program design for the coming year

Ongoing
• Monitor the company's year-to-date performance in relation to targets
• Review and consider compensation plans, policies and practices in light of company performance, strategy, shareholder feedback and best practices
COMPENSATION CONSULTANT
Meridian Compensation Partners, LLP ("Meridian") is the Compensation Committee’s independent compensation consultant and has regularly attended Compensation Committee meetings since its engagement. Pursuant to the Compensation Committee's charter, Meridian has not provided services to the company other than consulting services provided to the Compensation Committee and, with respect to CEO and director compensation, the Board.
In 2019, following a review of its records and practice guidelines, Meridian provided the Compensation Committee a letter that confirmed its conformity with independence factors under applicable SEC rules and the listing standards of the NYSE.

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ROLE OF MANAGEMENT
Our Human Resources team supports the Compensation Committee in the execution of its responsibilities. Our Executive Vice President and Chief Human Resources Officer oversees the development of the materials for each Compensation Committee meeting, including market data, historical compensation and outstanding equity, individual and company performance metrics and compensation recommendations for consideration by the Compensation Committee (in the case of the CEO, by the independent directors). No member of our management team, including the CEO, has a role in determining their own compensation.
BENCHMARKING
On an annual basis, the Compensation Committee reviews and considers a number of factors in establishing or recommending a target total compensation opportunity for each individual including, but not limited to, market data, tenure in position, experience, sustained performance, and internal pay equity. Although the Compensation Committee strives for total compensation to be at median, it does not target a specific market position. The various sources of compensation information the Compensation Committee uses to determine the competitive market for our executive officers are described in more detail below.
2019 Corporate Peer Group
The Compensation Committee reviews the peer group used for compensation benchmarking (the "Corporate Peer Group") periodically or upon a significant change in business conditions for the company or its peers. As part of its review, the Compensation Committee considers many factors, including market capitalization, revenues, assets, lines of business and sources and destinations of talent. For this reason, the Corporate Peer Group differs from the Performance Peer Group described earlier for purposes of the TSR performance measure applicable to performance shares. For 2019, the Compensation Committee removed Marsh & McLennan Companies, Inc. and Prudential Financial Inc. from the Corporate Peer Group, and added American International Group, Inc. and Hanover Insurance Group, Inc., to better reflect competitors to the company's risk-based product businesses, its current business mix, and potential competitors for talent.
Data in millions – as of 12/31/2019(1)

Company Name(2)	Revenues	Assets	Market Cap
Allstate Corp.	$44,675	$119,950	$36,429
American International Group, Inc.	$49,780	$525,064	$44,655
Berkley (W. R.) Corp.	$7,902	$26,643	$12,692
Chubb Ltd.	$34,230	$176,943	$70,545
Cigna Corp.	$153,743	$155,774	$76,362
Cincinnati Financial Corp.	$7,924	$25,408	$17,179
CNA Financial Corp.	$10,767	$60,612	$12,165
Hanover Insurance Group, Inc.	$4,891	$12,491	$5,384
Lincoln National Corp.	$17,258	$334,761	$11,703
MetLife, Inc.	$69,620	$740,463	$46,874
Principal Financial Group Inc.	$16,222	$276,088	$15,272
Progressive Corp.	$38,998	$54,895	$42,319
Travelers Companies, Inc.	$31,581	$110,122	$35,349
Unum Group	$11,999	$67,013	$6,015
Voya Financial Inc.	$7,476	$169,051	$8,220
25TH PERCENTILE	$9,346	$57,754	$11,934
MEDIAN	$17,258	$119,950	$17,179
75TH PERCENTILE	$41,836	$226,515	$43,487
THE HARTFORD	$20,740	$70,817	$21,903
PERCENT RANK	52%	36%	52%

(1)	Peer data provided by S&P Capital IQ. The amounts shown in the “Revenues” column reflect S&P Capital IQ adjustments to facilitate comparability across companies.

(2)
An additional four non-public companies are included in the Corporate Peer Group as they submit data to relevant compensation surveys utilized in determining appropriate pay levels for Senior Executives: Liberty Mutual, MassMutual, Nationwide Financial, and State Farm.

Use of Corporate Peer Group Compensation Data
When evaluating and determining individual pay levels, the Compensation Committee reviews compensation data prepared annually by Aon showing the 25th, 50th and 75th percentiles of various pay elements for the companies listed above. As noted previously, the Compensation Committee does not target a specific market position in pay.

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The Compensation Committee also reviews general industry survey data published by third parties as a general indicator of relevant market conditions and pay practices, including perquisites. Neither the Compensation Committee nor management has any input into companies included in these general industry or financial services company surveys.
COMPENSATION POLICIES AND PRACTICES
STOCK OWNERSHIP AND RETENTION GUIDELINES
Senior Executives are expected to meet or exceed certain levels of stock ownership to align their interests with those of shareholders. The Compensation Committee has established the following ownership guidelines for the CEO and other NEOs

Level	(As a Multiple of Base Salary)
CEO	6x
Other NEOs	4x
The Compensation Committee reviews ownership levels annually. NEOs are generally expected to meet these ownership guidelines within five years of appointment to position. As of March 23, 2020, the CEO and each of the other NEOs met their respective guideline.
TIMING OF EQUITY GRANTS
Equity grants may be awarded four times per year, on the first day of a quarterly trading window following the filing of our Form 10-Q or 10-K for the prior period. Our practice is to grant annual equity awards during the first quarterly trading window of the year. This timing ensures that grants are made at a time when the stock price reflects the most current public data regarding our performance and financial condition.
RECOUPMENT POLICY
We have a recoupment policy that allows for the recoupment of any incentive compensation (cash or equity) paid or payable at any time to the extent such recoupment either (i) is required by applicable law or listing standards, or (ii) is determined to be necessary or appropriate in light of business circumstances or employee misconduct.
RISK MITIGATION IN PLAN DESIGN
Management has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the company. Our Enterprise Risk Management function performs a risk review of any new incentive compensation plans or any material changes to existing plans annually and completes a comprehensive review of all incentive compensation plans every five years. In 2019, Enterprise Risk Management conducted its five-year comprehensive review, including a review by Mercer, an external consulting firm, and discussed the results of that review with the Compensation Committee. Enterprise Risk Management concluded that current incentive plans do not promote inappropriate risk-taking or encourage the manipulation of reported earnings.
The following features of our executive compensation program guard against excessive risk-taking:

Feature	Rationale
Pay Mix
•       A mix of fixed and variable, annual and long-term, and cash and equity compensation encourages strategies and actions that are in the company’s long-term best interests
•       Long-term compensation awards and overlapping vesting periods encourage executives to focus on sustained company results and stock price appreciation

Performance Metrics	• Incentive awards based on a variety of performance metrics diversify the risk associated with any single indicator of performance
Equity Incentives
•      Stock ownership guidelines align executive and shareholder interests
•      Equity grants are made only during a trading window following the release of financial results
•      No reload provisions are included in any stock option awards

Plan Design
•       Incentive plans are not overly leveraged, cap the maximum payout, and include design features intended to balance pay for performance with an appropriate level of risk-taking
•       The 2014 Incentive Stock Plan and the proposed 2020 Stock Incentive Plan do not allow:
- Stock options with an exercise price less than the fair market value of our common stock on the grant date
- Re-pricing (reduction in exercise price) of stock options without shareholder approval
- Single trigger vesting of awards upon a Change of Control if awards are assumed or replaced with substantially equivalent awards

Recoupment	• We have a broad incentive compensation recoupment policy in addition to claw-back provisions under the 2014 Incentive Stock Plan and the proposed 2020 Stock Incentive Plan

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HEDGING AND PLEDGING COMPANY SECURITIES
We prohibit our employees and directors from engaging in hedging, monetization, derivative and similar transactions involving company securities. In addition, Senior Executives are prohibited from pledging company securities.
POTENTIAL SEVERANCE AND CHANGE OF CONTROL PAYMENTS
The company does not have individual employment agreements. NEOs are covered under a common severance pay plan that provides severance in a lump sum equal to 2x the sum of annual base salary plus target bonus, whether severance occurs before or after a change of control (no gross-up is provided for any change of control excise taxes that might apply). As a condition to receiving severance, Senior Executives must agree to restrictive covenants covering such items as non-competition, non-solicitation of business and employees, non-disclosure and non-disparagement.
The company maintains change of control benefits to ensure continuity of management and to permit executives to focus on their responsibilities without undue distraction related to concerns about personal financial security if the company is confronted with a contest for control. These benefits are also designed to ensure that in any such contest, management is not influenced by events that could occur following a change of control.
The 2014 Incentive Stock Plan and the proposed 2020 Stock Incentive Plan provide for “double trigger” vesting on a change of control. If an NEO terminates employment for “Good Reason” or their employment is terminated without “Cause” (see definitions on page 69 as they relate to the 2014 Incentive Stock Plan) within 2 years following a change of control, then any awards that were assumed or replaced with substantially equivalent awards vest. If the awards were not assumed or replaced with substantially equivalent awards, the awards vest immediately upon the change of control.
EFFECT OF TAX AND ACCOUNTING CONSIDERATIONS ON COMPENSATION DESIGN
In designing our compensation programs, we consider the tax and accounting impact of our decisions. In doing so, we strive to strike a balance between designing appropriate and competitive compensation programs for our executives, maximizing the deductibility of such compensation, and, to the extent reasonably possible, avoiding adverse accounting effects and ensuring that any accounting consequences are appropriately reflected in our financial statements.
Principal among the tax considerations has been the potential impact of Section 162(m) of the Internal Revenue Code, which historically denied a publicly traded company a federal income tax deduction for compensation in excess of $1 million paid to the CEO or any of the next three most highly compensated executive officers (other than the CFO) as determined as of the last day of the applicable year, unless the amount of such excess was payable based solely upon the attainment of objective performance criteria. While the Compensation Committee reserved the right to approve incentive awards or other payments that did not qualify as exempt performance-based compensation, our variable compensation, including our performance share payouts, were generally designed to qualify as exempt performance-based compensation. The exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed, effective for taxable years beginning after December 31, 2017, unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
Notwithstanding the repeal of the performance-based compensation exception and the possible loss of deductions under Section 162(m), we made payments for 2019 subject to the terms of the Annual Incentive Plan, and we currently expect that the Compensation Committee's process for determining the annual cash bonus amounts going forward will generally remain consistent with its past practice. We will pay compensation that may not be tax-deductible in order to provide competitive compensation and appropriate incentives to certain of our executive officers.
Other tax considerations are factored into the design of our compensation programs, including compliance with the requirements of Section 409A of the Internal Revenue Code, which can impose additional taxes on participants in certain arrangements involving deferred compensation, and Sections 280G and 4999 of the Internal Revenue Code, which affect the deductibility of, and impose certain additional excise taxes on, certain payments that are made upon or in connection with a change of control.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As of the date of this proxy statement, the Compensation and Management Development Committee consists of directors Ruesterholz (Chair), Dominguez, Fetter, and Roseborough, all of whom are independent non-management directors. No Compensation and Management Development Committee member has served as an officer or employee of The Hartford and no Hartford executive officer has served as a member of a compensation committee or board of directors of any other entity that has an executive officer serving as a member of The Hartford’s Board.

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REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Report submitted as of March 24, 2020 by:
Members of the Compensation and Management Development Committee:

Virginia P. Ruesterholz, Chair
Carlos Dominguez
Trevor Fetter
Teresa W. Roseborough

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EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The table below reflects total compensation paid to or earned by each NEO.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Christopher Swift Chairman and Chief Executive Officer	2019	1,150,000	—	4,551,525	4,125,000	4,440,000	48,198	246,025	14,560,748
	2018	1,137,500	—	3,736,000	4,000,000	4,800,000	—	210,115	13,883,615
	2017	1,100,000	—	3,472,500	3,750,000	4,675,000	34,380	83,405	13,115,285
Beth Costello Executive Vice President and Chief Financial Officer	2019	725,000	—	979,268	887,500	1,850,000	56,823	68,800	4,567,391
	2018	718,750	—	828,925	887,500	1,925,000	—	65,500	4,425,675
	2017	700,000	—	810,250	875,000	1,900,000	34,380	65,400	4,385,030
Douglas Elliot President	2019	950,000	—	2,841,255	2,575,000	2,812,000	21,419	133,175	9,332,849
	2018	943,750	—	2,335,000	2,500,000	3,050,000	—	170,363	8,999,113
	2017	925,000	—	2,315,000	2,500,000	3,150,000	15,738	67,526	8,973,264
Brion Johnson Executive Vice President and Chief Investment Officer; President of HIMCO	2019	593,750	—	965,475	875,000	1,890,000	8,346	65,600	4,398,171
	2018	562,500	—	747,200	800,000	2,250,000	—	65,500	4,425,200
	2017	525,000	—	694,500	750,000	2,300,000	6,199	68,150	4,343,849
William Bloom, Executive Vice President, Operations, Technology & Data	2019	612,500	—	689,625	625,000	1,500,000	27,131	65,600	3,519,856
	2018	568,750	—	513,700	550,000	1,550,000	—	68,281	3,250,731
	2017	550,000	—	463,000	500,000	1,575,000	14,846	67,845	3,170,691

(1)
This column reflects the full aggregate grant date fair value of performance shares calculated in accordance with FASB ASC Topic 718 for the fiscal years ended December 31, 2019, 2018 and 2017. Detail on the 2019 grants is provided in the Grants of Plan Based Awards Table on page 59. The amounts in this column are not reduced for estimated forfeiture rates during the applicable vesting periods. Other assumptions used in the calculation of these amounts are included in footnote 19 of the company's Annual Reports on Form 10-K for 2019, 2018 and 2017.

To determine the fair value of the performance share award under FASB ASC topic 718, the market value on the grant date is adjusted to take into consideration that dividends are not paid on unvested performance shares, and to reflect the probable outcome of the performance condition(s) consistent with the estimated aggregate compensation cost to be recognized over the service period, determined as of the grant date. These adjustments result in a factor of 1.1034 that is applied to the market value on the grant date.
The number of shares payable under these awards will be based on the actual results as compared to pre-established performance conditions and can range from 0-200% of the target award. The value of performance shares assuming the highest possible outcome of the performance conditions determined at the time of grant (200% of the target award), and including an adjustment for no payment of dividends on unvested performance shares, would in total be:

NEO	2019 Performance Shares ($) (February 26, 2019 grant date)	2018 Performance Shares ($) (February 27, 2018 grant date)	2017 Performance Shares ($) (February 28, 2017 grant date)
C. Swift	7,664,156	7,567,405	7,084,289
B. Costello	1,649,006	1,678,987	1,652,967
D. Elliot	4,784,292	4,729,628	4,722,829
B. Johnson	1,625,694	1,513,461	1,416,895
W. Bloom	1,161,197	1,040,498	944,566
Under the 2014 Incentive Stock Plan, no more than 500,000 shares in the aggregate can be earned by an individual employee with respect to RSUs and performance share awards made in a single calendar year. As a result, the number of shares ultimately distributed to an employee (or former employee) with respect to awards made in the same year will be reduced, if necessary, so that the number does not exceed this limit.

(2)
This column reflects the full aggregate grant date fair value for the fiscal years ended December 31, 2019, 2018 and 2017 calculated in accordance with FASB ASC topic 718. The amounts in this column are not reduced for estimated forfeitures during the applicable vesting periods. Other assumptions used in the calculation of these amounts are included in footnote 19 of the company's Annual Reports on Form 10-K for 2019, 2018 and 2017.

(3)	This column reflects cash AIP awards paid for the respective years.

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COMPENSATION MATTERS

(4)
This column reflects the actuarial increase, if any, in the present value of the accumulated benefits of the NEOs under all pension plans established by the company. The amounts were calculated using discount rate and form of payment assumptions consistent with those used in the company’s GAAP financial statements. Actuarial assumptions for 2019 are described in further detail in the footnote to the Pension Benefits Table on page 62.

(5)	This column reflects amounts described in the Summary Compensation Table—All Other Compensation.

Summary Compensation Table - All Other Compensation
This table provides more details on the amounts presented in the “All Other Compensation” column in the Summary Compensation Table on page 57 for the NEOs.

Name	Year	Perquisites ($)		Contributions or Other Allocations to Defined Contribution Plans ($)(1)	Total ($)
Christopher Swift	2019	180,425	(2)	65,600	246,025
Beth Costello	2019	3,200	(3)	65,600	68,800
Douglas Elliot	2019	67,575	(4)	65,600	133,175
Brion Johnson	2019	—		65,600	65,600
William Bloom	2019	—		65,600	65,600

(1)
This column represents company contributions under the company’s tax-qualified 401(k) plan (The Hartford Investment and Savings Plan) and The Hartford Excess Savings Plan (the “Excess Savings Plan”), a non-qualified plan established to “mirror” the qualified plan to facilitate deferral of amounts that cannot be deferred under the 401(k) plan due to Internal Revenue Code limits. Additional information can be found under the “Excess Savings Plan” section of the Non-Qualified Deferred Compensation Table beginning on page 63.

(2)
Perquisite amounts for Mr. Swift include personal use of corporate aircraft not requiring reimbursement to the company ($160,000), commuting costs, expenses associated with the annual physical examination benefits, and expenses associated with the attendance of Mr. Swift's spouse at business functions.

(3)	Perquisite amounts for Ms. Costello include expenses associated with the annual physical examination benefit.

(4)
Perquisite amounts for Mr. Elliot include personal use of corporate aircraft not requiring reimbursement to the company ($64,740), and expenses associated with the attendance of Mr. Elliot's spouse at business functions.

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GRANTS OF PLAN BASED AWARDS TABLE
This table discloses information about equity awards granted to the NEOs in 2019 pursuant to the 2014 Incentive Stock Plan. The table also discloses potential payouts under the AIP and performance share awards. Actual AIP payouts are reported in the Summary Compensation Table on page 57 under the heading “Non-Equity Incentive Plan Compensation.” Equity awards have been rounded to the nearest whole share or option.

Name	Plan	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Swift	2019 AIP		1,500,000	3,000,000	9,000,000
	Stock Options	2/26/2019								352,263	49.01	4,125,000
	Performance Shares	2/26/2019				14,729	84,166	168,332				4,551,525
B. Costello	2019 AIP		625,000	1,250,000	3,750,000
	Stock Options	2/26/2019								75,790	49.01	887,500
	Performance Shares	2/26/2019				3,169	18,109	36,218				979,268
D. Elliot	2019 AIP		950,000	1,900,000	5,700,000
	Stock Options	2/26/2019								219,898	49.01	2,575,000
	Performance Shares	2/26/2019				9,195	52,540	105,080				2,841,255
B. Johnson	2019 AIP		700,000	1,400,000	4,200,000
	Stock Options	2/26/2019								74,722	49.01	875,000
	Performance Shares	2/26/2019				3,124	17,853	35,706				965,475
W. Bloom	2019 AIP		475,000	950,000	2,850,000
	Stock Options	2/26/2019								53,373	49.01	625,000
	Performance Shares	2/26/2019				2,232	12,752	25,504				689,625

(1)
Consistent with company practice, the NEO’s threshold, target and maximum AIP award opportunities are based on salary for 2019. The “Threshold” column shows the payout amount for achieving the minimum level of performance for which an amount is payable under the AIP (no amount is payable if this level of performance is not reached). The “Maximum” column shows the maximum amount payable at 300% of target. The actual 2019 AIP award for each NEO is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)
The performance shares granted to the NEOs on February 26, 2019 vest on December 31, 2021, the end of the three year performance period. The vesting percentage is based on the company’s TSR performance relative to a peer group established by the Compensation Committee, and performance based on pre-established ROE targets. These two measures are weighted equally (50/50), as described on page 46. The “Threshold” column for this grant represents 17.5% of target which is the payout for achieving the minimum level of performance for which an amount is payable under the program (no amount is payable if this level of performance is not reached). The “Maximum” column for this grant represents 200% of target and is the maximum amount payable.

(3)
The options granted in 2019 to purchase shares of the company's common stock vest 1/3 per year on each anniversary of the grant date and each option has an exercise price equal to the fair market value of one share of common stock on the date of grant. The value of each stock option award is $11.71 and was determined by using a lattice/Monte-Carlo based option valuation model; this value was not reduced to reflect estimated forfeitures during the vesting period.

(4)
The NYSE closing price per share of the company’s common stock on February 26, 2019, the date of the 2019 LTI grants for the NEOs, was $49.01. To determine the fair value of the performance share award under FASB ASC topic 718, the market value on the grant date is adjusted by a factor of 1.1034 to take into consideration that dividends are not paid on unvested performance shares, and to reflect the probable outcome of the performance condition(s) consistent with the estimated aggregate compensation cost to be recognized over the service period, determined as of the grant date.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
This table shows outstanding stock option awards classified as exercisable and unexercisable and the number and market value of any unvested or unearned equity awards outstanding as of December 31, 2019 and valued using $60.77, the NYSE closing price per share of the company’s common stock on December 31, 2019.

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(#)(1)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Chris Swift	2/28/2012	148,448	—	20.63	2/28/2022
	3/5/2013	141,388	—	24.15	3/5/2023
	3/4/2014	103,872	—	35.83	3/4/2024
	3/3/2015	301,887	—	41.25	3/3/2025
	3/1/2016	294,481	—	43.59	3/1/2026
	2/28/2017	201,938	100,970	48.89	2/28/2027
	2/27/2018	94,939	189,880	53.81	2/27/2028			148,672	9,034,797
	2/26/2019	—	352,263	49.01	2/26/2029			168,332	10,229,536
Beth Costello	3/4/2014	47,214	—	35.83	3/4/2024
	3/3/2015	77,830	—	41.25	3/3/2025
	3/1/2016	72,076	—	43.59	3/1/2026
	2/28/2017	47,119	23,560	48.89	2/28/2027
	2/27/2018	21,064	42,130	53.81	2/27/2028			32,986	2,004,559
	2/26/2019	—	75,790	49.01	2/26/2029			36,218	2,200,968
Douglas Elliot	3/5/2013	128,535	—	24.15	3/5/2023
	3/4/2014	94,429	—	35.83	3/4/2024
	3/3/2015	207,547	—	41.25	3/3/2025
	3/1/2016	190,486	—	43.59	3/1/2026
	2/28/2017	134,626	67,313	48.89	2/28/2027
	2/27/2018	59,337	118,675	53.81	2/27/2028			92,920	5,646,748
	2/26/2019	—	219,898	49.01	2/26/2029			105,080	6,385,712
Brion Johnson	3/3/2015	56,604	—	41.25	3/3/2025
	3/1/2016	55,601	—	43.59	3/1/2026
	2/28/2017	40,388	20,194	48.89	2/28/2027
	2/27/2018	18,988	37,976	53.81	2/27/2028			29,734	1,806,935
	2/26/2019	—	74,722	49.01	2/26/2029			35,706	2,169,854
William Bloom	3/3/2015	33,019	—	41.25	3/3/2025
	3/1/2016	32,949	—	43.59	3/1/2026
	2/28/2017	26,925	13,463	48.89	2/28/2027
	2/27/2018	13,054	26,109	53.81	2/27/2028			20,442	1,242,260
	2/26/2019	—	53,373	49.01	2/26/2029			25,504	1,549,878
(1) Stock options granted to the NEOs vest and become exercisable 1/3 per year on each anniversary of the grant date and generally expire on the tenth anniversary of the grant date. See “(2) Accelerated Stock Option Vesting” on page 67 following the Payments upon Termination or Change of Control table for a description of the circumstances in which vesting is accelerated.
(2) This column represents unvested performance share awards at 200% of target (the maximum amount payable) assuming that the company has achieved the highest performance level. Dividends are not credited on performance shares. See “(3) Accelerated Vesting of Performance Shares and Other LTI Awards” on page 67 following the Payments upon Termination or Change of Control table for a description of the circumstances in which vesting is accelerated for performance shares.

•
Performance shares granted on February 27, 2018 vest on December 31, 2020, the end of the three year performance period, based on the company’s TSR performance relative to the peer group established by the Compensation Committee and performance against pre-established ROE targets, with the two measures weighted equally (50/50), as described on page 41 of the 2019 proxy statement.

•
Performance shares granted on February 26, 2019 vest on December 31, 2021, the end of the three year performance period, based on the company’s TSR performance relative to the peer group established by the Compensation Committee and performance against pre-established ROE targets, with the two measures weighted equally (50/50), as described on page 46 of this proxy statement.

(3) This column reflects the market value of performance shares granted on February 27, 2018 and February 26, 2019 at 200% of target.

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OPTION EXERCISES AND STOCK VESTED TABLE
This table provides information regarding option awards exercised and stock awards that vested during 2019. The numbers have been rounded to the nearest whole dollar or share.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Christopher Swift	92,937	2,947,650	99,714	5,792,380
Beth Costello	—	—	23,266	1,351,528
Douglas Elliot	—	—	66,476	3,861,562
Brion Johnson	51,936	1,026,046	19,943	1,158,506
William Bloom	—	—	33,231	1,906,664

(1)
The amounts in this column reflect the value realized upon the exercise of vested stock options during 2019. The value realized is the difference between the fair market value of common stock on the date of exercise and the exercise price of the option. All options were exercised pursuant to pre-planned trading plans in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

(2)
The numbers in this column reflect the total RSUs and performance shares that vested in 2019. RSUs were granted on August 1, 2016 to Mr. Bloom and settled in shares (19,936) on the vesting date of August 1, 2019. For all five NEOs, performance shares were granted on February 28, 2017, vested on December 31, 2019 and paid out at 130% of target following the Compensation Committee’s February 19, 2020 certification of company performance against two equally weighted measures:

•at 200% performance for pre-established ROE targets, and

•	59% performance against the relative TSR performance objective for the three-year performance period January 1, 2017 – December 31, 2019.

(3)
The value of the RSU award granted to Mr. Bloom (including accumulated dividend equivalents) is based on the NYSE closing price per share of the company's common stock on August 1, 2019 ($56.90). The value of performance share awards is based on the NYSE closing price per share of the company's common stock on February 19, 2020 ($58.09), the date the Compensation Committee certified the vesting percentage.

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PENSION BENEFITS TABLE
The table below shows the number of years of credited service, the actuarial present value of the accumulated pension benefit, and the actual cash balance account as of December 31, 2019 under the company’s tax-qualified pension plan (The Hartford Retirement Plan for U.S. Employees, or the “Retirement Plan”) and the non-qualified pension plan (The Hartford Excess Pension Plan II, or the “Excess Pension Plan”) for each of the NEOs, except Mr. Bloom. Mr. Bloom had accrued a benefit in respect of a prior period of employment when a final average pay formula was applicable. He was rehired after the cash balance account formula accruals ceased as of December 31, 2012. Therefore, the columns below illustrate Mr. Bloom's accrued final average pay formula benefit for his earlier period of employment.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Actual Cash Balance Account or Accrued Benefit ($)	Payments During Last Fiscal Year ($)
Christopher Swift	Retirement Plan	2.83	74,524	74,613	—
	Excess Pension Plan	2.83	414,477	414,972	—
Beth Costello	Retirement Plan	8.67	163,581	163,982	—
	Excess Pension Plan	8.67	203,363	203,862	—
Douglas Elliot	Retirement Plan	1.74	51,658	51,712	—
	Excess Pension Plan	1.74	181,580	181,770	—
Brion Johnson	Retirement Plan	1.24	31,845	31,877	—
	Excess Pension Plan	1.24	61,330	61,392	—
William Bloom(3)	Retirement Plan	3.50	142,287	11,198	—
	Excess Pension Plan	3.50	1,488	117	—

(1)
Benefit accruals ceased as of December 31, 2012 under each Plan, but service continues to be credited for purposes of determining whether employees have reached early or normal retirement milestones. As of December 31, 2019, each of the NEOs was vested at 100% in his or her Final Average Earnings benefit or cash balance account.

(2)
The present value of accumulated benefits under each Plan is calculated assuming that benefits commence at age 65, no pre-retirement mortality, a lump sum form of payment and the same actuarial assumptions used by the company for GAAP financial reporting purposes. Because the cash balance amounts are projected to age 65 using an assumed interest crediting rate of 3.3% (the actual rate in effect for 2019), and the present value as of December 31, 2019 is determined using a discount rate of 3.32%, the present value amounts are similar to the actual December 31, 2019 cash balance accounts.

(3)
The present value of the final average pay benefit portion of Mr. Bloom's benefit assumes commencement at the date he would receive an unreduced benefit under the plan (age 62 plus one month) and an annuity form of payment. Mr. Bloom has no accrued benefit under the cash balance formula.

Cash Balance Formula
Employees hired prior to January 1, 2001 accrued benefits under a final average pay formula through December 31, 2008 and accrued benefits under the cash balance formula from January 1, 2009 to December 31, 2012.
For employees hired on or after January 1, 2001, retirement benefits accrued under the cash balance formula until December 31, 2012. Effective December 31, 2012, the cash balance formula under the Retirement Plan and the Excess Pension Plan was frozen for all Plan participants, including the NEOs. Interest continues to be credited on previously accrued amounts, at a rate of 3.3% or based on the 10 year Treasury rate, whichever is greater. All Plan participants are currently vested in their account balances, which they may elect to receive following termination of employment in the form of a single lump sum payment or an actuarially-equivalent form of annuity.
In the event of a Change of Control, each NEO would automatically receive a lump sum of the value of his or her Excess Pension Plan cash balance benefit as of the date of the Change of Control, provided that the Change of Control also constitutes a “change in control” as defined in regulations issued under Section 409A of the Internal Revenue Code.
Final Average Pay Formula
Because Mr. Bloom was previously employed by The Hartford from 1996-1999, he earned benefits under the final average pay formula in effect for employees hired prior to January 1, 2001. This final average pay formula provides an annual pension payable in the form of an annuity commencing as of normal retirement age (age 65) for the participant's lifetime, equal to 2% of the employee's average final pay for each of the first 30 years of credited service prior to January 1, 2009, reduced by 1.67% of the employee's primary Social Security benefit for each of the first 30 years of credited service prior to January 1, 2009. An employee's average final pay is calculated as the sum of (i) average annual base salary for the 60 calendar months of the last 120 calendar months of service prior to 2009 affording the highest average, plus (ii) average annual bonus payments in the five calendar years of the employee's last ten calendar years of service prior to 2009 affording the highest average. Benefits are payable as a single life

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annuity or reduced actuarially-equivalent amount in order to provide for payments to a contingent annuitant. Mr. Bloom is not currently eligible to retire.
In the event of a Change of Control, Mr. Bloom would automatically receive a lump sum of the value of his Excess Pension Plan benefit as of the date of the Change of Control, provided that the Change of Control also constitutes a “change in control” as defined in regulations issued under Section 409A of the Internal Revenue Code.
NON-QUALIFIED DEFERRED COMPENSATION TABLE
Excess Savings Plan
NEOs, as well as other employees, may contribute to the company’s Excess Savings Plan, a non-qualified plan established as a “mirror” to the company’s tax-qualified 401(k) plan (The Hartford Investment and Savings Plan). The Excess Savings Plan is intended to facilitate deferral of amounts that cannot be deferred under the 401(k) plan for employees whose compensation exceeds the Internal Revenue Code limit for the 401(k) plan ($280,000 in 2019). When an eligible employee’s annual compensation reaches that Internal Revenue Code limit, the eligible employee can contribute up to six percent (6%) of compensation in excess of that limit to the Excess Savings Plan, up to a combined $1 million annual limit on compensation for both plans. The company makes a matching contribution to the Excess Savings Plan in an amount equal to 100% of the employee’s contribution. Company contributions to the Excess Savings Plan are fully vested and plan balances are payable in a lump sum following termination of employment.
The table below shows the notional investment options available under the Excess Savings Plan during 2019 and their annual rates of return for the calendar year ended December 31, 2019, as reported by the administrator of the Excess Savings Plan. The notional investment options available under the Excess Savings Plan correspond to the investment options available to participants in the 401(k) plan.
Excess Savings Plan Notional Investment Options

Name of Fund	Rate of Return (for the year ended December 31, 2019)	Name of Fund	Rate of Return (for the year ended December 31, 2019)
The Hartford Stock Fund	39.58%	Vanguard Target Retirement 2015 Trust	14.94%
ISP International Equity Fund(1)	21.46%	Vanguard Target Retirement 2020 Trust	17.73%
ISP Active Large Cap Equity Fund(2)	30.69%	Vanguard Target Retirement 2025 Trust	19.78%
ISP Small/Mid Cap Equity Fund(3)	30.72%	Vanguard Target Retirement 2030 Trust	21.21%
State Street S&P 500 Index Fund	31.47%	Vanguard Target Retirement 2035 Trust	22.61%
Hartford Stable Value Fund	2.67%	Vanguard Target Retirement 2040 Trust	23.99%
Hartford Total Return Bond HLS Fund	10.65%	Vanguard Target Retirement 2045 Trust	25.09%
SSgA Real Asset Fund	13.64%	Vanguard Target Retirement 2050 Trust	25.08%
Vanguard Federal Money Market Fund	2.14%	Vanguard Target Retirement 2055 Trust	25.09%
State Street Global All Cap Equity Ex-U.S. Index Non-Lending Series Fund (4)	21.86%	Vanguard Target Retirement 2060 Trust	25.10%
State Street Russell Small/Mid Cap® Index Non-Lending Series Fund (4)	27.88%	Vanguard Target Retirement 2065 Trust	25.16%
Vanguard Target Retirement Income Trust	13.31%

(1)
The ISP International Equity Fund is a multi-fund portfolio made up of two underlying mutual funds that provides a blended rate of return. The underlying funds are the Hartford International Opportunities HLS Fund (50%) and Sprucegrove All Country World ex USA CIT Fund (50%). Dodge & Cox International Stock Fund was replaced by Sprucegrove effective July 1, 2019.

(2)
The ISP Active Large Cap Equity Fund is a multi-fund portfolio made up of two underlying funds that provides a blended rate of return. The underlying funds are the Hartford Dividend and Growth HLS Fund (50%) and the Loomis Sayles Growth Fund (50%).

(3)
The ISP Small/Mid Cap Equity Fund is a multi-fund portfolio made up of four underlying funds (one mutual fund and three managed separate accounts) that provides a blended rate of return. The underlying funds are the T. Rowe Price QM U.S. Small-Cap Growth Fund (20%), Chartwell Investment Partners Small Cap Value Fund (20%), Hartford MidCap HLS Fund (30%) and LMCG Investments Mid Cap Value Fund (30%).

(4)	The State Street Global All Cap Equity Ex-U.S. Index Non-Lending Series Fund and the State Street Russell Small/Mid Cap®
Index Non-Lending Series Fund were added as investment options on July 1, 2019. These two new State Street fund rates of return represent returns from July 1, 2019 through December 31, 2019.

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Non-Qualified Deferred Compensation - Excess Savings Plan
The table below shows the NEO and company contributions, the aggregate earnings credited, and the total balance of each NEO’s account under the Excess Savings Plan as of December 31, 2019.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Christopher Swift	43,200	43,200	162,764	—	1,032,863
Beth Costello	43,200	43,200	17,284	—	682,724
Douglas Elliot	43,200	43,200	18,772	—	740,074
Brion Johnson	43,200	43,200	171,536	—	800,264
William Bloom	43,200	43,200	81,074	—	443,976

(1)
The amounts shown reflect executive contributions into the Excess Savings Plan during 2019 with respect to Annual Incentive Plan cash awards paid in 2019 in respect of performance during 2018. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in the 2019 proxy statement.

(2)
The amounts shown reflect the company’s matching contributions into the Excess Savings Plan in respect of each NEO’s service in 2019. These amounts are also included with the company's contributions to the 401(k) plan in the “All Other Compensation” column of the Summary Compensation Table on page 57.

(3)
The amounts shown represent investment gains (or losses) during 2019 on notional investment funds available under the Excess Savings Plan (which mirror investment options available under the 401(k) plan). No portion of these amounts is included in the Summary Compensation Table on page 57 as the company does not provide above-market rates of return.

(4)
The amounts shown represent the cumulative amount that has been credited to each NEO’s account under the applicable plan as of December 31, 2019. The amounts reflect the sum of the contributions made by each NEO and the company since the NEO first began participating in the Excess Savings Plan (including executive and company contributions reported in the Summary Compensation Tables in previous years), adjusted for any earnings or losses as a result of the performance of the notional investments. The reported balances are not based solely on 2019 service.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following section provides information concerning the value of potential payments and benefits as of December 31, 2019 that would be payable to NEOs following termination of employment under various circumstances or in the event of a Change of Control (as defined on page 69). Benefit eligibility and values as of December 31, 2019 vary based on the reason for termination.
Senior Executive Severance Pay Plan
The NEOs participate in The Hartford Senior Executive Officer Severance Pay Plan (the “Senior Executive Plan”), that provides specified payments and benefits to participants upon termination of employment as a result of severance eligible events. The Senior Executive Plan applies to the NEOs and other executives that the Executive Vice President and Chief Human Resources Officer (the “Plan Administrator”) approves for participation. As a condition to participate in the Senior Executive Plan, the NEOs must agree to such restrictive covenants as are required by the Plan Administrator. In addition to confidentiality and non-disparagement provisions that continue after termination of employment, the NEOs have agreed that, while employed and for a one-year period following a termination of employment, they are subject to non-competition and non-solicitation provisions.
If an NEO is involuntarily terminated, other than for Cause (as defined on page 69), the NEO would receive a lump sum severance amount equal to two times the sum of their annual base salary and the target AIP award, both determined as of the involuntary termination date, payable within 60 days of termination. Treatment of the AIP award for the year in which the termination occurs, outstanding and unvested LTI awards and other benefits as of the termination date if an NEO is involuntarily terminated other than for Cause (including if the NEO is, or is not, retirement eligible) are described in Footnotes 1, 2, 3 and 5 to the table below.
Treatment upon a Change of Control
If, within the two year period following a Change of Control (as defined on page 69), (1) the NEO is involuntarily terminated by the company other than for Cause, or (2) the NEO voluntarily terminates employment with the company for Good Reason (as defined on page 69), then the NEO would receive the same severance pay under the Senior Executive Plan as the NEO would have received in the event of involuntary termination before a Change of Control, and would be eligible for a pro rata AIP award as set forth above, except that the pro rata AIP award payable would be at least the same percentage of the target level of payout as is generally applicable to executives whose employment did not terminate. LTI awards would not vest automatically upon a Change of Control so long as the Compensation Committee determines that, upon the Change of Control, the awards would either continue to be honored or be replaced with substantially equivalent alternative awards. If the awards were so honored or replaced, then those awards would fully vest if, within the two year period following the Change of Control, (1) the NEO was involuntarily terminated by the company other than for Cause, or (2) the NEO voluntarily terminated employment with the company for Good Reason.
In the event of a Change of Control, the NEO would receive a lump sum equal to the present value of the NEO's benefit under the Excess Pension Plan and his or her Excess Savings Plan balance, provided that the Change of Control also constituted a “change in control” as defined in regulations issued under Section 409A of the Internal Revenue Code. (See (6) Additional Pension Benefits below for a description of Mr. Bloom's Excess Pension Plan benefit upon a Change in Control.)
No gross-up would be provided for any excise taxes that apply to an NEO upon a Change of Control.
Other Benefits in the Event of Death or Disability
In the event of death, an NEO would receive a company-paid life insurance benefit in addition to whatever voluntary group term life insurance coverage is in effect. The company paid benefit would equal one times salary with a cap of $100,000, unless the employee had elected a flat amount of $50,000.
In the event of disability, the NEO would be entitled to short and long term disability benefits if he or she were disabled in accordance with the terms of the applicable plan. Upon the commencement of long term disability benefits and while in receipt of long term disability benefits, each NEO would be eligible to participate in company health benefit and life insurance plans for up to a maximum of three years.
Eligibility for Retirement Treatment
For AIP awards, an NEO will receive retirement treatment if he or she meets one of the following retirement definitions as of the last date paid: (i) the NEO is at least age 55 with at least 5 years of service, and age plus service equals or exceeds 65 (the "Rule of 65") or (ii) the NEO is at least age 50, has at least 10 years of service and the sum of the NEO’s age and service is equal to at least 70, or the NEO is at least age 65 with at least 5 years of service (the "Rule of 70"). All of the NEOs, except for Ms. Costello, were eligible to receive retirement treatment for their AIP awards as of December 31, 2019.
For the 2017, 2018 and 2019 LTI awards, an NEO will receive retirement treatment if he or she provides written notice three months in advance of his or her planned retirement date, continues to perform his or her job responsibilities satisfactorily, and meets one of the following retirement definitions as of the last date paid: (i) the NEO is at least age 55 with at least 5 years of service, and age plus service equals or exceeds 65 (the "Rule of 65"), or (ii) as of the 2016 annual grant date of March 1, 2016, the NEO was at least age 50 with at least 10 years of service and the sum of the NEO's age and service was equal to at least 70 , and the NEO had an outstanding LTI grant as of December 31, 2015. Messrs. Swift, Elliot, Johnson and Bloom were eligible to receive retirement treatment for their 2017, 2018 and 2019 LTI awards under the Rule of 65, as described below.

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Payments upon Termination or Change of Control
The table and further discussion below address benefits that would be payable to the NEOs as of December 31, 2019 assuming their termination of employment on December 31, 2019 under various circumstances or in the event of a Change of Control effective December 31, 2019. The benefits discussed below are in addition to:

•	The vested stock options set forth in the Outstanding Equity Awards at Fiscal Year-End Table on page 60,

•	The vested performance shares set forth in the Option Exercises and Stock Vested Table on page 61,

•	The vested pension benefits set forth in the Pension Benefits Table on page 62, and

•	The vested benefits set forth in the Non-Qualified Deferred Compensation Table on page 63 (benefits payable from the Excess Savings Plan).
The amounts shown for accelerated stock option and other LTI vesting are calculated using the NYSE closing price per share of the company’s common stock on December 31, 2019 of $60.77.

Payment Type	Christopher Swift	Beth Costello	Douglas Elliot	Brion Johnson	William Bloom

VOLUNTARY TERMINATION OR RETIREMENT
2019 AIP Award ($)(1)	4,440,000	—	2,812,000	1,890,000	1,500,000
Accelerated Stock Option Vesting ($)(2)	6,663,701	—	4,211,657	1,382,948	969,326
Accelerated Performance Share Vesting ($)(3)	9,632,167	—	6,016,230	1,988,394	1,396,069
Accelerated Other LTI Vesting ($)(3)	—	—	—	—	—
Benefits Continuation and Outplacement ($)(5)	—	—	—	—	—
TOTAL TERMINATION BENEFITS ($)	20,735,868	—	13,039,887	5,261,342	3,865,395

INVOLUNTARY TERMINATION – NOT FOR CAUSE
2019 AIP Award ($)(1)	4,440,000	1,850,000	2,812,000	1,890,000	1,500,000
Cash Severance ($)(4)	8,300,000	3,950,000	5,700,000	4,000,000	3,150,000
Accelerated Stock Option Vesting ($)(2)	6,663,701	356,760	4,211,657	1,382,948	969,326
Accelerated Performance Share Vesting ($)(3)	9,632,167	1,034,974	6,016,230	1,988,394	1,396,069
Accelerated Other LTI Vesting ($)(3)	—	—	—	—	—
Benefits Continuation and Outplacement ($)(5)	41,065	41,436	35,567	41,119	35,367
TOTAL TERMINATION BENEFITS ($)	29,076,933	7,233,170	18,775,454	9,302,461	7,050,762

CHANGE OF CONTROL/ INVOLUNTARY TERMINATION NOT FOR CAUSE OR TERMINATION FOR GOOD REASON
2019 AIP Award ($)(1)	4,440,000	1,850,000	2,812,000	1,890,000	1,500,000
Cash Severance ($)(4)	8,300,000	3,950,000	5,700,000	4,000,000	3,150,000
Accelerated Stock Option Vesting ($)(2)	6,663,701	1,464,408	4,211,657	1,382,948	969,326
Accelerated Performance Share Vesting ($)(3)	9,632,167	2,102,764	6,016,230	1,988,394	1,396,069
Accelerated Other LTI Vesting ($)(3)	—	—	—	—	—
Benefits Continuation and Outplacement ($)(5)	41,065	41,436	35,567	41,119	35,367
Additional Pension Benefits ($)(6)	—	—	—	—	261
TOTAL TERMINATION BENEFITS ($)	29,076,933	9,408,608	18,775,454	9,302,461	7,051,023

INVOLUNTARY TERMINATION – DEATH OR DISABILITY
2019 AIP Award ($)(1)	4,440,000	1,850,000	2,812,000	1,890,000	1,500,000
Accelerated Stock Option Vesting ($)(2)	6,663,701	1,464,408	4,211,657	1,382,948	969,326
Accelerated Performance Share Vesting ($)(3)	9,632,167	2,102,764	6,016,230	1,988,394	1,396,069
Accelerated Other LTI Vesting ($)(3)	—	—	—	—	—
Benefits Continuation ($)(5)	50,447	51,514	34,267	50,478	33,778
TOTAL TERMINATION BENEFITS ($)	20,786,315	5,468,686	13,074,154	5,311,820	3,899,173

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(1) 2019 AIP Award
Voluntary Termination or Retirement. Generally, upon a voluntary termination of employment during 2019, the NEO would not be eligible to receive an AIP award for 2019 unless the Compensation Committee determined otherwise. However, an NEO who is eligible for retirement treatment for an AIP award would be entitled to receive a pro rata award for 2019 based on the portion of the year served, payable no later than March 15 following the calendar year of termination. All of the NEOs, except for Ms. Costello, were eligible for retirement treatment as of December 31, 2019 under the AIP.
Involuntary Termination – Not For Cause. Each NEO would be eligible for a pro rata portion of his or her 2019 AIP award. The amounts shown represent the actual award payable for 2019, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 57.
Involuntary Termination – Not For Cause, or a Termination For Good Reason, Within Two Years Following a Change of Control. Each NEO would be eligible for a pro rata portion of his or her 2019 AIP award, commensurate with amounts received by the executives who did not terminate employment. The amounts shown represent the actual award payable for 2019, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 57.
Involuntary Termination For Cause. No AIP award would be payable.
Death or Disability. Each NEO would receive a 2019 AIP award comparable to the award that would have been paid had he or she been subject to an involuntary termination (not for Cause).
(2) Accelerated Stock Option Vesting
Voluntary Termination or Retirement. For a voluntary termination, all unvested options would be canceled, unless the Compensation Committee determined otherwise. Each NEO would be entitled to exercise stock options vested as of the date of his or her termination of employment within the four month period following termination of employment but not beyond the scheduled expiration date.
If the NEO is retirement eligible, unvested stock options would immediately vest. Vested options would need to be exercised within the five year period following the applicable retirement date but not beyond the scheduled expiration date. All of the NEOs, except for Ms. Costello, were eligible for retirement treatment as of December 31, 2019 on their 2017, 2018 and 2019 option awards.
Involuntary Termination – Not For Cause. Each NEO would be entitled to pro rata vesting of unvested stock options as long as the options had been outstanding for at least one year from the date of grant. Stock options vested as of the date of termination of employment would need to be exercised within the four month period following termination of employment but not beyond the scheduled expiration date.
If the NEO is retirement eligible, unvested stock options would immediately vest. Vested options would need to be exercised within the five year period following the applicable retirement date but not beyond the scheduled expiration date. All of the NEOs, except for Ms. Costello, were eligible for retirement treatment as of December 31, 2019 on their 2017, 2018 and 2019 option awards.
Change of Control. Stock options would not automatically vest upon a Change of Control so long as the Compensation Committee determined that, upon the Change of Control, the awards would either be honored or replaced with substantially equivalent alternative awards. If the stock option awards were so honored or replaced, then vesting of those awards would only be accelerated if the NEO’s employment were to be terminated within two years following the Change of Control without Cause or by the NEO for Good Reason. Stock options, if vested upon the Change of Control, would be exercisable for the remainder of their original term. The amounts shown in the Change of Control section of the table provide the in-the-money value of accelerated stock option vesting presuming that all options were to vest upon a Change of Control on December 31, 2019 (i.e., that the stock option awards were not honored or replaced, or that the NEOs were terminated at the time of the Change of Control without Cause) or quit for Good Reason.
Involuntary Termination For Cause. All unvested stock options would be canceled.
Death or Disability. All unvested stock options would fully vest and would need to be exercised within the five year period following the applicable termination date but not beyond the scheduled expiration date.
(3) Accelerated Vesting of Performance Shares and Other LTI Awards
Voluntary Termination or Retirement. For a voluntary termination, unvested performance shares and RSUs would be canceled as of the termination of employment date, unless the Compensation Committee determined otherwise. For retirement eligible employees, performance share awards granted on February 27, 2018 and February 26, 2019 would fully vest, subject to compliance with a non-compete provision. As of December 31, 2019, all of the NEOs, except for Ms. Costello, were eligible to receive retirement treatment on their outstanding performance share awards, subject to compliance with the non-competition provision.
Involuntary Termination – Not For Cause. All of the NEOs, except for Ms. Costello, would receive full vesting for their 2018 and 2019 performance share awards due to eligibility for retirement treatment, subject to compliance with the non-competition provision. Ms. Costello, who is not retirement eligible, would be entitled to pro rata treatment of 2018 and 2019 performance share awards at the end of the applicable performance period. The amount shown is the value the NEO would be

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COMPENSATION MATTERS

entitled to at the end of the respective performance period for these awards to which pro rata or full payment applies, based on $60.77, the closing stock price on December 31, 2019, and payout at target.
Change Of Control. RSU and performance share awards would not automatically vest upon a Change of Control so long as the Compensation Committee determined that, upon the Change of Control, the awards would either be honored or replaced with substantially equivalent alternative awards. If the RSU awards and the performance share awards were so honored or replaced, then vesting of those awards would only be accelerated if the NEO’s employment were to be terminated within two years following the Change of Control without Cause or by the NEO for Good Reason. The amounts shown in the Change of Control section of the table indicate the value of accelerated vesting presuming that all awards were to vest upon the Change of Control (i.e., the performance share awards were not honored or replaced, or that the NEOs were terminated at the time of the Change of Control without Cause or quit for Good Reason), based on $60.77, the closing stock price on December 31, 2019, and, in the case of performance shares, a payout at target. The Compensation Committee could determine that performance share awards would pay out at greater than the target amount.
Involuntary Termination For Cause. All unvested awards would be canceled.
Death or Disability. Performance share awards granted in 2018 and 2019 would vest in full at target and be payable within 60 days of the termination date.
(4) Cash Severance Payments
Voluntary Termination or Retirement, Involuntary Termination For Cause, Death or Disability. No benefits would be payable.
Involuntary Termination - Not For Cause Before or After a Change of Control, or Termination For Good Reason Within Two Years Following a Change of Control. Each NEO would receive a severance payment calculated as a lump sum equal to two times the sum of base salary and the target AIP award at the time of termination (assumed to be December 31, 2019 for this purpose).
In the event of termination after a Change of Control, if the aggregate present value of payments contingent on the Change of Control would result in payment by the NEO of an excise tax on “excess parachute payments,” as described in regulations under Sections 280G and 4999 of the Internal Revenue Code, then the severance amounts shown would be reduced if, as a result, the NEO would thereby receive more on an after-tax basis than he or she would receive if the reduction in the severance amount was not made. The amounts shown assume that such reduction does not occur.
(5) Benefits Continuation and Outplacement
Voluntary Termination or Retirement. No benefits would be payable. NEOs who terminate employment after attaining age 55 and completing 10 years of service can elect coverage under a company high deductible health plan until age 65 at their own expense.
Involuntary Termination - Not For Cause Before or After A Change of Control, or Termination For Good Reason Within Two Years Following a Change of Control. Each NEO would be provided up to one-year of health benefits at the employee cost and up to one-year of executive outplacement services. The amounts shown represent the estimated employer cost of health coverage continuation and outplacement for one year.
Involuntary Termination - Death or Disability. Each NEO would be provided 36 months of life and health benefits continuation from the date of termination due to long term disability. The amounts shown represent the estimated employer cost of life and health coverage continuation for three years.
(6) Additional Pension Benefits Upon a Change in Control
In the event of a Change in Control, all participants in the Excess Pension Plan automatically receive, in a single lump sum, the present value of the benefit accrued as of the date of the Change in Control, provided that the Change of Control also constitutes a "change of control" as defined in regulations issued under Section 409A of the Internal Revenue Code. In such event, the provisions of the Excess Pension Plan regarding the calculation of the lump sum payments due under that Plan's final average pay formula provide for different assumptions to be used, including lower discount rates, than have historically been assumed by the company for GAAP financial reporting purposes. In the event of a Change of Control, the hypothetical lump sum payout from the Excess Pension Plan to Mr. Bloom would thus be greater by $261 than the accumulated benefit present value set forth in the Pension Benefits Table on page 62.

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COMPENSATION MATTERS

DEFINITIONS
“Cause” as used above is defined differently, depending upon whether an event occurs before or after a Change of Control.

•	Prior to a Change of Control, “Cause” is generally defined as termination for misconduct or other disciplinary action.

•
Upon the occurrence of a Change of Control, “Cause” is generally defined as the termination of the executive’s employment due to: (i) a felony conviction; (ii) an act or acts of dishonesty or gross misconduct which result or are intended to result in damage to the company’s business or reputation; or (iii) repeated violations by the executive of the obligations of his or her position, which violations are demonstrably willful and deliberate and which result in damage to the company’s business or reputation.

“Change of Control” is generally defined as:

•
The filing of a report with the SEC disclosing that a person is the beneficial owner of 40% or more of the outstanding stock of the company entitled to vote in the election of directors of the company;

•
A person purchases shares pursuant to a tender offer or exchange offer to acquire stock of the company (or securities convertible into stock), provided that after consummation of the offer, the person is the beneficial owner of 20% or more of the outstanding stock of the company entitled to vote in the election of directors of the company;

•
The consummation of a merger, consolidation, recapitalization or reorganization of the company approved by the stockholders of the company, other than in a transaction immediately following which the persons who were the beneficial owners of the outstanding securities of the company entitled to vote in the election of directors of the company immediately prior to such transaction are the beneficial owners of at least 55% of the total voting power represented by the securities of the entity surviving such transaction entitled to vote in the election of directors of such entity in substantially the same relative proportions as their ownership of the securities of the company entitled to vote in the election of directors of the company immediately prior to such transaction;

•	The consummation of a sale, lease, exchange or other transfer of all or substantially all the assets of the company approved by the stockholders of the company; or

•
Within any 24 month period, the persons who were directors of the company immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause, and (B) was not designated by a person who has entered into an agreement with the company to effect a merger or sale transaction described above.

“Good Reason” is generally defined as:

•
The assignment of duties inconsistent in any material adverse respect with the executive’s position, duties, authority or responsibilities, or any other material adverse change in position, including titles, authority or responsibilities;

•	A material reduction in base pay or target AIP award;

•
Being based at any office or location more than 50 miles from the location at which services were performed immediately prior to the Change of Control (provided that such change of office or location also entails a substantially longer commute);

•	A failure by the company to obtain the assumption and agreement to perform the provisions of the Senior Executive Plan by a successor; or

•	A termination asserted by the company to be for cause that is subsequently determined not to constitute a termination for Cause.
CEO Pay Ratio
For 2019, Mr. Swift had total compensation, as reported in the Summary Compensation Table on page 57, of $14,560,748, while our median employee had total compensation of $96,867, yielding a CEO pay ratio of 150 times the median. Annual base salary at year-end 2019 was used to determine the median employee; no statistical sampling was used. The median employee's total compensation was calculated in the same manner as for the CEO in the Summary Compensation Table. Employees who joined The Hartford with the Navigator's acquisition on May 23, 2019 were excluded (536 U.S. employees and 235 non-U.S. employees at year-end). All other non-U.S. employees were excluded using the 5% de minimis rule (6 employees were based in Canada, 26 in the U.K., 4 in Belgium, 1 in Switzerland and 1 in Italy).

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COMPENSATION MATTERS

ITEM 4 CONSIDERATION AND APPROVAL OF 2020 STOCK INCENTIVE PLAN
We are asking stockholders to approve the 2020 Stock Incentive Plan (the “Plan”), which is intended to replace the 2014 Incentive Stock Plan (the “2014 Plan”). The Plan authorizes the issuance of up to 11.25 million shares, which includes the remaining shares under the 2014 Plan, and makes certain other changes. On the recommendation of the Compensation and Management Development Committee (the “Compensation Committee” as referenced throughout this Item 4), the Board approved the Plan and recommends approval by stockholders. The Plan is an important part of the pay-for-performance compensation program and the authorized number of shares available for grant permits the company to continue the program. The Board considers equity compensation that is aligned with the interests of the company's shareholders as a significant component in achieving its goal of attracting, retaining and developing talent needed for long-term success. A detailed summary of the Plan is attached to this proxy statement as Appendix B, which is qualified in its entirety by reference to the text of the Plan, which is attached to this proxy statement as Appendix C.

✓	The Board recommends that shareholders vote “FOR” the approval of the 2020 Stock Incentive Plan.
HIGHLIGHTS OF THE PROGRAM

•	Minimum vesting provisions. Awards made under the Plan generally have a one-year minimum vesting provision.

•	No discounted awards. Awards that have an exercise price cannot be granted with an exercise price less than the fair market value on the grant date.

•	No evergreen provision. There is no evergreen feature under which the shares authorized for issuance under the Plan can be automatically replenished.

•
No repricing or exchange of stock options or stock appreciation rights. The Plan does not permit repricing of options or stock appreciation rights (“SARs”) or the exchange of underwater options or SARs for cash or other awards without stockholder approval.

•	Double-trigger vesting. A change in control of the company does not, by itself, trigger vesting of awards under the Plan.

•
Dividend payouts. No dividends or dividend equivalents on unvested awards will be paid until those awards are earned and vested. No dividends or dividend equivalents will be paid with respect to stock options or SARs.

•
Administered by an independent committee. The Plan is administered by the Compensation Committee, which is comprised of independent directors, and is benchmarked against peers with the assistance of an independent compensation consultant.

•
Forfeiture and clawback. The Compensation Committee may determine in its discretion that an award will be forfeited and/or repaid to the company upon specified terms, including if the grantee engages in conduct that is materially adverse to the company's interests, such as conduct contributing to any financial restatements.

•	No transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution

•
Historical equity award practices are appropriate. Our three-year average share usage rate and dilution percentages demonstrate a prudent use of shares and are in line with the benchmarks used by major proxy advisory firms and our corporate peer group.

SHARES TO BE AUTHORIZED UNDER THE PLAN
Authorizes for issuance 11,250,000 shares. This represents an increase of 7,976,998 shares over the number of shares authorized but not issued under the 2014 Plan as of immediately prior to the Annual Meeting (which the company will forfeit the ability to grant awards under upon stockholder approval of the Plan).
GRANT PRACTICES, OUTSTANDING AWARDS AND DILUTION
In setting the number of proposed additional shares issuable under the Plan, the Compensation Committee and the Board considered a number of factors, including:

•	Shares currently available for issuance and how long the shares available (both currently and assuming the approval by stockholders of this Item 4) are expected to last.

•	Total potential dilution (commonly referred to as overhang).

•	Historical equity award granting practices, including the three-year average share usage rate (commonly referred to as burn rate).

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COMPENSATION MATTERS

As of February 29, 2020, 357,577,485 shares of common stock were outstanding, while 11,962,669 shares (excluding dividend equivalents) were subject to outstanding equity awards and 3,273,002 shares were available for future awards under the 2014 Plan.
As of February 29, 2020, we had the following number of awards outstanding under our equity compensation plans:

Outstanding Awards(1)	Number of Shares	Weighted-Average Exercise Price of Stock Options	Weighted-Average Remaining Term of Stock Options
Stock Options	6,844,360	$45.16	6.7 years
Non Vested Full Value Awards:
Performance Shares	1,156,424
Restricted Stock and Restricted Stock Units(2)	3,961,885
Non VestedTotal Full Value Awards	5,118,309
Total Options and Full Value Awards	11,962,669
(1) Dividend equivalent rights are not included in this table.
(2) No restricted stock was outstanding as of February 29, 2020.

Accordingly, our fully diluted overhang as of February 29, 2020 was 4.1%, which is below our corporate peer group 25th percentile. If the Plan is approved, our full dilution level on a pro forma basis on February 29, 2020 was approximately 6.1%. Full dilution is (a) the 11,250,000 new shares requested for issuance under the Plan; plus (b) 11,962,669 shares that were subject to equity awards that remained outstanding under prior equity plans as of February 29, 2020 (assuming that all outstanding options will be exercised in full and that all outstanding performance awards will achieve target performance and service-based restricted stock units will vest, but excluding dividend equivalent rights) divided by the sum of (a) and (b) above (23,212,669) plus common stock outstanding. While our fully diluted overhang, if the Plan is approved, will increase to approximately 6.1%, the result is slightly below median of our corporate peer group demonstrating a reasonable level of dilution on a comparative basis.

Total Potential Dilution (or Overhang) at February 29, 2020:

Total equity based awards outstanding	+	Shares available for future issuance	÷	Total number of issued and outstanding shares of common stock	+	Total equity based awards outstanding	+	Shares available for future issuance	=	Overhang

11,962,669		11,250,000		357,577,485		11,962,669		11,250,000		6.1%
Equity Award Granting Practices and Share Usage. In setting and recommending to stockholders the increase in the number of shares authorized, the Compensation Committee and the Board considered historic share usage and resulting burn rate as reflected in the table below. Burn rate provides a measure of our annual share utilization. As shown in the following table, the company’s three-year average burn rate was 1.85% (assuming full-value awards were converted to option equivalents using a conversion factor of 3.0 per ISS methodology), which is significantly below the ISS benchmark of 2.87% applied to our industry.
As of December 31, 2019, the burn rate calculation is as follows:

	Options Granted	Full-Value Shares Granted	Total Granted (1)	Weighted Average Number of Common Shares Outstanding	Burn Rate (2)
2019	1,089,000	2,124,000	7,461,000	360,900,000	2.07%
2018	876,000	1,731,000	6,069,000	358,400,000	1.69%
2017	988,000	1,829,000	6,475,000	363,700,000	1.78%
				3-year average burn rate:	1.85%
(1) Full-value awards were converted to option equivalents using a conversion factor of 3.0, per ISS methodology.
(2) Calculated by dividing the weighted average shares outstanding (basic) by the total granted. Excluding the conversion factor, our three-year average burn rate was 0.80% (approximately 55th percentile of our Corporate Peer Group).

The proposed additional shares, together with shares currently available, are expected to be sufficient, based on historical granting practices and the recent trading price of the common stock, to cover awards for approximately four years

Given the size of the share request relative to the statistics that it reviewed, the Compensation Committee recommended to the Board approval of a request for 11,250,000 shares.

The Board recommends a vote for the approval of the 2020 Stock Incentive Plan.

2020 Proxy Statement	71

INFORMATION ON STOCK OWNERSHIP

INFORMATION ON STOCK OWNERSHIP
DIRECTORS AND EXECUTIVE OFFICERS
The following table shows, as of March 23, 2020: (1) the number of shares of our common stock beneficially owned by each director, director nominee, and NEO, and (2) the aggregate number of shares of common stock and common stock-based equity (including RSUs, performance shares granted at target and stock options that will not vest or become exercisable within 60 days, as applicable) held by all directors, director nominees, and Section 16 executive officers as a group.

As of March 23, 2020, no individual director or Section 16 executive officer beneficially owned 1% or more of the total outstanding shares of our common stock. The directors and Section 16 executive officers as a group beneficially owned approximately 1.95% of the total outstanding shares of our common stock as of March 23, 2020.

Name of Beneficial Owner	Common Stock(1)	Total(2)
Robert B. Allardice, III	15,541	15,541
William A. Bloom(3)	317,041	317,041
Beth Costello(4)	388,896	583,144
Larry De Shon	724	724
Carlos Dominguez	8,486	8,486
Douglas Elliot(3)	1,760,775	1,760,775
Trevor Fetter(5)	105,753	105,753
Brion Johnson(3)	454,789	454,789
Kathryn A. Mikells(6)	81,115	81,115
Michael G. Morris	83,012	83,012
Julie G. Richardson(7)	48,142	48,142
Teresa W. Roseborough	18,714	18,714
Virginia P. Ruesterholz	32,085	32,085
Christopher J. Swift(3)(8)	2,786,276	2,786,276
Matthew Winter	1,176	1,176
Greig Woodring(9)	7,283	7,283
All directors and Section 16 executive officers as a group (22 persons)	6,990,176	7,223,956

(1)
All shares of common stock are owned directly except as otherwise indicated below. Pursuant to SEC regulations, shares of common stock beneficially owned include shares of common stock that, as of March 23, 2020: (i) may be acquired by directors and Section 16 executive officers upon the vesting or distribution of stock-settled RSUs or the exercise of stock options exercisable within 60 days after March 23, 2020, (ii) are allocated to the accounts of Section 16 executive officers under the company’s tax-qualified 401(k) plan, (iii) are held by Section 16 executive officers under The Hartford Employee Stock Purchase Plan or (iv) are owned by a director’s or a Section 16 executive officer’s spouse or minor child. Of the number of shares of common stock shown above, the following shares may be acquired upon exercise of stock options as of March 23, 2020 or within 60 days thereafter by: Mr. Bloom, 249,008 shares; Ms. Costello, 335,191 shares; Mr. Elliot, 1,425,549 shares; Mr. Johnson, 371,936 shares; Mr. Swift, 2,257,745 shares; and all Section 16 executive officers as a group, 5,264,778 shares.

(2)
This column shows the individual’s total stock-based holdings in the company, including the securities shown in the “Common Stock” column (as described in footnote 1), plus RSUs, performance shares (at target) and stock options that may vest or become exercisable more than 60 days after March 23, 2020.

(3)	The amount shown for Messrs. Bloom, Elliot, Johnson and Swift reflects retirement eligibility as of March 23, 2020 or within 60 days thereafter, as applicable.

(4)	The amount shown includes 11 shares of common stock held by Ms. Costello’s spouse.

(5)	The amount shown includes 10,188 shares of common stock held by a trust for which Mr. Fetter serves as trustee.

(6)	The amount shown includes 6,800 shares of common stock held by a limited liability company of which Ms. Mikells is a member.

(7)	The amount shown includes 1,500 shares of common stock held in three separate trusts for which Ms. Richardson serves as co-trustee.

(8)	The amount shown includes 3,750 shares of common stock held by Mr. Swift’s spouse and 69,050 held in two trusts for which Mr. Swift or his spouse serves as trustee.

(9)	The amount shown includes 84 shares of common stock held by a trust for which Mr. Woodring serves as trustee.

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INFORMATION ON STOCK OWNERSHIP

CERTAIN SHAREHOLDERS
The following table shows those persons known to the company as of February 15, 2020 to be the beneficial owners of more than 5% of our common stock. In furnishing the information below, we have relied on information filed with the SEC by the beneficial owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	39,965,607(2)	11.08%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	32,635,593(3)	9.1%
State Street Corporation One Lincoln Street Boston, MA 02111	21,434,192(4)	5.95%
JPMorgan Chase & Co. 383 Madison Avenue New York, NY 10179	21,427,205(5)	5.9%

(1)
The percentages contained in this column are based solely on information provided in Schedules 13G or 13G/A filed with the SEC by each of the beneficial owners listed above regarding their respective holdings of our common stock as of December 31, 2019.

(2)
This information is based solely on information contained in a Schedule 13G/A filed on February 12, 2020 by The Vanguard Group to report that it was the beneficial owner of 39,965,607 shares of our common stock as of December 31, 2019. Vanguard has (i) the sole power to vote or to direct the vote with respect to 533,517 of such shares, (ii) shared power to vote or to direct the vote with respect to 143,933 of such shares, (iii) the sole power to dispose or direct the disposition with respect to 39,321,027 of such shares and (iv) the shared power to dispose or direct the disposition of 644,580 of such shares.

(3)
This information is based solely on information contained in a Schedule 13G/A filed on February 5, 2020 by BlackRock, Inc. to report that it was the beneficial owner of 32,635,593 shares of our common stock as of December 31, 2019. BlackRock has (i) sole power to vote or to direct the vote with respect to 28,623,985 of such shares; and (ii) sole power to dispose or direct the disposition of 32,635,593 of such shares.

(4)
This information is based solely on information contained in a Schedule 13G filed on February 13, 2020 by State Street Corporation to report that it was the beneficial owner of 21,434,192 shares of our common stock as of December 31, 2019. State Street has (i) the shared power to vote or to direct the vote with respect to 19,617,078 of such shares and (ii) shared power to dispose or direct the disposition of 21,387,051 of such shares.

(5)
This information is based solely on information contained in a Schedule 13G/A filed on January 15, 2020 by JPMorgan Chase & Co. to report that it was the beneficial owner of 21,427,205 shares of our common stock as of December 31, 2019. JPMorgan has (i) sole power to vote or to direct the vote with respect to 19,915,248 of such shares; (ii) shared power to vote or to direct the vote of 57,005 of such shares; (iii) sole power to dispose or to direct the disposition of 21,335,277 of such shares; and (iv) shared power to dispose or to direct the disposition of 84,766 of such shares.

2020 Proxy Statement	73

INFORMATION ABOUT THE MEETING

INFORMATION ABOUT THE HARTFORD’S ANNUAL MEETING OF SHAREHOLDERS
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of copies of the Notice of 2020 Annual Meeting of Shareholders, Proxy Statement and 2019 Annual Report by writing to Donald C. Hunt, Corporate Secretary, The Hartford Financial Services Group, Inc., One Hartford Plaza, Hartford, CT 06155.
FREQUENTLY ASKED QUESTIONS
The Board of Directors of The Hartford is soliciting shareholders’ proxies in connection with the 2020 Annual Meeting of Shareholders, and at any adjournment or postponement thereof. The mailing to shareholders of the notice of Internet availability of proxy materials took place on or about April 9, 2020.
Q: Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Instead of mailing a printed copy of our proxy materials to each shareholder of record, the SEC permits us to furnish proxy materials by providing access to those documents on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. The notice instructs you as to how to submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the notice for requesting those materials.

Q: How are shares voted if additional matters are presented at the Annual Meeting?

A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxyholders, David C. Robinson, Executive Vice President and General Counsel, and Donald C. Hunt, Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Delaware law and our By-laws.

Q: Who may vote at the Annual Meeting?

A:
Holders of our common stock at the close of business on March 23, 2020 (the “Record Date”) may vote at the Annual Meeting. On the Record Date, we had 357,971,376 shares of common stock outstanding and entitled to be voted at the Annual Meeting. You may cast one vote for each share of common stock you hold on all matters presented at the Annual Meeting.

Participants in The Hartford Investment and Savings Plan (“ISP”) and The Hartford Deferred Restricted Stock Unit Plan (“Bonus Swap Plan”) may instruct plan trustees as to how to vote their shares using the methods described on page 75. The trustees of the ISP and the Bonus Swap Plan will vote shares for which they have not received direction in accordance with the terms of the ISP and the Bonus Swap Plan, respectively.
Participants in The Hartford's Employee Stock Purchase Plan (“ESPP”) may vote their shares using the voting methods described on page 75.

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INFORMATION ABOUT THE MEETING

Q: What vote is required to approve each proposal?
A:

Proposal		Voting Standard
1	Election of Directors	A director will be elected if the number of shares voted “for” that director exceeds the number of votes “against” that director
2	To ratify the appointment of our independent registered public accounting firm	An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote
3	To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement	An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote
4	To approve The Hartford's 2020 Stock Incentive Plan	An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote
Q: What is the difference between a “shareholder of record” and a “street name” holder?

A:
These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Computershare, our transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage firm, bank, trust or other nominee as custodian on your behalf, you are a “street name” holder.

Q: How do I vote my shares?

A:	Subject to the limitations described below, you may vote by proxy:

By internet	By telephone

Visit 24/7 www.proxyvote.com	Dial toll-free 24/7 1-800-690-6903

By mailing your Proxy Card	In person

Cast your ballot, sign your proxy card and send by mail	Shareholders of record may join us in person at the Annual Meeting
When voting on any proposal you may vote “for” or “against” the item or you may abstain from voting.
Voting Through the Internet or by Telephone. Whether you hold your shares directly as the shareholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Annual Meeting. You can vote by proxy using the Internet or a telephone by following the instructions provided in the notice you received.
Voting by Proxy Card or Voting Instruction Form. Each shareholder, including any employee of The Hartford who owns common stock through the ISP, the Bonus Swap Plan or the ESPP, may vote by using the proxy card(s) or voting instruction form(s) provided to him or her. When you return a proxy card or voting instruction form that is properly completed and signed, the shares of common stock represented by that card will be voted as you specified.

Q: Can I vote my shares in person at the Annual Meeting?

A:
If you are a shareholder of record, you may vote your shares in person at the Annual Meeting. If you hold your shares in “street name,” you must obtain a legal proxy from your broker, banker, trustee or nominee giving you the right to vote your shares at the Annual Meeting.

2020 Proxy Statement	75

INFORMATION ABOUT THE MEETING

Q: Can my shares be voted even if I abstain or don’t vote by proxy or attend the Annual Meeting?

A:
If you cast a vote of “abstention” on a proposal, your shares cannot be voted otherwise unless you change your vote (see below). Because they are considered to be present and entitled to vote for purposes of determining voting results, abstentions will have the effect of a vote against Proposal #2, Proposal #3 and Proposal #4. Note, however, that abstentions will have no effect on Proposal #1, since only votes “for” or “against” a director nominee will be considered in determining the outcome.

Abstentions are included in the determination of shares present for quorum purposes.
If you don’t vote your shares held in “street name,” your broker can vote your shares in its discretion on matters that the NYSE has ruled discretionary. The ratification of Deloitte & Touche LLP as independent registered public accounting firm is a discretionary item under the NYSE rules. If no contrary direction is given, your shares will be voted on this matter by your broker in its discretion. The NYSE deems the election of directors, the implementation of equity compensation plans and matters relating to executive compensation as non-discretionary matters in which brokers may not vote shares held by a beneficial owner without instructions from such beneficial owner. Accordingly, brokers will not be able to vote your shares for the election of directors, or the advisory vote on compensation of our named executive officers, if you fail to provide specific instructions. If you do not provide instructions, a “broker non-vote” results, and the underlying shares will not be considered voting power present at the Annual Meeting. Therefore, these shares will not be counted in the vote on those matters.
If you do not vote shares for which you are the shareholder of record, your shares will not be voted.
Q: What constitutes a quorum, and why is a quorum required?

A:
A quorum is required for our shareholders to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Abstentions and proxies submitted by brokers (even with limited voting power such as for discretionary matters only) will be considered “present” at the Annual Meeting and counted in determining whether there is a quorum present.

Q: Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, you may revoke your proxy at any time before it is exercised by:

1.	Entering a new vote using the Internet or a telephone;

2.	Giving written notice of revocation to our Corporate Secretary;

3.	Submitting a subsequently dated and properly completed proxy card; or

4.	Attending the Annual Meeting and revoking your proxy (your attendance at the Annual Meeting will not by itself revoke your proxy).
If you hold shares in “street name,” you may submit new voting instructions by contacting your broker, bank or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a legal proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.
Q: Where can I find voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish the results in a Form 8-K filed with the SEC within four business days after the date of the Annual Meeting.

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INFORMATION ABOUT THE MEETING

Q: How can I submit a proposal for inclusion in the 2021 proxy statement?

A:
We must receive proposals submitted by shareholders for inclusion in the 2021 proxy statement relating to the 2021 Annual Meeting no later than the close of business on December 10, 2020. Any proposal received after that date will not be included in our proxy materials for 2021. In addition, all proposals for inclusion in the 2021 proxy statement must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. No proposal may be presented at the 2021 Annual Meeting unless we receive notice of the proposal by Friday, February 19, 2021. Proposals should be addressed to Donald C. Hunt, Corporate Secretary, The Hartford Financial Services Group, Inc., One Hartford Plaza, Hartford, CT 06155. All proposals must comply with the requirements set forth in our By-laws, a copy of which may be obtained from our Corporate Secretary or on the Corporate Governance page of the investor relations section of our website at http://ir.thehartford.com.

Q: How may I obtain other information about The Hartford?

A:
General information about The Hartford is available on our website at www.thehartford.com. You may view the Corporate Governance page of the investor relations section of our website at http://ir.thehartford.com for the following information, which is also available in print without charge to any shareholder who requests it in writing:

SEC Filings	• Copies of this proxy statement • Annual Report on Form 10-K for the fiscal year ended December 31, 2019 • Other filings we have made with the SEC
Governance Documents
 •   Articles of Incorporation
 •   By-laws
 •   Corporate Governance Guidelines (including guidelines for determining director independence and qualifications)
 •   Charters of the Board’s committees
 •   Code of Ethics and Business Conduct
 •   Code of Ethics and Business Conduct for Members of the Board of Directors

Written requests for print copies of any of the above-listed documents should be addressed to Donald C. Hunt, Corporate Secretary, The Hartford Financial Services Group, Inc., One Hartford Plaza, Hartford, CT 06155.
For further information, you may also contact our Investor Relations Department at the following address: The Hartford Financial Services Group, Inc., One Hartford Plaza, Hartford, CT 06155, or call (860) 547-2537.

2020 Proxy Statement	77

INFORMATION ABOUT THE MEETING

OTHER INFORMATION
As of the date of this proxy statement, the Board of Directors has no knowledge of any business that will be properly presented for consideration at the Annual Meeting other than that described above. As to other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.
Present and former directors and present and former officers and other employees of the company may solicit proxies by telephone, telegram or mail, or by meetings with shareholders or their representatives. The company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The company has engaged Morrow Sodali LLC to solicit proxies for the Annual Meeting for a fee of $13,000, plus the payment of Morrow’s out-of-pocket expenses. The company will bear all expenses relating to the solicitation of proxies.
The proxy materials are available to you via the Internet. Shareholders who access the company’s materials this way get the information they need electronically, which allows us to reduce printing and delivery costs and lessen adverse environmental impacts. The notice of Internet availability contains instructions as to how to access and review these materials. You may also refer to the notice for instructions regarding how to request paper copies of these materials.
We hereby incorporate by reference into this proxy statement “Item 10: Directors, Executive Officers and Corporate Governance of The Hartford” and “Item 12: Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
By order of the Board of Directors,
Donald C. Hunt
Corporate Secretary
Dated: April 9, 2020
SHAREHOLDERS ARE URGED TO VOTE BY PROXY, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING. A SHAREHOLDER MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON IF HE OR SHE ATTENDS THE ANNUAL MEETING (STREET HOLDERS MUST OBTAIN A LEGAL PROXY FROM THEIR BROKER, BANKER OR TRUSTEE TO VOTE IN PERSON AT THE ANNUAL MEETING).

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APPENDIX A

APPENDIX A: RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this proxy statement to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of non-GAAP and other financial measures used in this proxy statement can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2019, which is available on The Hartford's website, https:// ir.thehartford.com.
Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:

•
Certain realized capital gains and losses - Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.

•
Integration and transaction costs in connection with an acquired business - As transaction costs are incurred upon acquisition of a business and integration costs are completed within a short period after an acquisition, they do not represent ongoing costs of the business.

•	Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.

•
Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.

•
Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.

•
Income tax benefit from reduction in deferred income tax valuation allowance - Valuation allowances, including the establishment and/or release of an allowance, against tax attributes like capital loss and net operating loss carryovers are infrequent.

•
Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.

•
Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.

In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.
Net income (loss), net income (loss) available to common stockholders and income from continuing operations, net of tax, available to common stockholders (during periods when the company reports significant discontinued operations) are the most directly comparable U.S. GAAP measures to core earnings. Income from continuing operations, net of tax, available to common stockholders is net income available to common stockholders, excluding the income (loss) from discontinued operations, net of tax. Core earnings should not be considered as a substitute for net income (loss), net income (loss) available to common stockholders or income (loss) from continuing operations, net of tax, available to common stockholders and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, income (loss) from continuing operations, net of tax, available to common stockholders and core earnings when reviewing the company’s performance. Below is a reconciliation of net income (loss) available to common stockholders to core earnings for the years ended Dec. 31, 2019 and 2018.

2020 Proxy Statement	79

APPENDIX A

($ in millions)	Year Ended Dec. 31, 2019	Year Ended Dec. 31, 2018
Net income (loss) available to common stockholders	$2,064	$1,801
Adjustments to reconcile net income available to common stockholders to core earnings:
Net realized capital losses (gains), excluded from core earnings, before tax	(389)	118
Loss on extinguishment of debt, before tax	90	6
Loss on reinsurance transaction, before tax	91	—
Integration and transaction costs associated with acquired business, before tax	91	47
Change in loss reserves upon acquisition of a business, before tax	97	—
Change in deferred gain on retroactive reinsurance, before tax	16	—
Income tax expense (benefit)	2	(75)
Loss (income) from discontinued operations, net of tax	—	(322)
Core Earnings	$2,062	$1,575
Compensation Core Earnings: As discussed under “Annual Incentive Plan Awards” on page 43, at the beginning of each year, the Compensation Committee approves a definition of “Compensation Core Earnings,” a non-GAAP financial measure. Compensation Core Earnings is used to set AIP award targets and threshold levels below which no AIP award is earned. Below is the Compensation Committee’s 2019 definition of “Compensation Core Earnings” and a reconciliation of core earnings to this non-GAAP financial measure.

($ in millions)
2019 Core Earnings as reported	$2,062
Adjusted for, after tax:
Income (losses) associated with the cumulative effect of accounting changes and accounting extraordinary items	—
Total catastrophe losses, including reinstatement premiums, state catastrophe fund assessments and terrorism losses, that are (below) or above the annual catastrophe budget	(34)
Prior accident year reserve development associated with asbestos and environmental reserves	—
Entire amount of a (gain) or loss (or such percentage of a gain or loss as determined by the Compensation Committee) associated with any other unusual or non-recurring item, including but not limited to reserve development, litigation and regulatory settlement charges and/or prior/current year non-recurring tax benefits or charges	(34)
Total equity method earnings that are below or (above) the 2019 operating budget from the limited partnership that owns Talcott Resolution	(40)
Compensation Core Earnings	$1,954

Core Earnings Margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. Below is a reconciliation of net income margin to core earnings margin for the year ended Dec. 31, 2019.

Margin	Year Ended Dec. 31, 2019
Net income margin	8.8%
Adjustments to reconcile net income margin to core earnings margin:
Net realized capital losses (gains) excluded from core earnings, before tax	(0.5)%
Integration and transaction costs associated with acquired business, before tax	0.6%
Income tax benefit	—%
Core earnings margin	8.9%

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APPENDIX A

Core Earnings Return on Equity: The Hartford provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A reconciliation of consolidated net income (loss) available to common stockholders ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended Dec. 31, 2019	Last Twelve Months Ended Dec. 31, 2018	Last Twelve Months Ended Dec. 31, 2017
Net Income (loss) available to common stockholders ROE	14.4%	13.7%	(20.6)%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE:
Net realized capital losses (gains), excluded from core earnings, before tax	(2.7)	0.9	(1.1)
Loss on extinguishment of debt, before tax	0.6	—	—
Loss on reinsurance transactions, before tax	0.6	—	—
Pension settlement, before tax	—	—	4.9
Integration and transaction costs associated with an acquired business, before tax	0.6	0.4	0.1
Changes in loss reserves upon acquisition of a business, before tax	0.7	—	—
Change in deferred gain on retroactive reinsurance, before tax	0.1	—	—
Income tax expense (benefit) on items not included in core earnings	—	(0.6)	4.4
Loss (income) from discontinued operations, after tax	—	(2.5)	18.9
Impact of AOCI, excluded from denominator of Core Earnings ROE	(0.7)	(0.3)	0.1
= Core earnings ROE	13.6%	11.6%	6.7%

Compensation Core ROE: As discussed under "Long-Term Incentive Awards" on page 46, Compensation Core ROE is used to set performance share targets and threshold levels below which there is no payout. The adjustments described in the left hand column of the table below constitute the Compensation Committee’s 2019 definition of “Compensation Core ROE.” A reconciliation of GAAP net income to Compensation Core ROE for the 2019 performance share awards will not be available until the end of the performance period in 2021. Reconciliations for each year covered by the 2017 performance share awards are provided in the table below, with any variations from the 2019 performance share award definition explained in the notes below the table.

2020 Proxy Statement	81

APPENDIX A

	2019	2018	2017
GAAP net income	$2,085	$1,807	$(3,131)
Preferred stock dividends	(21)	(6)	—
Net income (loss) available to common shareholders	2,064	1,801	(3,131)
Adjustments to reconcile net income available to common stockholders to core earnings:
Net realized capital losses (gains) excluded from core earnings, before tax	(389)	118	(160)
Loss on extinguishment of debt, before tax	90	6	—
Loss on reinsurance transaction, before tax	91	—	—
Change in loss reserves upon acquisition of a business, before tax	97	—	—
Pension settlement, before tax	—	—	750
Integration and transaction costs associated with acquired business, before tax	91	47	17
Change in deferred gain on retroactive reinsurance, before tax	16	—	—
Income tax expense (benefit)	2	(75)	669
Loss (income) from discontinued operations, after tax	—	(322)	2,869
Core Earnings as reported	2,062	1,575	1,014
Adjusted for after tax:
Total catastrophe losses, including reinstatement premiums, state catastrophe fund assessments and terrorism losses that are (below) or above the catastrophe budget.(1)	58	266	290
Prior accident year reserve development associated with asbestos and environmental reserves	—	—	—
Entire amount of a loss (gain) associated with litigation and regulatory settlement charges and/or with prior/current year non-recurring tax benefits or charges(2)	(277)	(191)	—
Losses (income) associated with discontinued operations through the last date externally reported as core earnings(3)	—	—	278
Core Earnings as adjusted	1,843	1,650	1,582
Prior year ending common stockholders' equity, excluding accumulated other comprehensive income (AOCI)	14,346	12,831	17,240
Prior year ending common stockholders' equity, excluding AOCI, adjusted for Tax Reform	15,082	13,708	—
Current year ending common stockholders' equity, excluding AOCI	15,884	14,346	12,831
Less: Impact of Tax Reform on equity(4)	459	736	877
Current year ending common stockholders' equity, excluding AOCI, adjusted for Tax Reform	16,343	15,082	13,708
Average common stockholders' equity, excluding AOCI, adjusted for Tax Reform	15,712	14,395	15,474
Compensation Core ROE	11.7%	11.5%	10.2%
Average of 2017, 2018 and 2019 Compensation Core ROE = 11.1%

(1)
The catastrophe budget for each year will be based on the multi-year outlook finalized in the first quarter of the year of grant.  The catastrophe budget will be adjusted only for changes in exposures between what is assumed in the multi-year outlook versus exposures as the book is actually constituted in each respective year.

(2)
For 2019 and 2018, an adjustment was made pursuant to the definition of Compensation Core Earnings to use the previously enacted corporate income tax rate of 35%, which is higher than the current corporate income tax rate of 21%.

(3)	Amendment to the definition of Compensation Core ROE following the agreement to sell Talcott Resolution. For 2017, the amount represents Talcott Resolution earnings through September 30, 2017.

(4)
As a result of the Tax Cuts and Jobs Act of 2017, the definition of average equity was amended to exclude the impact of the charge to earnings that was the result of the effect of the lower enacted corporate income tax rate on net deferred tax assets.

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Underlying Combined Ratio: This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the company's financial performance. Below is a reconciliation of combined ratio to the underlying combined ratio for individual reporting segments for the year-ended December 31, 2019.

	Commercial Lines	Personal Lines
Combined Ratio	97.7	95.0
Impact of current accident year catastrophes and PYD on combined ratio	(3.4)	(3.1)
Current accident year change in loss reserves upon acquisition of a business	(0.3)	—
= Underlying Combined Ratio	94.0	91.9

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APPENDIX B: SUMMARY OF THE HARTFORD 2020 STOCK INCENTIVE PLAN
Set forth below is a description of the material terms of The Hartford 2020 Stock Incentive Plan (the “2020 Stock Incentive Plan”). The following summary is qualified in its entirety by reference to the specific provisions of the proposed form of the 2020 Stock Incentive Plan, the full text of which is available in Appendix C to this Proxy Statement. Capitalized terms used but not defined herein shall have the meanings set forth in the 2020 Stock Incentive Plan.
General Applicability. The 2020 Stock Incentive Plan is intended to replace The Hartford 2014 Incentive Stock Plan (the “2014 Incentive Stock Plan”). Upon approval and adoption of the 2020 Stock Incentive Plan, no further awards will be made under the 2014 Incentive Stock Plan. The material terms of the 2020 Stock Incentive Plan are similar to the terms of the 2014 Incentive Stock Plan, with changes primarily to ensure alignment with market practices and legal changes, streamline the plan document, and simplify administration. Changes include, but are not limited to: simplifying performance measures associated with performance awards to reflect changes to Section 162(m) of the Internal Revenue Code eliminating the performance-based compensation exception since the adoption of the 2014 Incentive Stock Plan, revising the board service year award limit for non-employee directors from a share limit under the 2014 Incentive Stock Plan to an aggregate share and cash fee limit, adding specific provisions addressing the adoption of sub-plans and awards for non-U.S. employees, and revising the participant annual award limit to a single limit for all awards (instead of a bifurcated limit for options and SARs, on the one hand, and restricted stock, RSUs, and performance awards, on the other hand, under the 2014 Incentive Stock Plan).

Shares Subject to 2020 Stock Incentive Plan. If the 2020 Stock Incentive Plan is approved by shareholders, the maximum number of shares that may be issued in connection with the grant of options and other stock-based or stock-denominated awards is 11,250,000 (approximately 3.1% of the total 357,577,485 outstanding common shares of the company as of February 29, 2020) which represents an increase of approximately 7,976,998 shares over the number of shares authorized but not issued under the 2014 Incentive Stock Plan. For purposes of applying this limit in the context of a Performance Award, the number of shares of common stock equal to the value of the award is based upon the target payout, in each case determined as of the date on which such award is granted. To the extent that shares of common stock remain available for issuance under the 2014 Incentive Stock Plan but are not subject to outstanding awards of February 29, 2020, such shares shall be available for awards under the 2020 Stock Incentive Plan and such shares shall be added to the total number of shares available under the 2020 Stock Incentive Plan. To the extent that any award under the 2014 Incentive Stock Plan is forfeited, terminated, surrendered, exchanged, expires, or is settled in cash in lieu of stock (including to effect tax withholding), the shares subject to such award (or the relevant portion thereof) shall be available for awards under the 2020 Stock Incentive Plan and such shares shall be added to the total number of shares available under the 2020 Stock Incentive Plan.

The 2020 Stock Incentive Plan provides that the maximum number of shares that may be granted to any participant with respect to awards shall be 3,000,000 in any calendar year. The 2020 Stock Incentive Plan further provides that the Compensation Committee may provide for awards in excess of the above limitations at its discretion in any calendar year in which (i) a participant’s employment with the company commences or (ii) the participant is promoted to a more senior position with the company.
The aggregate awards granted to any non-employee director with respect to any calendar year, solely with respect to his or her services a member of the Board, taken together with any cash fees paid during the calendar year to the director, may not exceed $750,000 in total value (calculating the value of any such awards based on the grant date). The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
In connection with a merger or consolidation of an entity with the company or the acquisition by the company of property or stock of an entity, the company may grant substitute awards for options or other stock or stock-based awards granted by such entity on terms determined by the Compensation Committee. Such substitute awards shall not count against the maximum number of shares that may be issued or any individual sub-limits of the 2020 Stock Incentive Plan except as otherwise required by the Internal Revenue Code.
Purpose of the 2020 Stock Incentive Plan. The company benefits when employees’ interests are aligned with those of non-employee shareholders through the ownership of company stock. The company desires to preserve its flexible program of stock-based awards designed to retain exceptional employees and to motivate their efforts on behalf of the company. The company believes that the adoption of the 2020 Stock Incentive Plan will enable the company to continue providing an effective source of incentives to reward the efforts of highly motivated employees, and to attract new employees in an effort to meet the varying business needs of the company and to compete effectively in its markets. In addition, the 2020 Stock Incentive Plan provides for awards to non-employee directors in connection with their compensation for services on the Board of Directors, consistent with the company’s desire that non-employee directors achieve stock ownership levels equivalent to five times their annual cash retainer for service on the company’s Board of Directors by the third anniversary of the director’s appointment to the Board of Directors. The 2020 Stock Incentive Plan also permits awards to third party service providers. Awards may be granted by the Compensation Committee in its discretion and, therefore, future benefits to be allocated to any individual or group of individuals under the 2020 Stock Incentive Plan are not presently determinable.

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The Board has determined that it is in the best interests of the company and its shareholders to adopt the 2020 Stock Incentive Plan.
Eligibility. All employees, officers and directors of the Company are eligible to receive grants under the 2020 Stock Incentive Plan. The Committee may also grant awards under the 2020 Stock Incentive Plan to certain consultants and advisors. As of December 31, 2019, the Company had approximately 19,500 employees. In 2019, awards were granted under the 2014 Incentive Stock Plan to approximately 2,231 employees, all of the Company’s directors, and no consultants or advisors.

Plan Administration. The Compensation and Management Development Committee (the “Compensation Committee”), all of the current members of which are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “independent directors” under the standards set forth in the company’s Corporate Governance Guidelines, in accordance with the requirements of the listing standards of the New York Stock Exchange will administer the 2020 Stock Incentive Plan. The Compensation Committee will make determinations, including but not limited to, the designation of those participants or groups of participants who shall receive awards, the number of shares to be covered by options, SARs, Restricted Stock, RSUs, and other types of awards, the exercise price of options and the grant price of SARs (which may not be less than 100% of the Fair Market Value of Common Stock on the date of grant), other option and SARs terms and conditions, the number of Performance Awards to be granted and the applicable performance objectives, and the effect on an award of a participant’s termination of employment resulting from disability, death, retirement or other cessation of employment, authorized leave of absence or other change in the employment or other status of the participant. The Compensation Committee may impose such additional terms and conditions on an award as it deems advisable. The Compensation Committee may also grant other forms of stock-based and cash-based awards. The Compensation Committee’s decisions in the administration of the 2020 Stock Incentive Plan shall be binding on all persons for all purposes.

The Compensation Committee may, in its sole discretion, delegate such of its powers as it deems appropriate to members of senior management of the company, except that awards to Section 16 executive officers shall be made solely by the Compensation Committee or the Board of Directors.
The 2020 Stock Incentive Plan provides that any participant that accepts an award under the 2020 Stock Incentive Plan agrees to be bound by the company’s clawback policy, which permits the company to recoup any amounts paid or payable by the company at any time (including any award made under the 2020 Stock Incentive Plan) to the extent such recoupment either (i) is required by applicable law or listing standards, or (ii) is determined by the company to be necessary or appropriate in light of business circumstances or employee misconduct.

Minimum Vesting. Awards granted under the 2020 Stock Incentive Plan which vest on the basis of a participant’s continued employment with the company shall be subject to a minimum vesting period of one year, except (i) up to 5% of the maximum number of shares that may be issued in connection with the grant of options and other stock-based or stock-denominated awards may provide for vesting over a period of less than one year and (ii) the Compensation Committee may accelerate the vesting of any award, or waive the one-year vesting restriction, in circumstances where the Compensation Committee determines such acceleration or waiver to be in the best interests of the company.

Stock Options and SARs. Stock options and SARs under the 2020 Stock Incentive Plan shall expire within ten years after grant. The exercise price for options and the grant price for SARs must be at least equal to the Fair Market Value of the Common Stock on the date of grant. The exercise price for options must be paid to the company at the time of exercise and, in the discretion of the Compensation Committee, may be paid in the form of cash, a notice of an exercise-and-sell transaction (in the case of nonqualified options), or by such other lawful consideration as the Compensation Committee may determine. The Compensation Committee will generally determine the time or times at which options and SARs granted under the 2020 Stock Incentive Plan, including options and SARs granted to directors, may be exercised. No option or SAR shall provide for the payment or accrual of dividends or dividend equivalents. No option or SAR shall contain any provision entitling a participant to the automatic grant of additional options or SARs in connection with any exercise of the original option or SAR. The Compensation Committee cannot reprice options or SARs without first obtaining approval of shareholders. During the lifetime of a participant, an option or SAR may be exercised only by the participant (or a permitted transferee) at any time during its term and the participant’s continued service.

Performance Awards. Awards under the 2020 Stock Incentive plan may be made subject to the achievement of performance goals as prescribed by the Compensation Committee. The Compensation Committee shall specify that the degree of granting, vesting and/or payout of Performance Awards shall be subject to the achievement of performance goals established by the Compensation Committee. Such performance goals may vary by participant and may be different for different awards, may be particular to a participant or the department, line of business, subsidiary or other unit in which the participant works, and may cover such period as specified by the Compensation Committee, provided that such period must be at least twelve months. The Compensation Committee may adjust the cash or number of shares payable pursuant to a Performance Award and may, at any time, waive the achievement of the applicable performance goals, including in the case of death or total disability of the participant, or upon a Change of Control of the company. Dividend equivalents may be credited with respect to Performance Awards, provided that such dividend equivalents will be subject to the same restrictions on transfer and forfeitability as the Performance Award with respect to which they are paid. Dividend equivalents may only be paid as and when the underlying Performance Award vests and is payable, and no interest will be paid on dividend equivalents.

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APPENDIX B

Restricted Stock and RSUs. Restricted Stock and RSUs, which provide a contractual right to receive shares of Common Stock, awarded under the 2020 Stock Incentive Plan will be issued subject to a restriction period set by the Compensation Committee, during which time any restricted shares may not be sold, transferred, assigned or pledged or otherwise disposed of. The Compensation Committee will determine the terms and conditions applicable to any award of Restricted Stock or RSUs to any participant. Dividends (in the case of Restricted Stock) and dividend equivalents (in the case of RSUs) may be credited with respect to Restricted Stock and RSUs, provided that such dividend equivalents will be subject to the same restrictions on transfer and forfeitability as the award with respect to which they are paid. Dividends and dividend equivalents so credited may only be paid as and when the underlying Restricted Stock or RSU vests and is payable, and no interest will be paid on dividend equivalents. Recipients of Restricted Stock shall have voting rights with respect to Restricted Stock. Recipients of RSUs shall have no voting rights with respect to RSUs. The Compensation Committee shall establish the terms and conditions of any RSUs, including the restriction period applicable thereto, and date on which Common Stock may be issued in respect thereof. The Compensation Committee may determine that vesting of Restricted Stock or RSUs will be dependent upon attainment of performance goals established by the Compensation Committee.

The Compensation Committee or it designee may also permit any participant to receive RSUs in exchange for or in lieu of other compensation (including salaries, annual bonuses, annual retainer and meeting fees) that would otherwise have been payable to such participant in cash. The Compensation Committee may also permit RSUs to be deferred, on a mandatory basis or at the election of a participant, in a manner that complies with Section 409A of the Internal Revenue Code. The Compensation Committee shall establish the terms and conditions applicable to any election by a participant to receive RSUs (including the time at which any such election shall be made.
Compensation Upon Change of Control. The 2020 Stock Incentive Plan provides limited protection of intended economic benefits for participants upon a change of control of the company.

“Change of Control” is generally defined in the 2020 Stock Incentive Plan as any of the following events:

(i)
The filing of a report with the Securities and Exchange Commission disclosing that a person is the beneficial owner of forty percent or more of the outstanding stock of the company entitled to vote in the election of directors of the company;

(ii)
A person purchases shares pursuant to a tender offer or exchange offer to acquire stock of the company (or securities convertible into stock), provided that after consummation of the offer, the person is the beneficial owner of twenty percent or more of the outstanding stock of the company entitled to vote in the election of directors of the company;

(iii)
The consummation of a merger, consolidation, recapitalization, or reorganization of the company approved by the stockholders of the company, other than in a transaction immediately following which the persons who were the beneficial owners of the outstanding securities of the company entitled to vote in the election of directors of the company immediately prior to such transaction are the beneficial owners of at least 55% of the total voting power represented by the securities of the entity surviving such transaction entitled to vote in the election of directors of such entity in substantially the same relative proportions as their ownership of the securities of the company entitled to vote in the election of directors of the company immediately prior to such transaction;

(iv)	The consummation of a sale, lease, exchange or other transfer of all or substantially all the assets of the company approved by the stockholders of the company; or

(v)
Within any 24 month period, the persons who were directors of the company immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of the directors who then qualified as Incumbent Directors either actually or by operation of this clause (v), and (B) was not designated by a person who has entered into an agreement with the company to effect a transaction described in clause (iii) or (iv) above.

Under the 2020 Stock Incentive Plan, awards will not automatically vest and become exercisable upon a Change of Control if the Compensation Committee reasonably determines in good faith prior to the occurrence of the Change of Control that the awards will be assumed or replaced with an Alternative Award immediately following the Change of Control. Such an Alternative Award must:

•	Relate to a security that is traded on a recognized securities market;

•
Provide rights and entitlements that are substantially equivalent to or better than the rights and entitlements under the existing award (in the case of outstanding Performance Awards, the performance goals must be deemed satisfied at target (or, if greater, as otherwise specified by the Compensation Committee at or after grant), and the Alternative Award must be in the form of restricted stock or restricted stock units, without a performance objective, unless otherwise determined by the Compensation Committee);

•	Be of substantially equivalent economic value; and

•
Provide that awards become fully vested and exercisable if the participant’s employment is terminated within two years following the Change of Control without Cause or by the participant for Good Reason. For this purpose, “Good Reason”

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and “Cause” are as defined in the company’s applicable severance pay plan or, if no such agreement or plan exists or does not defined such terms, as defined in the applicable award agreement.
In the event that awards were not assumed or replaced with such Alternative Awards, then, upon the Change of Control, the following would occur:

•
Each option and SAR outstanding would generally immediately vest and become exercisable to the full extent of the original grant for the remainder of its term. The Compensation Committee could, in its discretion, provide, either absolutely or subject to the election of the participant, that each option and SAR be surrendered or exercised for cash equal to the excess of the Fair Market Value of the Common Stock at the time of exercise over the exercise price.

•
The restrictions applicable to shares of Restricted Stock and RSUs held by participants pursuant to the 2020 Stock Incentive Plan would lapse upon the occurrence of the Change of Control, and participants would immediately receive unrestricted certificates for all shares of Restricted Stock. The Compensation Committee could, in its discretion, provide either absolutely or subject to the election of participants that Restricted Stock or RSUs shall be exchanged for cash equal to the number of outstanding shares or units multiplied by the Fair Market Value of a share of Common Stock. Distributions of amounts payable to participants with respect to RSUs would be made immediately following the occurrence of the Change of Control (provided that distributions of awards that constituted nonqualified deferred compensation under Section 409A of the Internal Revenue Code would be made at the time otherwise payable without regard to the occurrence of the Change of Control).

•
If the Change of Control occurred during the course of a performance period applicable to a Performance Award, then participants would be deemed to have satisfied the performance goals at the applicable target level, or, if greater, as otherwise specified by the Compensation Committee, effective on the date of such occurrence. The Compensation Committee could, in its discretion, provide either absolutely or subject to the election of participants that Performance Awards be exchanged for cash equal to the number of outstanding shares multiplied by the Fair Market Value of a share of Common Stock. Distributions of amounts payable to participants with respect to Performance Awards would be made immediately following the occurrence of the Change of Control, provided that the awards did not constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

Authorization of Sub-Plans; Non-U.S. Employees. The Compensation Committee may establish sub-plans under the 2020 Stock Incentive Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. Awards may be granted to participants who are non-U.S. citizens or residents employed or on assignment outside the United States, or both, on such terms and conditions different from those applicable to awards to participants employed in the United States as may be appropriate in order to recognize differences in local law or tax policy.

Amendment and Termination of the 2020 Stock Incentive Plan. The Compensation Committee may amend or discontinue the 2020 Stock Incentive Plan at any time and, specifically may make such modifications to the 2020 Stock Incentive Plan as it deems necessary to avoid the application of Section 409A of the Internal Revenue Code and the United States Treasury regulations thereunder. However, no amendment shall, without shareholder approval, (i) materially increase the number of shares reserved for awards (except as provided in the 2020 Stock Incentive Plan with respect to stock splits or other similar changes), (ii) expand the types of awards that may be granted, (iii) materially expand the group of participants eligible for awards, or (iv) with respect to the grant of all options and SARs, allow the Compensation Committee to reprice options or SARs.

The Compensation Committee has not specified the participants who may receive awards under the 2020 Stock Incentive Plan in the future. Information regarding the options, performance shares and Restricted Units granted to the company’s named executive officers during 2019 under the 2014 Incentive Stock Plan is set forth in the various compensation tables included under Executive Compensation Tables beginning on page 57 of this proxy statement.
Registration of Shares. If the 2020 Stock Incentive Plan is approved by shareholders, the shares available for award grants thereunder will be registered under the Securities Act of 1933, as amended, and a Subsequent Listing Application will be filed with the NYSE to list the shares.

Federal Income Tax Consequences. The following is a brief summary of the current federal income tax rules generally applicable to options, SARs, Performance Awards, Restricted Stock, and RSUs. Awardees should consult their own tax advisors as to the specific Federal, state and local tax consequences applicable to them.

•
Incentive Stock Options. An incentive stock option results in no taxable income to the optionee or a deduction to the company at the time it is granted or exercised. However, the excess of the Fair Market Value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as long-term capital gain. If the share disposed of during such periods, however, (i.e. a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the Fair Market Value of the shares upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the Fair Market Value on the date of exercise will be a short-term capital gain. In such case, the company would be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares

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APPENDIX B

acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

•
Non-Qualified Stock Options. An optionee is not subject to Federal income tax upon grant of a non-qualified option. At the time of exercise, the optionee will realize compensation income (subject to withholding) to the extent that the then Fair Market Value of the stock exceeds the option price. The amount of such income will constitute an addition to the optionee’s tax basis in the optioned stock. Sale of the shares will result in capital gain or loss (long-term or short-term depending on the optionee’s holding period). The company is entitled to a Federal tax deduction at the same time and to the same extent that the optionee realizes compensation income.

•
Stock Appreciation Rights (“SARs”). A grantee is not taxed upon the grant of SARs. An optionee exercising SARs for cash or stock will realize compensation income (subject to withholding) in the amount of the cash and/or stock received. The company is entitled to a tax deduction at the same time and to the same extent that the grantee realizes compensation income.

•
Performance Awards. No income will be recognized at the time of grant by the recipient of a Performance Award if such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to Performance Awards, the then Fair Market Value of the stock will constitute ordinary income to the participant. Subject to the applicable provisions of the Internal Revenue Code, a deduction for federal income tax purposes will be allowable to the company in an amount equal to the compensation realized by the participant.

•
Restricted Stock/RSUs. An awardee of Restricted Stock or RSUs will generally realize compensation income (subject to withholding) when and to the extent that the restrictions on the shares or units lapse and delivery of the shares corresponding to the units is not deferred, as measured by the value of the shares or units at the time of lapse. The awardee’s holding period for the shares or units will not commence until the date of lapse, and dividends paid on Restricted Stock during the restriction period will be treated as compensation. However, if an awardee makes an election to realize compensation income at the time of an award of Restricted Stock in accordance with the Internal Revenue Code, the recipient will be taxed at the time of the grant in an amount equal to the excess of the Fair Market Value of the Restricted Stock at that time (determined without regard to any of the applicable restrictions) over the amount, if any, paid for such Restricted Stock. In such case, the recipient’s holding period will commence on the date of the grant and his or her tax basis in the shares will be increased by the amount of income recognized by reason of such election. However, if the recipient subsequently forfeits the shares of Restricted Stock, he or she will only be entitled to recognize a loss with respect to the amount, if any, paid for the shares (and not the taxes recognized by reason of such election). A grantee of RSUs may not make such an election. The company will be entitled to a Federal tax deduction at the same time and to the same extent that the awardee realizes compensation income. However, if the recipient has elected to recognize income at the time of the grant and subsequently forfeits the Restricted Stock, the company must include as ordinary income the amount it previously deducted in the year of grant with respect to such shares.

•
Tax Treatment of Awards to Participants Outside the United States. The grant and exercise of options and awards under the 2020 Stock Incentive Plan to participants outside the United States may be taxed on a different basis.

•
Golden Parachute Tax Penalties. Options, SARs, Performance Awards, Restricted Stock or RSUs which are granted, accelerated, or enhanced upon the occurrence of a takeover (i.e., a Change of Control) may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and, to such extent, will be nondeductible by the company and subject to a 20% excise tax to the awardee.

•
Limitation on the Ability to Deduct Compensation Payable to Covered Employees. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to any person who is a “covered employee” under this rule. For taxable years after 2017, the term “covered employee” includes any person who was a named executive officer of the Company under the proxy disclosure rules for any year after 2016. In taxable years prior to 2018, there was an exception to the limitation on the amount of compensation deductible for performance-based compensation payable to the covered employees. This exemption is no longer available other than for certain “grandfathered” performance-based awards granted prior to November 2, 2017. As a result, it is likely that some or potentially all of the compensation payable under the 2020 Stock Incentive Plan to persons who are covered employees will not be deductible by the Company or its subsidiaries for federal income tax purposes

Information Regarding Existing Equity Compensation Plans. The following table provides information as of December 31, 2019 regarding the securities authorized for issuance under the company’s equity compensation plans. The company maintains The Hartford 2005 Incentive Stock Plan (the “2005 Stock Plan”), The Hartford 2010 Incentive Stock Plan (the “2010 Stock Plan”), the 2014 Incentive Stock Plan (collectively, the “Stock Plans”) and The Hartford Employee Stock Purchase Plan (the “ESPP”). On May 21, 2014, the stockholders of the company approved the 2014 Incentive Stock Plan, which superseded the earlier plans. Pursuant to the provisions of the 2014 Incentive Stock Plan, no additional shares may be issued from the 2010 Stock Plan. To the extent that any awards under the 2005 Stock Plan and the 2010 Stock Plan are forfeited, terminated, surrendered, expire unexercised or are settled in cash in lieu of stock (including to effect tax withholding) or for the issuance of a lesser number of shares subject to the award, the shares subject to such awards (or the relevant portion thereof) shall be available for award under the 2014 Incentive Stock Plan and such shares shall be added to the total number of shares available under the 2014 Stock Plan. For a description of the 2014 Incentive Stock Plan and the ESPP, see Note 19 to the company’s Form 10-K for the year ended December 31, 2019 filed on February 21, 2020.

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Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)
Equity compensation plans approved by stockholders	10,214,333	$43.43	9,352,607
Equity compensation plans not approved by stockholders	—	—	—
Total	10,214,333	$43.43	9,352,607

(1)
The amount shown in this column includes 5,846,481 outstanding options awarded under the 2005 Stock Plan and the 2010 Stock Plan. The amount shown in this column includes 3,608,257 outstanding restricted stock and restricted stock units and 759,595 outstanding performance shares at 100% of target (which excludes 391,492 shares that vested on December 31, 2019, related to the 2017-2019 performance period) as of December 31, 2019 under the 2010 Stock Plan and the 2014 Incentive Stock Plan. The maximum number of performance shares that could be awarded is 1,519,190 (200% of target) if the company achieved the highest performance level. Under the 2010 Stock Plan and the 2014 Incentive Stock Plan, no more than 500,000 shares in the aggregate can be earned by an individual employee with respect to restricted stock unit and performance share awards made in a single calendar year. As a result, the number of shares ultimately distributed to an employee with respect to awards made in the same year will be reduced, if necessary, so that the number does not exceed this limit.

(2)	This weighted average exercise price reflects outstanding options and does not reflect outstanding restricted stock units or performance shares because they do not have exercise prices.

(3)
Of these shares, 4,084,500 remain available for purchase under the ESPP as of December 31, 2019. 5,268,108 shares remain available for issuance as options, restricted stock units, restricted stock awards or performance shares under the 2014 Incentive Stock Plan as of December 31, 2019.

As of February 29, 2020, the total number of options outstanding was 6,844,360 with a weighted-average exercise price of $45.16 and a weighted-average remaining contractual life of 6.7 years. There were also a total of 5,118,309 restricted stock unit awards and performance share awards at target outstanding on that date. As of February 29, 2020, 3,273,002 shares remained available for issuance of options, restricted stock units or performance shares under the 2014 Incentive Stock Plan and 4,084,500 shares remained available for purchase under the ESPP. If the 2020 Stock Incentive Plan is approved by shareholders, no further awards will be made pursuant to the 2014 Incentive Stock Plan.

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APPENDIX C: THE HARTFORD 2020 STOCK INCENTIVE PLAN

1.	Purpose
The purpose of this 2020 Stock Incentive Plan (the "Plan") of The Hartford Financial Services Group, Inc. (the “Company”), is to attract, retain, motivate and reward sustained long-term performance of individuals who are expected to make important contributions to the Company by providing equity ownership opportunities that are aligned with the interests of the Company's shareholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations (“Affiliated Corporation”) as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the "Code"), as determined by the Compensation and Management Development Committee or such other committee of the Board as may be designated by the Board of Directors of the Company (the "Board") to administer the Plan (the “Committee”).

2.	Eligibility
The Committee shall designate the employees, officers and directors of the Company who are eligible for Awards (as defined below) under the Plan. The Committee may also designate consultants and advisors to the Company (as those terms are defined for purposes of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act”), or any successor form) as eligible for Awards under the Plan. Each person who is actually granted an Award under the Plan is deemed a "Participant".

3.	Awards under the Plan

a.
Types. The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 6), SARs (as defined in Section 7), Restricted Stock (as defined in Section 8), RSUs (as defined in Section 8), Performance Awards (as defined in Section 9), and Other Stock-Based Awards (as defined in Section 3(b)). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly.

b.
Other Stock-Based Awards. The Committee may grant Awards of Shares (as defined in Section 5), and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property ("Other Stock-Based Awards"). Such Other Stock-Based Awards may also be available, upon vesting, as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled.

c.	Cash Based Awards. The Committee or the Company may also grant Awards under this Plan that are settled or denominated in cash rather than Shares ("Cash-Based Awards").

d.
Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate under the circumstances. Substitute Awards shall not count against the overall share limit set forth in Section 5(a) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

e.
Dividends or Dividend Equivalents. The Committee may provide that an Award of Restricted Stock shall be credited with dividends or that an RSU or Performance Award shall be credited with units or equivalents to reflect dividends declared on Shares (“Dividend Equivalents”), as set forth in the Award Agreement. Unless the Committee shall otherwise determine (either at or after grant), all dividends or Dividend Equivalents credited to an Award under this Plan of Restricted Stock, RSUs or Performance Awards shall be deemed reinvested in that number of Restricted Stock, RSUs or Performance Awards, as applicable, determined based on the Fair Market Value on the date the corresponding dividend on the Share is payable to stockholders. Unless the Committee determines otherwise, “Fair Market Value” shall be deemed, as of any date, to be equal to the reported closing price for one Share on the New York Stock Exchange (“NYSE”) or, if no sales of Shares have taken place on such date, the reported closing price on the most recent date on which selling prices were quoted, the determination to be made in the discretion of the Committee. Such dividends or Dividend Equivalents, as applicable, may be payable in cash or settled in Shares, and shall be subject to the same terms and conditions (including any restriction or vesting period(s), payment date or performance measure(s)) as the applicable Award. In the case of Performance Awards, Dividend Equivalents shall be credited during the vesting period based on target performance and then adjusted after the Award vests based on achievement of the Award’s performance measures. Neither Options nor SARs shall be credited with dividends or Dividend Equivalents under the Plan. No dividends or Dividend Equivalents shall be paid on unvested Awards, and no interest will be paid on dividends or Dividend Equivalents.

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4.	Granting of Awards; Administration and Delegation
The Committee shall have authority to grant Awards under the Plan. The Plan will be administered by the Committee, and the Committee may adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any Award agreements entered into under the Plan and such interpretations and constructions shall be, except as otherwise determined by the Board, final, conclusive and binding on all persons for all purposes. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Board as a whole (or any committee of the Board that it designates) may take any action under the Plan that would otherwise be the responsibility of the Committee; should this occur, all references in this Plan to the “Committee” shall be deemed to refer to the Board or any such committee. The Committee may, in its sole discretion, delegate such of its powers as it deems appropriate to the Company’s Chief Human Resources Officer (or other person holding a similar position) or the Company’s Chief Executive Officer, except that Awards to an officer of the Company who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (“Section 16 Officers”) shall be made, and matters related thereto shall be determined, solely by the Committee.

5.	Shares Available for Awards

a.	Number of Shares; Share Counting

i.
Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 6(b)) for up to 11,250,000 shares of the Company’s common stock (“Shares”). The Shares shall consist of: (A) 7,976,998 Shares not previously authorized for issuance under any plan, plus (B) the total Prior Plan Shares. For purposes of this Section, “Prior Plan Shares” equals:

A.	3,273,002 Shares available for issuance under the Company's 2014 Incentive Stock Plan, as amended, or 2010 Incentive Stock Plan, as amended, (collectively, the "Prior Plan") as of February 29, 2020;
plus

B.
any of the 11,962,669 Shares subject to outstanding awards as of February 29, 2020 under the Prior Plan, which subsequently expire, terminate or are otherwise surrendered, canceled, forfeited, or are settled in cash in lieu of shares of the Company’s common stock (including to effect tax withholding).

ii.	As of the Effective Date, no further awards will be granted under the Prior Plan.

iii.
Share Counting. The following rules shall be used to determine the number of Shares available for the grant of Awards under the Plan for purposes of both this Section 5(a) and the sublimits contained in Section 5(b):

A.	Shares shall be counted as of the Award’s grant date;

B.	Shares for Awards subject to performance measures shall be counted at target performance based on the Award’s grant date;

C.	Any portion of an Award that is settled in cash shall not be counted against any limit;

D.	Shares associated with all or that portion of an Award that is forfeited, terminated or surrendered shall again be available for the future grant of Awards under this Plan;

E.	For Options or SARs, all or any portion of the Shares subject to an Award that were not exercised and expired shall be available for the future grant of Awards under this Plan;

F.
Shares that are used for tax withholding, up to the Company's minimum statutory withholding obligations, with respect to Awards other than Options or SARs shall be available for the future grant of Awards under this Plan;

G.	Incentive Stock Option Awards shall be subject to any further limitations established under the Code;

H.
Shares delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to purchase Shares upon the exercise of an Award shall not be added back to the number of Shares available for the future grant of Awards; and

I.	Shares repurchased by the Company on the open market shall not increase the number of Shares available for future grant of Awards.

b.	Sublimits. Subject to adjustment under Section 10, the following sublimits on the number of Shares shall apply:

i.	Per-Participant Limit.

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A.	Calendar Year Limit. The maximum number of Shares that may be granted to any Participant in any calendar year pursuant to Awards under the Plan shall be 3,000,000 Shares.

B.
New Hires & Promotions. Awards to a Participant may, at the discretion of the Committee, exceed the limit set out in A. above: (x) for the first calendar year of his or her employment at the Company or (y) for the calendar year of a Participant’s promotion to a more senior position within the Company.

C.
Non-Employee Director Limit. Awards granted to any non-employee director for a board service year for his or her service as a member of the Board, taken together with any cash fees paid for that board service year, may not exceed $750,000 in total value (calculated as of the Award’s grant date). This limit shall not apply to any outstanding Award that was granted in recognition for service provided in a prior board service year. The Board may make exceptions to this limit in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

c.	Dividends and Dividend Equivalents. Dividends shall not count against the limits set forth in Section 5(a). Dividend Equivalents shall count against the limits set forth in Section 5(a).

d.
Shares Subject to the Plan. Shares to be issued under the Plan may be made available from the authorized but unissued shares, or shares held by the Company in treasury or from shares purchased in the open market.

6.	Stock Options

a.
General. The Committee may grant options to purchase Shares (each, an “Option”) and determine the number of Shares to be covered by each Option, the exercise price of each Option, and impose any conditions or limitations on the exercise of an Option that the Committee considers appropriate.

b.
Incentive Stock Options. An Option that the Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company or any of its Affiliated Corporations (or other option holder permitted under Section 422 of the Code), and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonqualified Stock Option”. The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option, or if the Company converts an Incentive Stock Option to a Nonqualified Stock Option.

c.
Exercise Price. The Committee shall establish the exercise price of each Option or the formula by which such exercise price shall be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Fair Market Value of a Share as determined by (or in a manner approved by) the Committee on the date the Option is granted; provided that if the Committee approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value of a Share on such future date.

d.
Terms; Duration of Options. Each Option shall be exercisable at such times and subject to such terms, conditions and limitations as the Committee may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

e.
Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form approved by the Company, together with payment in full of the exercise price (in a manner specified in Section 6(f)) for the number of Shares for which the Option is exercised. If not exercised prior, each outstanding Option shall be deemed to be exercised, in the manner set forth below, at the close of business on the scheduled expiration date of such Option if at such time the Option by its terms remains exercisable and, if so exercised, would result in a distribution to the holder of such Option of at least one Share net of any applicable tax withholding requirements (“Deemed Exercise”). Such Deemed Exercise may be effected without notification by the Participant to the Company or by the Company to the Participant. Upon such Deemed Exercise, the Company shall issue and deliver to the Participant the greatest number of whole Shares equal to the quotient of i. divided by ii., with the quotient reduced as necessary to satisfy applicable tax withholding requirements, where i. and ii. are:

i.
The product of (x) the number of Shares as to which the Option is being deemed exercised and (y) the excess of the Fair Market Value on the Deemed Exercise date over the exercise price per share of such Option, and

ii.	The Fair Market Value on such date,
with any remainder being payable in cash to the Participant. If, on the scheduled expiration date of any Option, the exercise of such Option would not result in a Deemed Exercise, then such Option shall be canceled without further action by the Participant, the Committee, or the Company on the date following the last date on which such Option may have been exercised in accordance with this Section 6.

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f.
Payment upon Exercise. Shares purchased upon the exercise of an Option granted under the Plan shall be paid for by the delivery of the following (or any combination thereof), unless otherwise provided in the applicable Award agreement or approved by the Committee:

i.	in cash or by check, in the manner specified by the Company;

ii.	in the case of Nonqualified Stock Options, a notice of an exercise-and-sell transaction in the manner specified by the Company; or

iii.	Such other lawful consideration as the Committee may determine; provided, however, that in no event may a promissory note of the Participant be used to pay the Option exercise price.

g.
Limitation on Repricing. Unless such action is approved by the Company's shareholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel (or accept surrender of) any outstanding option (whether or not granted under the Plan) and grant new Awards under the Plan (other than Awards granted pursuant to Section 3(d)) covering the same or a different number of Shares and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel (or accept surrender) in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value of the Shares, or (4) take any other action under the Plan that constitutes a "repricing" within the meaning of the rules of the NYSE.

h.
No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

7.	Stock Appreciation Rights

a.
General. The Committee may grant Awards consisting of stock appreciation rights ("SARs”) entitling the holder, upon exercise, to receive an amount of Shares or cash or a combination thereof (such form to be determined by the Committee) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a Share over the measurement price established pursuant to Section 7(b). The date as of which such appreciation is determined shall be the exercise date.

b.
Measurement Price. The Committee shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value of the Shares on the date the SAR is granted; provided that if the Committee approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value of the Shares on such future date.

c.
Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

d.
Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form approved by the Company, together with any other documents required by the Committee. Each outstanding SAR shall be subject to Deemed Exercise at the close of business on the scheduled expiration date of such SAR if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a distribution to the holder of such SAR of at least one Share net of any applicable tax withholding requirements. If, on the scheduled expiration date of any SAR, the exercise of such SAR would not result in a Deemed Exercise, then such SAR shall be canceled without further action by the Participant, the Committee, or the Company on the date following the last date on which such SAR may have been exercised in accordance with this Section 7.

e.
Limitation on Repricing. Unless such action is approved by the Company's shareholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel (or accept surrender of) any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 3(d)) covering the same or a different number of Shares and having a measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel (or accept surrender) in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value of a Share, or (4) take any other action under the Plan that constitutes a "repricing" within the meaning of the rules of the NYSE.

f.	No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

8.	Restricted Stock; Restricted Stock Units

a.
General. The Committee may grant Awards entitling recipients to acquire Shares, subject to the right of the Company to require forfeiture of such Shares in the event that conditions specified by the Committee in the applicable Award agreement are not satisfied prior to the end of the applicable restriction period or periods

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established by the Committee for such Award ("Restricted Stock”). The Committee may also grant restricted stock unit Awards entitling the recipient to receive Shares or cash at the end of the applicable restriction period or periods established by the Committee for such Award ("RSUs").

b.
Terms and Conditions for Restricted Stock and RSUs. The Committee shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and forfeiture and the issue price, if any, which shall be set out in the applicable Award agreement.

c.	Additional Provisions Relating to Restricted Stock.

i.
Evidence of Ownership. Subject to Section 12(g) and Section 13(b), the Company shall cause the issuance of each award of Restricted Stock to be evidenced on its books and records in a manner consistent with its practices for evidencing share ownership. The Company shall take such actions as it shall deem necessary or appropriate to reflect in such records the terms, conditions and restrictions, if any, applicable to such Award (including appropriate stop-transfer orders), and may require that the Participant acknowledge such terms, conditions and restrictions in such manner as the Company shall reasonably request. Upon the lapse of the restriction period or the Participant otherwise vesting in respect to Restricted Stock, such Shares shall no longer be subject to the restrictions imposed under this Section and the Company shall take appropriate actions to reflect the lapse of such restrictions.

ii.	Voting Rights. A Participant shall have voting rights with respect to Restricted Stock.

d.	Additional Provisions Relating to RSUs.

i.
Settlement. Upon the vesting of and/or lapsing of any restrictions (i.e., settlement) with respect to each RSU, the Participant shall be entitled to receive from the Company the number of Shares specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Committee) an amount of cash equal to the Fair Market Value of the number of Shares or a combination thereof. The Committee may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code or any successor provision thereto, and the regulations thereunder ("Section 409A").

ii.	Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

9.	Performance Awards

a.
Grants. The Committee may issue Awards under the Plan that are subject to the achievement of performance measures pursuant to this Section ("Performance Awards"), which shall be established at the time of grant.

b.
Performance Measures. The Committee shall specify in the Award agreement that the degree of granting, vesting and/or payout of any Performance Award shall be subject to the achievement of one or more performance measures established by the Committee. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, line of business, subsidiary or other unit in which the Participant works; and (z) may cover such period as may be specified by the Committee; provided, however, that any such period must be at least twelve months.

c.
Adjustments. Subject to the terms of the Plan, if during the course of a performance period there shall occur significant events which the Committee expects to have a substantial effect on the applicable performance measures during such period, the Committee may revise such performance measures. In the case of the death or disability of the Participant, a change described in Section 10, or a Change of Control of the Company, the Committee may waive the achievement of the applicable performance measures.

10.	Adjustments in Event of Change in Shares
In the event of any reorganization, merger, recapitalization, consolidation, liquidation, special cash dividend, stock dividend, stock split, reclassification, combination of shares, rights offering, split-up or extraordinary dividend (including a spin-off) or divestiture, or any other change in the corporate structure or shares, the Committee shall make such adjustment in the Shares subject to Awards (including Shares subject to purchase by an Option or issuable in respect of RSUs), as shall be necessary to preserve the Participant’s rights substantially proportionate to those rights existing immediately prior to such transaction or event including (i) converting rights and Awards in respect of Shares into rights and Awards in respect of cash, other classes or types of securities or other property, or (ii) modifying the terms, conditions or restrictions on Shares or Awards, including the price payable upon the exercise of such Option and the number of shares subject to Restricted Stock or RSUs.

11.	Change of Control
If the Committee reasonably determines in good faith that a Change of Control has occurred, then the following rules shall apply:

a.
If the Committee (as constituted immediately prior to the Change of Control) determines that all Awards shall, immediately following the Change of Control, be honored or assumed by the employer or other entity to which the Participant provides his or her services (or the parent or a subsidiary of such entity) through the issuance of

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Alternative Awards, then all Awards under this Plan shall be cancelled and terminated, provided that such Alternative Awards must:

i.	Relate to a class of equity that is (or will be within five business days following the Change of Control) listed to trade on a U.S. national securities exchange;

ii.
Fully vest and become exercisable if a Participant’s employment or other services are terminated upon or within two years following such Change of Control by the Participant’s employer (or other service recipient) other than for Cause or by the Participant for Good Reason; provided, however, that with respect to any Award that does not qualify for any applicable exemption from the application of Section 409A of the Code, the payment or distribution of the Alternative Award shall only be made at the time otherwise specified under the Plan or the Award agreements without regard to the occurrence of the Change of Control (including any six-month delay in payment applicable to a “specified employee”, as determined in accordance with Section 409A of the Code);

iii.
Provide the Participants with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award, including, but not limited to an identical or better exercise or vesting schedule (including all provisions for accelerated vesting) and identical or better timing and methods of payment;

iv.
In the case of existing awards with performance measures, be in the form of restricted stock or restricted stock units, unless otherwise determined by the Committee (the value of any such Alternative Award shall be determined based on deemed satisfaction of the performance measures at the target level (or such higher amount established by the Committee)); and

v.	Have substantially equivalent economic value to the existing Award.

b.
If the Committee determines that existing Awards will not be honored or assumed through the issuance of Alternative Awards immediately following the Change of Control, then all Awards shall fully vest and become exercisable upon the occurrence of a Change of Control and:

i.Options and SARs may be exercised throughout the remainder of the original term;
ii.Any performance measures applicable to Awards shall be deemed to have been satisfied at the target level for such Award, or, if greater, such amount determined by the Committee.
iii.All Restricted Stock, RSUs and Performance Awards shall be distributed and paid out immediately in Shares following (but in no event later than 30 days following) the occurrence of the Change of Control, provided that the Committee has determined that each such distribution is permitted by or qualifies for an exemption from the application of Section 409A of the Code. Alternatively, the Committee may, in its discretion, provide for either of the following either absolutely or subject to the election of Participants:

A.
Each Option and SAR shall be surrendered or exercised for an immediate lump sum cash amount equal to the excess of the Fair Market Value of the Shares subject to such Option or SAR determined as of the time of such surrender or exercise over the exercise price;

B.
Each Restricted Stock, RSU and Performance Award shall be exchanged for an immediate lump sum cash amount equal to the number of outstanding units or shares awarded to such Participant (with the performance objectives for Performance Awards deemed satisfied at the target level specified in the Participant’s Award agreement or, if greater, as otherwise specified by the Committee at or after grant) multiplied by the Fair Market Value of a Share as of the date of such exchange.

iv.If the Committee determines that all or any portion of an Award cannot be distributed as a result of the application of Section 409A of the Code, then distribution or payment of such Award shall be made at the time otherwise specified in the Plan or the applicable Award agreement without regard to the occurrence of a Change of Control (including any six-month delay in payment applicable to a "specified employee", as determined in accordance with Section 409A of the Code). Without limiting the foregoing, nothing in this Section 11(b) shall be construed to prevent any Participant's rights in respect of any Award from becoming non-forfeitable upon the occurrence of a Change of Control.

c.
Notwithstanding any provision in this Plan to the contrary, in the event of a Change of Control as described in Section 11(d)(iii) or Section 11(d)(iv), in the case of an awardee whose employment or service involuntarily terminates on or after the date of a shareholder approval described in either of such sections but before the date of a consummation described in either of such sections, and the consummation occurs within 60 days of such date of termination, then the date of termination of such an awardee’s employment or service shall be deemed for purposes of the Plan to be the date following the date of the applicable consummation.

d.	For purposes of this Plan, a Change of Control shall occur:

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i.
if a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the 1934 Act disclosing that any Person, other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company is the Beneficial Owner of forty percent or more of the outstanding stock of the Company entitled to vote in the election of directors of the Company;

ii.
if any Person other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary of the Company shall purchase shares pursuant to a tender offer or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the Beneficial Owner of twenty percent or more of the outstanding stock of the Company entitled to vote in the election of directors of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);

iii.
upon the consummation of any merger, consolidation, recapitalization or reorganization of the Company approved by the stockholders of the Company, other than any such transaction immediately following which the persons who were the Beneficial Owners of the outstanding securities of the Company entitled to vote in the election of directors of the Company immediately prior to such transaction are the Beneficial Owners of at least 55% of the total voting power represented by the securities of the entity surviving such transaction entitled to vote in the election of directors of such entity (or the ultimate parent of such entity) in substantially the same relative proportions as their ownership of the securities of the Company entitled to vote in the election of directors of the Company immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity or any subsidiary of such surviving entity;

iv.
upon the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company approved by the stockholders of the Company; or

v.
if within any 24 month period, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause (v), and (B) was not designated by a Person who has entered into an agreement with the Company to effect a transaction described in Section 11(d)(iii) or Section 11(d)(iv) of the Plan.

e.
For purposes of the Plan, “Beneficial Owner” means any Person who, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” (within the meaning of Rule 13d-3 under the 1934 Act) of any securities of a company, including any such right pursuant to any agreement, arrangement or understanding (whether or not in writing), provided that: (a) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (i) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the 1934 Act and the applicable rules and regulations thereunder, or (ii) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the 1934 Act and the applicable rules and regulations thereunder, in either case described in clause (i) or (ii) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the 1934 Act (or any comparable or successor report); and (b) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any security acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition. “Person” has the meaning ascribed to such term in Section 3(a)(9) of the 1934 Act, as supplemented by Section 13(d)(3) of the 1934 Act; provided, however, that Person shall not include: (a) the Company, any subsidiary of the Company or any other Person controlled by the Company, (b) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or of any subsidiary of the Company, or (c) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of securities of the Company.

f.
For purposes of this Section, “Cause” and “Good Reason” shall be as defined in the employment agreement, severance agreement, or severance pay plan applicable to such Participant or, if no such agreement or plan exists or does not define such terms, as defined in the applicable Award agreement.

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12.	General Provisions Applicable to Awards

a.
Transferability of Awards. Awards granted under the Plan, and during any period of restriction on transferability, Shares issued in connection with the exercise of an Option or a SAR or the vesting of an Award, may not be sold, pledged, hypothecated, assigned, margined, or otherwise transferred by a Participant in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts, or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, all or a portion of a Non-Qualified Option or SAR may be transferred and assigned by such persons designated by the Committee, to such persons or groups of persons designated as permissible transferees by the Committee, and upon such terms and conditions as the Committee may from time to time authorize and determine in its sole discretion. Notwithstanding the preceding sentence, no Award under the Plan may be transferred for value (as defined in the General Instructions to Form S-8 with respect to the registration, pursuant to the 1933 Act, of employee benefit plan securities and/or interests).

b.
Documentation. Each Award shall be evidenced by an Award agreement in such form (written, electronic or otherwise) as the Committee shall determine. Each Award agreement may contain terms and conditions in addition to those set forth in the Plan.

c.
Minimum Vesting Requirement. Except as may be provided in Section 11 regarding a Change of Control, all Awards granted under the Plan which vest on the basis of a Participant’s continued employment with or provision of service to the Company shall be subject to a minimum vesting period of one year, except:

i.
Five Percent Exclusion. Awards which vest on the basis of an employee’s continued employment with the Company may provide for vesting over a period less than one year; provided, however, that any such Awards shall be limited in the aggregate to a maximum of five percent of the maximum number of Shares authorized under Section 5(a)(i) above; and

ii.
Other Circumstances. The Committee may provide for earlier vesting of Awards upon death, disability, retirement, or such other circumstances, such as a reduction in force or a divestiture or sale of a business or unit, if the Committee finds that a waiver of the one-year vesting restriction (or any portion thereof) would be in the best interests of the Company.

d.
Termination of Employment. The Committee shall determine and set forth in the Award agreement (including by amendment adopted in accordance with the provisions of the Plan) the effect on an Award of a Participant’s termination of employment resulting from disability, death, retirement or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Beneficiary, may exercise rights, or receive any benefits, under an Award. Unless otherwise provided in the Award agreement, if a Participant’s employment is terminated by the Company, all of such Participant’s Awards outstanding as of the date of termination (whether or not then exercisable) shall be canceled without further action by the Participant, the Committee or the Company coincident with the effective date of such termination.

e.
Withholding. All Awards under this Plan are subject to and the Participant must satisfy all applicable international, federal, state, local or other jurisdiction income and employment tax or similar withholding obligations before the Company will deliver the Shares or otherwise recognize ownership of Shares under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages or as a deduction from other forms of payment made to the Participant by the Company. If the Company elects not to or cannot withhold from such other compensation or payment, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any Shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise in its sole discretion. Unless otherwise provided for in the Award agreement, a Participant may satisfy the withholding obligations in whole or in part by delivery (either by actual delivery or attestation) of Shares, including Shares retained from the Award creating the withholding obligation, valued at their Fair Market Value; provided, however, that the total withholding where Shares are being used to satisfy such obligations may exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for applicable tax purposes, including payroll taxes, that are applicable to such supplemental income) to the extent permitted by the Company and as otherwise permitted by applicable law, except that, to the extent that the Company is able to retain Shares having a Fair Market Value that exceeds the statutory minimum applicable withholding obligation without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding obligation, the Company may retain such number of Shares (up to the number of Shares having a Fair Market Value equal to the

2020 Proxy Statement	97

APPENDIX C

maximum individual statutory rate of tax as permitted by applicable law) as the Company shall determine in its sole discretion to satisfy the withholding obligation associated with any Award. Shares used to satisfy withholding obligation requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

f.
Amendment of Award. Except as otherwise provided in Sections 6(g) and 7(e), the Committee may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonqualified Stock Option. Without limiting the generality of the foregoing, if a Change of Control has not occurred and the Committee determines that a Participant has taken action inimical to the best interests of the Company (including the failure to act where circumstances required action), the Committee may, in its sole discretion, terminate in whole or in part such portion of any Award as has not yet become vested or exercisable at the time of termination.

g.
Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

h.
Acceleration. Subject to the limitations in Section 11 regarding a Change of Control and Section 12(c) regarding the minimum vesting requirement on Award grants, the Committee may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be, as the Committee determines to be in the best interests of the Company.

13.	Miscellaneous

a.
No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award agreement. No Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. Any cash payments made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as provided in Section 8(c)(i) with respect to Restricted Stock.

b.
No Rights as Shareholder. Subject to the provisions of the applicable Award agreement, no Participant or Beneficiary shall have any rights as a shareholder with respect to any Shares to be issued with respect to an Award until becoming the record holder of such Shares.

c.
Forfeiture of Award; Clawback. In accepting an Award under the Plan, the Participant agrees to be bound by any forfeiture policy (including the termination of an Award pursuant to section 12(f)) and clawback policy that is then in effect or adopted in the future. The Company (or the Committee or Board, as applicable, in the case of a Section 16 Officer) shall have the right at any time to recoup any amount paid or payable hereunder to the fullest extent that, in the view of the Company (or the Committee or Board, as applicable, in the case of a Section 16 Officer), such recoupment either (i) is required by applicable law or listing standards, or (ii) is determined by the Company (or the Committee or Board, as applicable, in the case of a Section 16 Officer) to be necessary in accordance with Company policy or business circumstances or appropriate in light of a Participant’s action, or failure to act, which is inimical to the best interests of the Company.

d.
Beneficiary. Each Participant may file with the Company a written designation on a form (or other medium or mode of submission) approved by the Company of one or more persons as the beneficiary who shall be entitled to receive the Award, if any, payable under the Plan upon his or her death (the “Beneficiary”). A Participant may from time to time revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that, unless otherwise determined by the Company, no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of death of a Participant, or if no Beneficiary survives the Participant, the spouse of the Beneficiary, or, if none, his or her estate, shall be entitled to receive the Award, if any, payable under the Plan upon his or her death.

98	www.thehartford.com

APPENDIX C

If the Committee is in doubt as to the right of any person to receive such Award, the Company may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

e.
Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company's shareholders (the "Effective Date"). No Awards shall be granted under the Plan after the expiration of 10 years from the date that the Plan is adopted by the Board or the Effective Date, whichever is earlier, but Awards previously granted may extend beyond that date.

f.
Amendment and Termination of Plan. The Committee may amend, suspend or terminate the Plan or any portion thereof, at any time provided that (i) no amendment that would require shareholder approval under the rules of the NYSE may be made effective unless and until the Company's shareholders approve such amendment; and (ii) if the NYSE does not have rules regarding when shareholder approval of amendments to equity compensation plans is required (or if the Shares are not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 3(d) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company's shareholders approve such amendment. In addition, if at any time, the approval of the Company's shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Committee may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted. No Award (other than an Award settled in cash) shall be made that is conditioned upon shareholder approval of any amendment to the Plan unless the Award provides that (1) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Shares) prior to such shareholder approval. Notwithstanding anything in this Plan to the contrary, the Plan shall not be amended, modified, suspended or terminated during the period in which a Change of Control is threatened. For purposes of the preceding sentence, a Change of Control shall be deemed to be threatened for the period beginning on the date of any threatened Change of Control, and ending upon the earlier of: (I) the second anniversary of the date of such threatened Change of Control, (II) the date a Change of Control occurs, or (III) the date the Board or the Committee determines in good faith that a Change of Control is no longer threatened. Solely for this purpose, a threatened Change of Control shall occur if (i) a Person shall commence a tender offer, which if successfully consummated, would result in such Person being the Beneficial Owner of at least 20% of the stock of the Company entitled to vote in the election of directors of the Company; (ii) the Company enters into an agreement, the consummation of which would constitute a Change of Control; (iii) proxies are solicited for the election of directors of the Company by anyone other than the Company, which, if such directors were elected, would result in the occurrence of a Change of Control as described in Section 11(d)(v); or (iv) any other event shall occur which is deemed to be a threatened Change of Control for this purpose by the Board, the Committee, or any other appropriate committee of the Board in its sole discretion. Further, notwithstanding anything in this Plan to the contrary, no amendment, modification, suspension or termination following a Change of Control shall adversely impair or reduce the rights of any person with respect to a prior Award without the consent of such person. Notwithstanding the preceding provisions, the Board or the Committee may amend the Plan or an Award agreement to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award agreement to any present or future law relating to plans of this or similar nature and the administrative regulations and rulings promulgated thereunder (including, but not limited to, amendments deemed necessary or advisable to avoid payments being subject to additional tax under Code Section 409A).

g.
Authorization of Sub-Plans. The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Committee's discretion under the Plan as the Committee deems appropriate or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem appropriate. All supplements adopted by the Committee shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

h.
Non U.S. Employees. Awards may be granted to Participants who are non-U.S. citizens or residents employed or on assignment outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Committee, be appropriate in order to recognize differences in local law or tax policy.

i.
Compliance with Section 409A of the Code. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with the termination of his or her employment constitutes "nonqualified deferred compensation" within the meaning of Section 409A and (ii) the

2020 Proxy Statement	99

APPENDIX C

Participant is a specified employee as defined in Section 409A(a)(2)(B)(i), in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of "separation from service" (as determined under Section 409A) (the "New Payment Date"), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section.

j.
Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the Committee's approval) arising out of any act or omission to act concerning the Plan unless arising out of such person's own fraud or bad faith.

k.
No Representations or Warranties Regarding Taxes. Notwithstanding any provision of the Plan to the contrary, the Company, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

l.
Governing Law. The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Plan and each Award shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Connecticut to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

100	www.thehartford.com

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 19, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

THE HARTFORD FINANCIAL SERVICES GROUP, INC. ONE HARTFORD PLAZA MAILSTOP# H0-1-09 HARTFORD PLAZA HARTFORD, CT 06155

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 19, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D08224-P36527-Z76824	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
The Board of Directors recommends you vote "FOR" all nominees for election as directors:

1. Election of Directors		For	Against	Abstain

1a.	Robert B. Allardice, III	o	o	o	The Board of Directors recommends you vote "FOR" proposals 2, 3 and 4.		For	Against	Abstain

1b.	Larry D. De Shon	o	o	o	2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020	o	o	o

1c.	Carlos Dominguez	o	o	o	3.	Management proposal to approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's proxy statement	o	o	o

1d.	Trevor Fetter	o	o	o	4.	Management proposal to approve the Company's 2020 Stock Incentive Plan	o	o	o

1e.	Kathryn A. Mikells	o	o	o

1f.	Michael G. Morris	o	o	o

1g.	Teresa W. Roseborough	o	o	o
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1h.	Virginia P. Ruesterholz	o	o	o
					For address changes and/or comments, mark here. (see reverse for instructions)				☐
1i.	Christopher J. Swift	o	o	o

1j.	Matt Winter	o	o	o

1k.	Greig Woodring	o	o	o

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

The Hartford Financial Services Group, Inc.
2020 Annual Meeting of Shareholders

May 20, 2020 at 12:30 P.M.

The Hartford Financial Services Group, Inc.
Wallace Stevens Theater*
One Hartford Plaza
Hartford, CT 06155

*As a precaution due to the outbreak of novel coronavirus, or COVID-19, we are planning for the possibility that the annual meeting may be held only through remote communication. If we take this step, we will announce our decision and post additional details on how to participate on our Investors Relations website at http://ir.thehartford.com. Please check this website in advance of the Annual Meeting date if you are planning to attend in person

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Notice of 2020 Annual Meeting of Shareholders, Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.

D08225-P36527-Z76824

THE HARTFORD FINANCIAL SERVICES GROUP, INC. Annual Meeting of Shareholders May 20, 2020 12:30 P.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints David C. Robinson, Executive Vice President and General Counsel, and Donald C. Hunt, Corporate Secretary, and each of them, as proxies of the undersigned, each with power to appoint his or her substitute, and hereby authorizes each or any of them to vote, as designated on the reverse side of this proxy, all shares of common stock of The Hartford Financial Services Group, Inc. (the "Company") held of record, and all shares held in the Company's Dividend Reinvestment and Cash Payment Plan, the Hartford Investment and Savings Plan ("ISP") and the Hartford Deferred Restricted Stock Unit Plan ("Stock Unit Plan"), which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 12:30 P.M. E.D.T. on May 20, 2020, at the Wallace Stevens Theater at the Company's Home Office, One Hartford Plaza, Hartford, CT 06155, and at any adjournments or postponements thereof, and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

If you own additional shares of common stock in a "street name" capacity (i.e. through a broker, nominee or some other agency that holds common stock for your account), including shares held in the Company's Employee Stock Purchase Plan, those shares are represented by a separate proxy provided by your broker or other nominee.

Shares of common stock for the accounts of Company employees who participate in the ISP and the Stock Unit Plan are held of record and are voted by the respective trustees of these plans. This card provides instructions to plan trustees for voting plan shares. To allow sufficient time for the trustees to tabulate the vote of plan shares, you must vote by telephone or online or return this proxy so that it is received by 5:00 p.m. E.D.T. on May 18, 2020.

Please specify your choices by marking the appropriate boxes on the reverse side of this Proxy. The shares represented by this Proxy will be voted as you designate on the reverse side. IF NO DESIGNATION IS MADE, THE SHARES WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS: "FOR" THE ELECTION OF DIRECTOR NOMINEES NAMED IN ITEM 1, AND "FOR" ITEMS 2, 3 AND 4. Please sign, date, and return this Proxy, or vote by telephone or through the Internet.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 20, 2020.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.	Meeting Information*
	Meeting Type:	Annual Meeting
	For holders as of:	March 23, 2020
	Date: May 20, 2020	Time: 12:30 PM EDT
	Location:	The Hartford Financial Services Group, Inc. Wallace Stevens Theater One Hartford Plaza Hartford, CT 06155
THE HARTFORD FINANCIAL SERVICES GROUP, INC. ONE HARTFORD PLAZA MAILSTOP# H0-1-09 HARTFORD PLAZA HARTFORD, CT 06155
 *As a precaution due to the outbreak of novel coronavirus, or COVID-19, we are planning for the possibility that the annual meeting may be held only through remote communication. If we take this step, we will announce our decision and post additional details on how to participate on our Investors Relations website at http://ir.thehartford.com. Please check this website in advance of the Annual Meeting date if you are planning to attend in person.

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

Notice of 2020 Annual Meeting of Shareholders, Proxy Statement and 2019 Annual Report

How to View Online:
Have the information that is printed in the box marked by the arrow ➔		XXXX XXXX XXXX XXXX	(located on the following
page) and visit: www.proxyvote.com.

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and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

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— How To Vote —
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Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked
by the arrow ➔	XXXX XXXX XXXX XXXX	(located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote
FOR all nominees for election as directors:

1.	Election of Directors		The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	1a.	Robert B. Allardice, III	2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020

	1b.	Larry D. De Shon	3.	Management proposal to approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's proxy statement

	1c.	Carlos Dominguez	4.	Management proposal to approve the Company's 2020 Stock Incentive Plan

	1d.	Trevor Fetter	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	1e.	Kathryn A. Mikells

	1f.	Michael G. Morris

	1g.	Teresa W. Roseborough

	1h.	Virginia P. Ruesterholz

	1i.	Christopher J. Swift

	1j.	Matt Winter

	1k.	Greig Woodring